UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

CUMULUS MEDIA INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Class A Common Stock, par value $0.01 per share, Class B Common Stock par value $0.01 per share and Class C Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

The filing fee was determined based upon the sum of (a) the product of the per share merger consideration of $11.75 and 43,289,712 (which represents the total number of shares of the registrant’s common stock outstanding, less 5,106,383 shares to be delivered by certain of our stockholders to the acquiring entity immediately prior to the effective time of the merger and canceled with no merger consideration being paid thereon), plus (b) $9,293,926 expected to be paid in connection with the cancellation of outstanding options, and (c) $13,101,250 expected to be paid in connection with certain to-be-issued shares of the registrant’s common stock (such sum, the “Total Consideration”). In all cases the shares have been valued at $11.75 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the filing fee was determined by multiplying 0.00003070 by the Total Consideration.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

$471,049,292

(5)	Total fee paid:

$14,461

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUBJECT TO COMPLETION, DATED [    ●    ], 2007

[•], 2007

Dear Fellow Stockholder:

On July 23, 2007, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Cloud Acquisition Corporation, referred to in the accompanying proxy statement as Parent, and Cloud Merger Corporation, a wholly owned subsidiary of Parent. Parent is owned by an investment group consisting of Lewis W. Dickey Jr., our Chairman, President and Chief Executive Officer, his brother John W. Dickey, our Executive Vice President and Co-Chief Operating Officer, other members of their family, and an affiliate of Merrill Lynch Global Private Equity. Under the terms of the merger agreement, Cloud Merger Corporation will be merged with and into us, and we will continue as the surviving corporation. If the merger is completed, you will be entitled to receive $11.75 in cash, without interest, for each share of our common stock that you own.

A special meeting of our stockholders will be held on [•], 2007, at [•], local time, to vote on a proposal to adopt the merger agreement. The special meeting will be held at 3280 Peachtree Road, N.W., Suite 2300, Atlanta, GA 30305. Notice of the special meeting and the related proxy statement is enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes a copy of the merger agreement as Annex A. We encourage you to read the proxy statement and the merger agreement carefully.

Your vote is very important. We cannot complete the merger unless we receive the affirmative vote of a majority of the votes entitled to be cast on the proposal to adopt the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement, as well as “FOR” the proposal to adjourn the special meeting, if necessary. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope. Stockholders who attend the meeting may revoke their proxies and vote in person.

Our board of directors and management appreciate your continuing support of Cumulus, and we urge you to support this transaction.

Sincerely,

Robert H. Sheridan, III Chairman of the Special Committee	Lewis W. Dickey Jr. Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [•], 2007, and is first being mailed to stockholders on or about [•], 2007.

CUMULUS MEDIA INC.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
(404) 949-0700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [ • ], 2007

To the Stockholders of Cumulus Media Inc.:

A special meeting of the stockholders of Cumulus Media Inc., a Delaware corporation (the “Company”), will be held on [ • ], 2007, at [ • ] a.m. local time, at 3280 Peachtree Road, N.W., Suite 2300, Atlanta, GA 30305, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 23, 2007, among the Company, Cloud Acquisition Corporation, a Delaware corporation, and Cloud Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Cloud Acquisition Corporation, as such agreement may be amended from time to time.

2. To approve the adjournment of the special meeting, if necessary, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger.

3. To act upon such other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

The record date for the special meeting is [ • ], 2007. Accordingly, only stockholders of record of our Class A Common Stock or our Class C Common Stock at the close of business on that date are entitled to notice of and to vote at the special meeting or, unless a new record date is established, any adjournment or postponement thereof. A list of our stockholders will be available at our principal executive offices at 3280 Peachtree Road, N.W., Suite 2300, Atlanta, GA 30305 during ordinary business hours for ten days prior to the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Your vote is important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement requires the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of our Class A Common Stock and Class C Common Stock, voting together as a single class. The adjournment proposal requires the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of our Class A Common Stock and Class C Common Stock, voting as a single class, present or represented by proxy at the special meeting and entitled to vote on the matter. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal.

If you attend, please note that you may be asked to present valid picture identification. “Street name” holders who wish to attend must bring a copy of a brokerage statement reflecting stock ownership as of the record date.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Richard S. Denning
Secretary

Atlanta, Georgia
[ • ], 2007

SUBJECT TO COMPLETION, DATED [    •    ], 2007

CUMULUS MEDIA INC.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
(404) 949-0700
[ • ], 2007

PROXY STATEMENT

SUMMARY

This Summary, together with “Questions and Answers About the Special Meeting and the Merger,” summarizes the material information contained in this proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about us. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 66 of this proxy statement.

References to “Cumulus,” “we,” “our” or “us” in this proxy statement refer to Cumulus Media Inc. and its subsidiaries unless otherwise indicated by context.

•	The Parties to the Merger (see page 1).

Cumulus Media Inc., a Delaware corporation, is the second-largest radio company in the United States based on the number of stations owned or operated.

Cloud Acquisition Corporation, a Delaware corporation, referred to in this proxy statement as Parent, was formed solely for the purpose of effecting the merger of Merger Sub (as defined below) with and into Cumulus, referred to in this proxy statement as the merger, and the transactions related to the merger. Parent is owned by Cloud Holding Company, LLC, a Delaware limited liability company, referred to in this proxy statement as Holdings. Holdings, in turn, is owned by an investor group consisting of Lewis W. Dickey Jr., who also serves as our Chairman, President and Chief Executive Officer, his brother John W. Dickey, who also serves as our Executive Vice President and Co-Chief Operating Officer, certain other members of their family and MLGPE Fund US Alternative, L.P., referred to in this proxy statement as the sponsor, a Delaware partnership. The sponsor was formed by Merrill Lynch Global Private Equity, referred to in this proxy statement as MLGPE, which is the private equity arm of Merrill Lynch & Co., Inc., referred to in this proxy statement as Merrill Lynch. In this proxy statement, we refer to Lew Dickey and John Dickey and the other members of their family participating in the merger as the Dickeys, and we refer to the Dickeys and the sponsor, collectively, as the investor group.

Cloud Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent, referred to in this proxy statement as Merger Sub (and with Holdings and Parent, collectively as the “Cloud Entities”), was formed solely for the purpose of effecting the merger.

•	The Merger. You are being asked to vote to adopt a merger agreement providing for our acquisition by Parent. Pursuant to the merger agreement, Merger Sub will merge with and into us. All the outstanding shares of common stock, other than certain shares owned by the Dickeys and by persons who properly exercise appraisal rights under Delaware law will be canceled and converted into the right to receive the merger consideration. We will be the surviving corporation in the merger and will continue to do business as “Cumulus” following the merger. As a result of the merger, we will be a wholly owned subsidiary of Parent and cease to be an independent, publicly traded company. See “Special Factors — Effects of the Merger on Cumulus” and “The Merger Agreement” beginning on pages 23 and 40.

•	Merger Consideration. If the merger is completed, you will be entitled to receive $11.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock (consisting of Class A Common Stock, Class B Common Stock and Class C Common Stock) that you own. Certain additional consideration per share may be payable if the merger is not completed on or before July 23, 2008. See “The Merger Agreement — Merger Consideration” beginning on page 41.

•	Treatment of Outstanding Options and Restricted Shares. Upon completion of the merger, each outstanding option to acquire our common stock shall be entitled to receive in exchange for such option a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $11.75 (or $11.75 plus certain additional consideration if the merger is not completed on or before July 23, 2008) exceeds the option exercise price, without interest and less any applicable withholding taxes. In addition, unless otherwise agreed between a holder and Parent, each outstanding share of restricted stock that is subject to vesting or other lapse restrictions will vest and become free of restriction and will be canceled and converted into the right to receive $11.75 (or $11.75 plus certain additional consideration if the merger is not completed on or before July 23, 2008), without interest and less any applicable withholding taxes. We are required to use our reasonable best efforts to obtain any required consents from holders of outstanding options and take any other actions necessary to give effect to the foregoing and to cause all options, including those with option exercise prices that are less than $11.75 per share, to terminate as of the effective date of the merger. See “The Merger Agreement — Treatment of Options and Other Awards” beginning on page 41. As of the date of this proxy statement, we have received such consents from all of our executive officers and directors.

•	Sources of Financing. The merger agreement does not contain any condition relating to the receipt of financing by Parent. Parent estimates that the total amount of funds necessary to consummate the merger and related transactions, including new financing arrangements, the refinancing of certain existing indebtedness and the payment of customary fees and expenses in connection with the proposed merger and financing arrangements, will be approximately $1.3 billion, which is expected to be funded by approximately $1.02 billion in new credit facilities and $346 million in equity financing. Funding of the equity and debt financing is subject to the satisfaction of conditions set forth in the commitment letters pursuant to which the financing will be provided. See “Special Factors — Financing of the Merger” beginning on page 25. The following commitments have been obtained to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

•	Equity Financing. Parent has received commitments from the Dickeys to reinvest 5,106,383 shares of our common stock, which, based on the merger consideration per share of our common stock, have an aggregate value of $60 million, and a cash equity commitment from the sponsor for $286 million, representing an aggregate equity commitment of $346 million.

•	Debt Financing. Parent has received a debt commitment from two affiliates of the sponsor, Merrill Lynch Capital Corporation, referred to in this proxy statement as MLCC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to in this proxy statement as MLPF&S, to provide up to $1.02 billion of senior secured credit facilities. Parent has the right, subject to certain conditions, to secure an alternative source of debt financing and, in that regard and at the request of Parent, we have agreed to use our reasonable best efforts to obtain the commitment of Bank of America, N.A., the administrative agent under our current credit facility, or its affiliates, to provide for incremental facilities in an amount not less than $180 million, on terms as directed by Parent for the purpose of substituting such additional commitment, and maintaining our existing indebtedness, in place of the existing debt commitment.

Although obtaining financing is not a condition to the completion of the merger, the failure to obtain sufficient financing on terms acceptable to the investor group could result in the failure to complete the merger.

•	Conditions to the Merger (see page 46). The completion of the merger is subject to the satisfaction or waiver of a number of customary conditions as well as the following:

•	the Securities and Exchange Commission, referred to in this proxy statement as the SEC, must have approved certain applications under the Investment Company Act and granted certain waivers under the Securities Act with respect to various affiliates of Merrill Lynch;

•	no self-regulatory organization in which any broker-dealer affiliated with Merrill Lynch is a member shall have objected to such broker-dealer becoming affiliated or associated with us; and

•	the parties must have received the consent of the Federal Communications Commission, referred to in this proxy statement as the FCC, to the transfer of control or assignment of all our FCC licenses, permits, approvals and other authorization.

Approval of the transactions by a majority of the unaffiliated stockholders is not a condition to the merger.

•	Restrictions on Solicitations of Other Offers (see page 47).

•	The merger agreement provides that, from the date of the merger agreement until 11:59 p.m., New York time, on September 6, 2007 (such time and date referred to in this proxy statement as the “no-shop date”), we were permitted to initiate, solicit and encourage alternative acquisition proposals, each referred to in this proxy statement as a company acquisition proposal, and enter into and maintain discussions or negotiations with respect to any such company acquisition proposal. We did not receive any company acquisition proposals during that period. Generally, subject to certain exceptions, from and after the no-shop date we are prohibited from taking such actions.

•	Termination of the Merger Agreement (see page 49). Under certain circumstances, either or both of the parties have the right to terminate the merger agreement, including:

•	if the merger is not completed before the “end date” (July 23, 2008 or, under certain circumstances related to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to in this proxy statement as the HSR Act, and FCC consent, January 23, 2009); and

•	if prior to obtaining stockholder approval, we terminate the merger agreement in order to enter into an agreement with respect to a superior proposal and, concurrently, we pay to Parent a specified termination fee.

•	Termination Fees (see page 50). If the merger agreement is terminated, depending on the circumstances:

•	we may be obligated to pay Parent a termination fee of either $15 million or $7.5 million;

•	we may be obligated to pay expenses of Parent, up to $7.5 million;

•	Parent may be obligated to pay us a termination fee of either $15 million or $7.5 million, referred to in this proxy statement as the reverse termination fee; or

•	Parent may be obligated to pay our expenses, up to $7.5 million.

An affiliate of the sponsor has agreed to guarantee the obligation of Parent to pay a reverse termination fee to us, if any. See “The Merger Agreement — Termination Fees” beginning on page 50.

•	The Special Committee and its Recommendation (see page 11). Our board formed a special committee of independent and disinterested directors for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to our sale. The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of our unaffiliated stockholders (meaning those stockholders other than the investor group and its affiliates). The special committee unanimously recommended to our board that the merger agreement and the transactions contemplated thereby, including the merger, be approved by our full board and that our board recommend adoption of the merger agreement by our stockholders.

•	Board Recommendation. Our board, acting upon the unanimous recommendation of the special committee, approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that stockholders vote “FOR” the adoption of the merger agreement, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. See “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors” beginning on page 11.

•	Opinion of the Special Committee’s Financial Advisor (see page 17). In connection with the merger, the special committee’s financial advisor, Credit Suisse Securities (USA) LLC, referred to in this proxy statement as Credit Suisse, delivered a written opinion, dated July 23, 2007, to the special committee as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of our Class A Common Stock (other than excluded holders and their respective affiliates). For purposes of Credit Suisse’s opinion, the term “excluded holders” refers to holders of our Class A Common Stock that have entered or may enter into agreements with Parent or its affiliates to receive, in lieu of the merger consideration or otherwise in connection with the completion of the merger, equity securities of Parent or its affiliates. The full text of Credit Suisse’s written opinion, which describes the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this proxy statement as Annex B. Credit Suisse’s opinion was provided to the special committee for its information in connection with its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. For a more complete description of the opinion, see “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 17.

•	Interests of Our Directors and Executive Officers in the Merger. Assuming the merger is completed before February 1, 2008, the maximum total cash payments our directors (other than Lew Dickey) may receive in respect of their beneficially owned common stock and other compensation plans, including options, upon the completion of the merger are as follows: Ralph Everett — $392,550, Holcombe Green — $160,550, Eric Robison — $293,615 and Robert Sheridan — $94,000. The maximum total cash payments our executive officers may receive in respect of their beneficially owned common stock and other compensation plans, including options and restricted shares, upon the completion of the merger (and in the case of Lew Dickey and John Dickey, after contribution of certain of their shares of our common stock to Parent as described below) are as follows: Lew Dickey — $16,978,750, Jonathan G. Pinch — $1,918,233, Martin R. Gausvik — $4,076,120 and John Dickey — $5,925,765. In addition, the Dickeys have agreed to contribute an aggregate of 4,461,512 shares of our Class A Common Stock and 644,871 shares of our Class C Common Stock to Parent in exchange for equity interests in Holdings, in lieu of receiving the $11.75 per share price that our other stockholders will receive for their shares. Consistent with the requirements of the special committee, Messrs. Pinch and Gausvik had no role in the negotiation of the merger agreement and are not members of the investor group. After completion of the merger, we expect that Lew Dickey will continue to serve as our Chairman, President and Chief Executive Officer and John Dickey will continue to serve as our Executive Vice President and Co-Chief Operating Officer. In addition, it is anticipated that our other executive officers will hold positions that are substantially similar to their current positions. We expect that Lew Dickey and John Dickey and our other executive officers will also enter into new employment agreements with Holdings or Cumulus. These and other interests of our executive officers and directors, some of which may be different than those of our stockholders generally, are more fully described, together with a more detailed description of the total cash payments our directors and executive officers will receive in connection with the merger, under “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 29.

•	Regulatory Approvals (see page 28). Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, referred to in this proxy statement as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, referred to in this proxy statement as the DOJ, and the applicable waiting period has expired or been terminated.

In addition, under the Communications Act of 1934, referred to in this proxy statement as the Communications Act, we and Parent may not complete the merger unless we have first obtained the approval of the FCC to transfer control of our FCC licenses to Parent or its affiliates. FCC approval is sought through the filing of applications with the FCC, which are subject to public comment and objections from third parties. Pursuant to the merger agreement, the parties must, by September 25, 2007, file all applications necessary to obtain such FCC approval. The timing or outcome of the FCC approval process cannot be predicted.

Furthermore, we and Parent are not obligated to complete the merger unless certain regulatory conditions relating to Merrill Lynch and its affiliates have been satisfied or waived by the sponsor.

•	Material U.S. Federal Income Tax Consequences. If you are a person or entity subject to taxation in the United States, the merger will be a taxable transaction for U.S. federal income tax purposes. Your receipt of cash in exchange for your shares of our common stock pursuant to the merger generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of our common stock. If you are a non-U.S. holder, the merger generally will not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. Under U.S. federal income tax law, all holders will be subject to information reporting on cash received pursuant to the merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of our common stock or your shares of restricted stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans. See “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 37.

•	Appraisal Rights. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. See “The Special Meeting — Appraisal Rights” and “Appraisal Rights” beginning on pages 4 and 53, respectively, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to 5:00 p.m., Atlanta time, on the 30th day following the vote on the merger agreement, and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to deliver the written demand by the deadline, and to follow exactly the other procedures specified under Delaware law, will result in the loss of your appraisal rights. See “The Special Meeting — Appraisal Rights” and “Appraisal Rights” beginning on pages 4 and 53, respectively, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

•	Litigation Related to the Merger (see page 40). We are aware of three purported class action lawsuits related to the merger. The complaints in each of these lawsuits allege, among other things, that the merger is the product of an unfair process, that the consideration to be paid to our stockholders pursuant to the merger is inadequate, and that the defendants breached their fiduciary duties to our stockholders. The complaints further allege that we and the sponsor (and Parent and Merger Sub) aided

v

and abetted the actions of our directors in breaching such fiduciary duties. The complaints seek, among other relief, an injunction preventing completion of the merger.

In order to resolve one of the lawsuits, we have reached an agreement along with the individual defendants in that lawsuit, without admitting any wrongdoing, to extend the statutory period in which holders of our common stock may exercise their appraisal rights and to make certain further disclosures in this proxy statement as requested by counsel for the plaintiff in that litigation. It is anticipated that after further discovery all parties will cooperate in seeking dismissal of that lawsuit. Such dismissal, including an anticipated request by plaintiff’s counsel for attorneys’ fees, will be subject to court approval. We intend to vigorously defend the remaining two lawsuits.

•	Market Price of our Common Stock (see page 61). The closing sale price of our Class A Common Stock on the NASDAQ Global Select Market, referred to in this proxy statement as the NASDAQ, on July 20, 2007, the last trading day prior to announcement of the merger, was $8.37 per share. The $11.75 per share to be paid for each share of our Class A Common Stock pursuant to the merger represents a premium of approximately 40.4% to such closing trading price on July 20, 2007.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as a Cumulus stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q.	When and where is the special meeting?

A.	The special meeting of our stockholders will be held on [ • ], 2007, at [ • ] a.m. local time, at our principal executive offices located at 3280 Peachtree Road, N.W., Suite 2300, Atlanta, GA 30305.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

• to adopt the merger agreement;

• to approve the adjournment of the special meeting, if necessary, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

• to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q.	How does our board recommend that I vote on the proposals?

A.	Our board recommends that you vote:

• “FOR” the proposal to adopt the merger agreement; and

• “FOR” the adjournment proposal.

Q.	Who is entitled to vote at the special meeting?

A.	Only stockholders of record holding our Class A Common Stock and Class C Common Stock at the close of business on the record date, [ • ], 2007, are entitled to vote. Holders of our Class A Common Stock are entitled to one vote for each share of Class A Common Stock held and holders of our Class C Common Stock are entitled to ten votes for each share of Class C Common Stock held. As of the record date, there were [ • ] shares of our Class A Common Stock outstanding and 644,871 shares of our Class C Common Stock outstanding. Approximately [ • ] holders of record held such shares.

If you attend, please note that you may be asked to present valid picture identification. “Street name” holders who wish to attend must bring a copy of a brokerage statement reflecting stock ownership as of the record date.

Q.	What vote is required for our stockholders to adopt the merger agreement? How do our directors and officers intend to vote? How do other stockholders intend to vote?

A.	An affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of our Class A Common Stock and Class C Common Stock, voting as a single class, is required to adopt the merger agreement. Our directors and executive officers (other than Lew Dickey and John Dickey) have informed us that they currently intend to vote all of their shares of our Class A Common Stock for the adoption of the merger agreement. In addition, the Dickeys (including Lew Dickey and John Dickey), representing in the aggregate approximately [ • ]% of the outstanding voting power of our common stock as of the record date, as well as Bank of America Capital Investors SBIC, L.P. and BA Capital Company, L.P., both affiliates of Bank of America Corporation, referred to in this proxy statement as BOA, representing approximately [ • ]% and [ • ]%, respectively, of the outstanding voting power of our common stock as of the record date, have agreed to vote all shares of our common stock they beneficially own for the adoption of the merger agreement. Furthermore, BA Capital Company, L.P., referred to in this proxy statement as BA Capital, whose consent is required in order for us to complete the merger, on July 23, 2007 provided its express written consent to the merger. Neither BOA nor its affiliates had any direct role in the transaction, except as provided above, although Robert H. Sheridan, III, one of our directors and the chairman of the special committee, serves as BA Capital’s designee to our board pursuant to a 1998 voting agreement between BA Capital and the holders of our Class C Common Stock.

Q.	What vote is required for our stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the aggregate voting power of our issued and outstanding Class A Common Stock and Class C Common Stock, voting as a single class, present or represented by proxy at the meeting and entitled to vote on the matter.

Q.	Who is soliciting my vote?

A.	Our board of directors is soliciting your proxy on our behalf. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please complete, sign, date and return the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q.	How do I vote? How can I revoke my vote?

A.	A proxy card for you to use in voting accompanies this proxy statement. Subject to the following sentence, all properly executed proxies that are received prior to, or at, the special meeting and not revoked will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR the adoption of the merger agreement and FOR the proposal to adjourn the special meeting. If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by:

• attending the meeting and voting in person (attendance at the meeting will not, by itself, constitute a revocation of your proxy);

• if you hold your shares in your name as the stockholder of record, delivering a written statement revoking the proxy to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305;

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions; or

• delivering a duly executed proxy bearing a later date.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement and will not have an effect on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name,” directly as a record holder or otherwise through our stock purchase plans, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	Who will count the votes?

A.	Our transfer agent, Computershare, will count the votes properly cast in person or represented by proxy at the special meeting.

Q.	Who can help answer my questions?

A.	If you have additional questions about the merger after reading this proxy statement, please call Marty Gausvik at (404) 949-7000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning our possible or assumed future results of operations, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Special Factors,” “Important Information About Cumulus — Projected Financial Information” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

and other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-Q and Form 10-K. See “Where You Can Find More Information” beginning on page 66. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

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THE PARTIES TO THE MERGER

Cumulus Media Inc.

We own and operate FM and AM radio station clusters serving mid-sized markets throughout the United States. Through our investment in Cumulus Media Partners, LLC, referred to in this proxy statement as CMP, we also operate radio station clusters serving large-sized markets throughout the United States. We are the second largest radio broadcasting company in the United States based on the number of stations owned or operated. As of September 30, 2007, we owned and operated 313 radio stations in 60 mid-sized U.S. media markets and operated the 34 radio stations in 8 markets, including San Francisco, Dallas, Houston and Atlanta, that are owned by CMP.

Our principal executive offices are located at 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, and our telephone number is (404) 949-0700. For more information about us, please visit our website at www.cumulus.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Our Class A Common Stock is publicly traded on the NASDAQ under the symbol “CMLS.”

Cloud Acquisition Corporation

Cloud Acquisition Corporation, referred to in this proxy statement as Parent, is a Delaware corporation that was formed solely for the purpose of effecting the merger and the transactions related to the merger. Parent has not engaged in any business except as contemplated by the merger agreement. The principal office address of Parent is c/o Lewis W. Dickey, Jr., 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. The telephone number of the principal office is (404) 949-0700. Parent is a wholly owned subsidiary of Holdings. Holdings, in turn, is owned by the investor group, which consists of the Dickeys and the sponsor.

Cloud Merger Corporation

Cloud Merger Corporation, referred to in this proxy statement as Merger Sub, is a Delaware corporation, and a direct wholly owned subsidiary of Parent, that was formed solely for the purpose of effecting the merger. Upon the completion of the merger, Merger Sub will cease to exist and we will continue as the surviving corporation. Merger Sub is wholly owned by Parent and has not engaged in any business except as contemplated by the merger agreement. The principal office address of Merger Sub is Lewis W. Dickey, Jr., 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. The telephone number of the principal office is (404) 949-0700.

Additional information concerning these transaction participants is set forth on Annex D to this proxy statement.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:   [ • ], 2007

Time:  [ • ] a.m., local time

Place:  3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to vote on a proposal to adopt the merger agreement and, if necessary, to approve the adjournment of the special meeting in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date

We have fixed the close of business on [ • ] as the record date for the special meeting, and only holders of record of our Class A Common Stock and Class C Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were [ • ] shares of our Class A Common Stock and 644,871 shares of our Class C Common Stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Holders of our Class A Common Stock are entitled to one vote for each share of our Class A Common Stock held as of the record date, and holders of our Class C Common Stock are entitled to ten votes for each share of our Class C Common Stock held as of the record date. The presence, in person or by proxy, of holders of a majority of the aggregate voting power represented by the issued and outstanding shares of our Class A Common Stock and Class C Common Stock is required to constitute a quorum for the purpose of considering the proposals. Shares of our Class A Common Stock and Class C Common Stock represented at the special meeting but not voted, including shares of our Class A Common Stock and Class C Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Adoption of the merger agreement requires the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of our Class A Common Stock and Class C Common Stock, voting as a single class. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote against the adoption of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

A proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of our Class A Common Stock and Class C Common Stock, voting as a single class, present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adjournment of the special meeting. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These broker non-votes will be counted for purposes of determining a quorum, but will have no effect on the proposal to adjourn the special meeting. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

As of [ • ], 2007, the record date, our directors and executive officers (other than Lew Dickey and John Dickey) held and are entitled to vote, in the aggregate, [ • ] shares of Class A Common Stock, representing approximately [ • ]% of the outstanding voting power of our common stock. These directors and executive officers have informed us that they currently intend to vote all of their shares of our Class A Common Stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal. In addition, the Dickeys have agreed to vote the shares of Class A Common Stock and Class C Common Stock they beneficially own, representing approximately [ • ]% of the outstanding voting power of our common stock as of the record date, to adopt the merger agreement. Separately, the two BOA affiliates have agreed to vote their shares of Class A Common Stock to adopt the merger agreement. If all of these stockholders vote their shares in favor of adopting the merger agreement, [ • ]% of the outstanding voting power of our common stock as of the record date will have voted for the proposal to adopt the merger agreement. This means that holders of an additional approximately [ • ]% of the voting power entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted. Furthermore, one of the affiliates of BOA, whose consent is required under our certificate of incorporation in order for us to complete the merger, has provided its express written consent to the merger.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting by:

•	attending the meeting and voting in person (attendance at the meeting will not, by itself, constitute a revocation of your proxy);

•	if you hold your shares in your name as the stockholder of record, delivering a written statement revoking the proxy to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305;

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions; or

•	delivering a duly executed proxy bearing a later date.

Please do not send in your stock certificates with your proxy card.  When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Appraisal Rights

Holders of our common stock are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The amount you ultimately receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us prior to 5:00 p.m., Atlanta time, on the 30th day following the vote on the merger agreement, and you must not vote, or otherwise submit a proxy, in favor of the adoption of the merger agreement. Your failure to deliver the written demand by the deadline, or to follow exactly the other procedures specified under Delaware law, will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 53 and the text of the Delaware appraisal rights statute, reproduced in its entirety as Annex C.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. We may solicit proxies through the use of a third-party proxy solicitor. If we do, we estimate the cost will be approximately $9,000. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact us in writing at our principal executive offices: 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305; Attention: Richard S. Denning, Corporate Secretary, or by telephone at (404) 949-0700.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 that we are filing with the SEC concurrently with this proxy statement will be made available for inspection and copying at our principal executive offices during our regular business hours by any interested holder of our common stock.

SPECIAL FACTORS

This discussion is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire agreement carefully as it is the legal document that governs the merger.

Background of the Merger

We regularly review and evaluate our business strategy in an effort to enhance stockholder value. As part of those efforts, over the past several years we have pursued various strategic opportunities, including the formation of and investment in CMP, which we believed at the time represented an acquisition opportunity that would enable us to participate in the next phase of consolidation in the radio industry and be accretive to our earnings, as well as open market stock repurchase programs and a “modified Dutch auction” self-tender offer completed in June 2006, which we believed at the time represented an optimal use of our free cash flow. At the time our board approved the repurchase programs, including the self-tender offer, our board believed that our Class A Common Stock represented an attractive investment opportunity for us when compared to the other acquisition opportunities existing at the time, and that the repurchase programs, including the self-tender offer, served as an efficient mechanism for us to return cash to those stockholders electing to participate at a premium over then-prevailing trading prices without the usual costs associated with open-market transactions.

In light of what our board and members of our management, including Lew Dickey, our Chairman, President and Chief Executive Officer, believed to be a continuing undervaluation of terrestrial radio by the public markets, as well as the increasing interest by private equity sponsors in pursuing acquisitions of radio broadcasting companies, in late 2006 our management began to consider whether it might make sense to explore the feasibility of a going-private transaction or, in the alternative, additional share repurchases or another self-tender offer.

At various times between September and December 2006, Lew Dickey engaged in separate, informal discussions with each of Robert H. Sheridan, III, Holcombe T. Green, Jr. and Eric Robison, three of the four independent members of our board, in which Lew Dickey indicated a potential interest in exploring the feasibility of an acquisition of Cumulus in which he might participate. Consistent with those discussions, commencing in September 2006, Lew Dickey contacted various potential equity sources to determine whether they might have an interest in considering such a transaction. In identifying possible investors that might have a potential interest in such discussions, Lew Dickey focused only on institutional and private equity investors because, in light of his experience in the broadcasting industry and desire to continue his investment in Cumulus, among other things, he was primarily interested in exploring a potential arrangement with financial, rather than strategic, partners. As a result, from October 2006 through May 2007, Lew Dickey held discussions with representatives of various institutional investors and private equity sponsors, by telephone and in face-to-face meetings, in an effort to explore potential interest in, and the feasibility of, an acquisition of Cumulus in which Lew Dickey might participate. Twenty of the parties contacted executed confidentiality agreements, which contained customary standstill provisions, and were permitted access to certain of our nonpublic information. One of those parties was MLGPE, which executed such a confidentiality agreement in March 2007. Lew Dickey commenced preliminary discussions regarding the feasibility of an acquisition of Cumulus with certain of those parties, including MLGPE, shortly after those parties executed confidentiality agreements. As part of such discussions, Lew Dickey and those parties explored structuring alternatives for a potential acquisition, including those parties’ interest in pursuing an acquisition through, or as co-investors with, an investment entity that would be formed and controlled by Lew Dickey. None of the parties contacted as part of those discussions ever gave any indication to Lew Dickey that they were considering, or had any interest in, any transaction involving Cumulus in which he was not a participant in the buyer group. During this period, at regularly scheduled board meetings, our board continued to review and evaluate our operating and business strategies in the ordinary course, though it did not consider any specific strategic options.

At a special meeting of our board of directors, held by telephone on May 24, 2007, Lew Dickey informed the full board that, based upon the preliminary discussions he had held up to that point in time, he was interested in exploring the feasibility of forming an investor group in order to pursue an acquisition of

Cumulus and that, consistent with his earlier discussions with members of our board, he had commenced exploratory discussions regarding such a transaction. The board meeting was convened at the request of Lew Dickey because, after engaging in the various preliminary, exploratory discussions, he had determined that while he had not developed any firm view on a valuation range or on whether a transaction would be viable from an economic perspective, and had not made any decision on whether he would in fact be interested in proceeding with a transaction at all, he did wish to explore, in a more detailed manner, the feasibility of such a transaction and he wanted to ensure that the other members of the board could begin to assess and implement an appropriate process in the event that he ultimately did make a decision to proceed with such a transaction. Following a discussion of various strategic opportunities available to us, as well as an executive session of the board in which Lew Dickey did not participate, our board authorized Lew Dickey to explore further the feasibility of such an acquisition, and confirmed their approval of the exploratory efforts he had undertaken prior to that meeting, as well as the due diligence arrangements that had been established to enable potentially interested partners to review various information about Cumulus. While neither our board nor Lew Dickey had made any determination regarding the merits of such an acquisition nor taken any definitive steps in that regard, because Lew Dickey was, on the one hand, a member of our senior management and chairman of our board and, on the other hand, a potential member of an investor group that might determine to pursue such an acquisition, the members of our board other than Lew Dickey, collectively referred to in this proxy statement as the independent directors, decided to engage separate legal counsel as well as an independent financial advisor to advise the independent directors and to further consider the process and actions that would be required if such an acquisition proposal were made. The independent directors also determined, and Lew Dickey agreed, that he would be excluded from any discussions, meetings or deliberations by our board regarding such a potential acquisition.

Subsequent to the May 24, 2007 meeting, Lew Dickey continued to engage in preliminary discussions with potential sources of equity for a possible acquisition, including MLGPE. During this period, MLGPE continued its due diligence review of Cumulus. In early May 2007, MLGPE retained Debevoise & Plimpton LLP, referred to in this proxy statement as Debevoise, as its outside legal advisor.

In early June 2007, the independent directors retained Sutherland Asbill & Brennan LLP, referred to in this proxy statement as Sutherland, as its legal counsel, and Richards, Layton & Finger, P.A., referred to in this proxy statement as RLF, as special Delaware legal counsel.

At a meeting held telephonically on June 12, 2007, the independent directors discussed with their legal advisors various procedural and legal considerations, including formally appointing a special committee comprised of the independent directors to evaluate a potential acquisition proposal and any alternatives to such a proposal and selecting a financial advisor for the special committee. Among other items, the independent directors discussed Lew Dickey’s request that they formally approve his representation by Jones Day, our principal outside counsel, in connection with the exploration of the feasibility, and potential negotiation of, such an acquisition. In this regard, the independent directors considered that they had engaged their own legal counsel and that other qualified attorneys would be available to consult with the independent directors, including our regular FCC counsel and Richard S. Denning, our Vice President, Secretary and General Counsel, who has extensive knowledge of our legal affairs and who was not expected to participate in any investor group. Based on those considerations, the independent directors granted Lew Dickey’s request.

Also, in early June 2007, as part of their continued exploration of the feasibility of an acquisition of Cumulus, Lew Dickey and MLGPE commenced discussions with MLCC and MLPF&S as possible sources of debt financing for an acquisition. In addition, during June 2007, Lew Dickey and MLGPE, which was the only potential equity partner that had indicated a willingness and an ability to provide the amount of the equity commitment, and within the time frame, that Lew Dickey believed would be necessary to successfully acquire Cumulus, began to develop a potential framework within which they might consider forming the investor group. The discussions between Lew Dickey and MLGPE continued during July 2007 and ultimately were memorialized in the interim investors agreement, as described in detail under “Interests of Our Directors and Executive Officers in the Merger.”

At telephonic meetings on June 12, 2007 and June 22, 2007, the independent directors discussed with their legal counsel the independence of each of the independent directors and confirmed the prior determination that all such individuals were independent and disinterested. Accordingly, on June 25, 2007, the full board formally established a special committee of the board, comprised of Ralph B. Everett, Holcombe T. Green, Jr., Eric P. Robison and Robert H. Sheridan, III (chairman).

In late June 2007, the special committee considered two internationally recognized investment banks, Banc of America Securities and Credit Suisse, for retention as the special committee’s financial advisor. The special committee discussed, among other things, that both investment banks had extensive experience in mergers and acquisition transactions and in advising special committees. It also discussed that two affiliates of Banc of America Securities are Cumulus stockholders, beneficially owning 100% of our nonvoting Class B Common Stock and, as of August 28, 2007, an aggregate of 1,766,818 shares, or approximately 4.8%, of our Class A Common Stock, that affiliates of Banc of America Securities serve as the joint lead arranger and joint book runner, administrative agent and lender under our current credit facility, and that Mr. Sheridan serves on our board as the designee of BA Capital pursuant to a 1998 voting agreement between BA Capital and the holders of our Class C Common Stock, whereas Credit Suisse had no such pre-existing relationships with us. Following this discussion, the special committee determined to retain Credit Suisse as its financial advisor.

During late June and early July 2007, in accordance with the directives of their respective clients, representatives of Merrill Lynch, which had begun to provide preliminary financial advisory services to Lew Dickey and which was formally engaged as financial advisor to Parent effective July 20, 2007, and representatives of the special committee’s financial advisor engaged in various discussions regarding the procedural aspects of any proposal that might be made by a potential investor group, should one be formed and determine to pursue an acquisition of Cumulus.

In connection with such discussions and at the request of the special committee, representatives of Merrill Lynch, on behalf of Lew Dickey and MLGPE, delivered to the special committee’s financial advisor a proposal solely as to certain deal protection and other terms that Lew Dickey and MLGPE would expect to be reflected in a merger agreement for a potential acquisition. These terms included a 25-day go-shop period, which would commence upon the execution of a merger agreement, an additional 15-day period to negotiate with any parties identified during the go-shop period who proposed a superior offer, and a bifurcated termination fee of $36 million and $18 million, with the reduced fee payable if the merger agreement were terminated during the 25-day go-shop period or the additional 15-day period and the larger fee payable thereafter. These terms also included a right in favor of the potential investor group to match any superior proposal that might be made following the execution of such a merger agreement.

At its July 2, 2007 telephonic meeting, the special committee discussed with its legal and financial advisors various matters pertaining to the strategy for responding to a potential acquisition proposal should one be made. The special committee also discussed the possibility of Cumulus not pursuing a sale and instead remaining a public company. In light of, among other things, the depressed stock performance of public companies in the terrestrial radio industry and our forecasted profitability, the special committee believed that, at an appropriate price, our sale at this time would be the best alternative for our stockholders.

The special committee also discussed, at the July 2, 2007 meeting, the advisability of entering into a merger agreement prior to conducting a formal auction, but containing a go-shop provision. In this regard, the special committee discussed concerns of possible customer and employee disruption as a result of announcement of an offer without a definitive agreement and the possibility that a pre-signing market check, whether directed at potential strategic or financial buyers, might discourage Lew Dickey or the potential investor group from continuing to consider participating in a possible acquisition. The special committee also discussed that, even if conducting a formal auction did not discourage Lew Dickey or the potential investor group from pursuing an acquisition of Cumulus, a lack of competition in an auction could result in Lew Dickey or the potential investor group lowering the price that they would be willing to pay for Cumulus. The special committee then discussed concerns regarding the level of interest a formal auction would likely elicit among other potential strategic and financial buyers.

On July 9, 2007, at the request of Sutherland, Jones Day delivered to Sutherland a draft merger agreement that did not include a price and various other material terms.

At a telephonic meeting of the special committee on July 10, 2007, the special committee discussed with its legal and financial advisors potential alternative transactions, including another self-tender offer and the possible acquisition of the 75% of CMP that we do not already own. The special committee’s financial advisor discussed with the special committee the various forecasts for Cumulus and CMP that it had received from our management. The special committee also reviewed with its legal advisors the major issues presented in the draft merger agreement and, following this discussion, authorized its legal advisors to prepare a redraft.

The special committee met telephonically with its legal and financial advisors on July 12, 2007 to review the redraft of the merger agreement prepared by its legal advisors. The special committee concluded that the proposed go-shop provisions outlined by Merrill Lynch would not be acceptable. Although the special committee had previously discussed the possibility of signing a merger agreement prior to conducting a formal auction and had determined that this approach might be appropriate under certain circumstances, the special committee considered the proposed length of the go-shop period too short and the proposed termination fee too high. Following discussion of the redraft, the special committee’s legal advisors transmitted a version of the redraft that reflected these views to Lew Dickey’s and MLGPE’s respective legal counsel. The special committee met with its advisors again on July 17, 2007 and continued to review the status of the discussions concerning the draft merger agreement with its legal advisors as well as the status of the financial review of Cumulus by the special committee’s financial advisor.

During its July 10 and July 17 meetings, the special committee also continued to consider whether including a go-shop provision in the merger agreement might be the best option to allow the special committee to conduct a market check. At these meetings, the special committee determined that this approach would only be advisable if negotiations with the potential investor group resulted in an appropriate price and appropriate go-shop terms, and that if the potential investor group was unwilling to agree to an appropriate price and appropriate go-shop terms, the special committee could open the process to outside bidders prior to signing a merger agreement or could stop the process entirely.

On July 18, 2007, at the request of Sutherland, Jones Day delivered to the special committee’s legal advisors drafts of several ancillary transaction documents relating to a possible acquisition, including a draft of a limited guarantee to secure any reverse termination fee that might become payable by the potential investor group, a draft of a cooperation agreement pursuant to which, in the event the parties ultimately were to pursue and enter into a definitive merger agreement, Lew Dickey would agree to cooperate with the special committee in connection with any acquisition proposals from third parties, and draft voting agreements to be signed by Lew Dickey and any other members of his family who might participate in a potential investor group, as well as by the two BOA affiliates that hold shares of our Class A Common Stock and all of the shares of our Class B Common Stock. The draft voting agreements delivered by Jones Day did not provide that any of the Dickeys would agree to vote in favor of any superior proposals that might emerge and be accepted by the special committee. Later on July 18, 2007, Jones Day distributed a revised draft of the merger agreement to the special committee’s legal advisors.

On July 19, 2007, Sutherland requested, on behalf of the special committee, that the proposed voting agreement for the Dickeys be revised to include a provision that would require the Dickeys to vote in favor of a superior proposal that might emerge and be accepted by the special committee.

After having continued their discussions regarding the feasibility of an acquisition of Cumulus during July, on July 20, 2007, Lew Dickey and MLGPE reached agreement on certain of the principal terms of the proposed arrangements between the Dickeys and MLGPE, as further described under “Special Factors — Interests of Our Directors and Executive Officers in the Merger,” although they continued to negotiate a number of the terms thereof until July 27, 2007. On July 20, 2007, they also completed a series of discussions in which they reached a consensus on a valuation range for Cumulus assuming the availability of certain levels of debt financing.

Later on July 20, 2007, following the closing of the market, the newly formed investor group organized a conference call in which Lew Dickey and MLGPE, all members of the special committee, and their respective legal and financial advisors participated. On this call, Lew Dickey indicated that he and MLGPE had formed an investor group to pursue an acquisition of Cumulus and presented an offer to purchase Cumulus in a cash merger transaction in which the public stockholders would receive $10.65 per share. Shortly thereafter, the investor group delivered to the special committee a letter summarizing the investor group’s offer, together with a revised draft of the merger agreement (with all key economic terms included), a draft of an equity commitment letter to be issued by the sponsor, a draft form of equity rollover agreement to be executed by the Dickeys and draft debt commitment papers from MLCC and MLPF&S.

The special committee held a telephonic meeting with its legal and financial advisors on July 20, 2007 immediately following the conference call with the investor group. The special committee discussed financial and other aspects of the offer in detail. After further discussion, the special committee unanimously agreed that the offer of $10.65 per share was inadequate, and discussed potential responses to the offer.

At a telephonic meeting on the morning of July 21, 2007, the special committee continued to discuss issues raised by the proposed redraft of the merger agreement and valuation considerations with its legal and financial advisors. The special committee’s financial advisor reviewed with the special committee financial forecasts for Cumulus and CMP provided to it by our management, together with a version of these forecasts as supplemented with estimates of the special committee. The special committee further discussed potential alternatives, including maintaining the status quo, instituting another self-tender offer and a potential buyout of the interests of the other owners of CMP. Given the special committee’s view that the $10.65 offer was inadequate, it instructed its financial advisor to further evaluate aspects of maintaining the status quo and a potential buyout of the interests of the other owners of CMP. Also at this meeting, the special committee instructed its legal advisors to suspend negotiations on the proposed draft merger agreement unless and until progress was made on price negotiations.

Thereafter on July 21, 2007, the special committee informed the investor group that the special committee had determined the $10.65 offer to be inadequate.

Later on July 21, 2007, the investor group increased its offer to $11.25 per share. The special committee considered this increased offer at a meeting during the morning of July 22, 2007. The special committee’s financial advisor reviewed a preliminary financial analysis of Cumulus based on forecasts for Cumulus and CMP that the special committee believed to be the most appropriate and on which it had directed its financial advisor to rely. The special committee’s financial advisor also discussed the current state of the financial markets, the rates of return generally required by financial buyers in a leveraged acquisition and related matters. The special committee also considered the increased offer in the context of the other alternatives it considered to be available to us. After this discussion, the special committee determined that the $11.25 offer was not acceptable.

After the meeting, Robert H. Sheridan, III, the Chairman of the special committee, informed the investor group that the special committee had determined the $11.25 per share offer was not acceptable and that if the investor group was interested in increasing its offer, the special committee would like to receive the offer before it reconvened at 12:30 p.m. on July 22, 2007. In an effort to encourage continued movement by the investor group with respect to price, the special committee instructed its legal advisors to resume negotiations on the merger agreement with Jones Day and Debevoise.

Shortly before the special committee’s 12:30 p.m. meeting, the investor group increased its offer to $11.55 per share.

At its 12:30 p.m. telephonic meeting, the special committee discussed the revised $11.55 offer and the transaction terms and conditions included with the revised offer. At this meeting, the special committee also discussed maintaining the status quo and an acquisition of the interests of the other owners of CMP. However, the special committee determined that a buyout of the other CMP owners, even if it were feasible, was not in the interest of our stockholders, because, among other things, to effectuate such a buy-out under our existing capital structure, we would have to issue additional shares of our common stock for such a transaction, and doing so would likely be dilutive to the holdings of our existing stockholders. Still, after further discussion, the special committee determined that the $11.55 offer was not acceptable.

Following the special committee’s July 22, 2007 12:30 p.m. meeting, Mr. Sheridan informed the investor group that the special committee had determined the $11.55 per share offer was not acceptable and encouraged the investor group to again increase its offer.

During the afternoon and early evening of July 22, 2007, the respective legal advisors of the investor group and the special committee continued to negotiate other outstanding terms of the merger agreement and the ancillary transaction documents.

Later on July 22, 2007, the investor group informed Mr. Sheridan that the investor group was raising its offer to $11.75 per share. The investor group also proposed revisions to certain terms of the draft merger agreement, including a 45-day go-shop period with a matching right for the investor group, an additional 15-day period to negotiate with parties identified during the go-shop period who proposed a superior offer, and a bifurcated termination fee of $15 million and $7.5 million, with the reduced fee payable if the merger agreement were terminated during the 45-day go-shop period or the additional 15-day period. The investor group also stated that it was prepared to accept the revisions to the voting agreement for the Dickeys that the special committee had proposed on July 19, 2007.

The special committee met at 5:00 p.m. on July 22, 2007 to discuss the $11.75 per share offer and the other terms proposed by the investor group. The special committee informed the investor group that it would be prepared to agree to the terms offered by the investor group, including the proposed matching right in favor of the investor group should a superior proposal emerge, if the offer were increased to $12.00 per share and that, alternatively, it would be prepared to agree to a transaction at $11.75 per share if the matching right in favor of the investor group was eliminated.

The investor group declined to increase its offer to $12.00, and instead proposed to eliminate the matching right during the 45-day go-shop period while retaining a right of the investor group to be notified of any superior proposal that the special committee was considering during such period, including the material terms of any such proposal.

At a telephonic meeting in the evening of July 22, 2007, the special committee discussed these developments with its legal and financial advisors. Following this meeting, Mr. Sheridan communicated to the investor group that the special committee was prepared to accept a transaction at $11.75 per share and the investor group’s proposal to substitute the matching right with information rights during the 45-day go-shop period, subject to satisfactory negotiation of the remaining terms of the merger agreement and the other ancillary transaction documents.

Following that telephonic meeting, Sutherland transmitted a redraft of the merger agreement to Jones Day and Debevoise, and representatives of Sutherland, RLF, Jones Day and Debevoise continued to negotiate the terms of this draft merger agreement and the other ancillary transaction documents.

The special committee next met telephonically late in the evening on July 22, 2007, at which meeting Mr. Sheridan informed the special committee that the parties’ legal advisors were engaged in negotiations related to the draft merger agreement and the ancillary transaction documents.

On the morning of Monday, July 23, 2007, the special committee held a telephonic meeting to review the final terms of the proposed merger agreement and the acquisition financing. At this meeting, representatives of RLF again reviewed in detail the special committee’s fiduciary duties in connection with the proposed transaction. Representatives of Sutherland then reviewed in detail the key terms of the proposed merger agreement and the ancillary transaction documents, focusing on the conditions to the closing of the proposed merger, the terms of the post-signing go-shop period, the acquisition financing, termination fees and expense reimbursement provisions as well as the parties’ respective obligations between signing and closing. Also at this meeting, Credit Suisse reviewed with the special committee its financial analysis of the merger consideration and rendered to the special committee an oral opinion, confirmed by delivery of a written opinion, dated July 23, 2007, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received by holders of our Class A Common Stock was fair, from a financial point of view, to such holders (other than excluded holders and their respective affiliates).

After considering the proposed terms of the merger agreement and other transaction agreements and the acquisition financing, the special committee unanimously resolved to recommend the merger agreement and the transactions contemplated thereby to our board of directors and that our board recommend that our stockholders adopt the merger agreement. Immediately thereafter, our board met, with all members being present. The board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Cumulus and our unaffiliated stockholders, approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and recommended that our stockholders vote in favor of the adoption of the merger agreement. Our certificate of incorporation requires unanimous approval of the board to approve the merger agreement. In light of this and his interest in the transaction, Lew Dickey stated that he voted to approve the merger agreement based solely on the unanimous recommendation of the special committee. Lew Dickey’s participation in the board meeting was otherwise limited to answering several questions about the sources and uses of funds related to the debt commitment letter obtained by the investor group.

Thereafter, Cumulus, Parent and Merger Sub, and the parties to the ancillary transaction documents executed and delivered the merger agreement and the ancillary transaction documents, including the limited guarantee, the cooperation agreement, the voting agreements and the equity, rollover and debt commitment letters. Subsequently, we issued a press release announcing the execution of the merger agreement and related transaction documents as well as the start of a 45-day go-shop period. In authorizing its financial advisor to seek potential superior proposals on its behalf during the go-shop period, the special committee placed no restrictions on the parties the special committee’s financial advisor was authorized to contact, including with respect to those parties previously contacted by Lew Dickey that had executed confidentiality agreements with standstill provisions.

During the go-shop period (July 23, 2007 through September 6, 2007) and at the direction of the special committee, the special committee’s financial advisor contacted 18 potential buyers, including eight potential strategic buyers and 10 potential financial buyers. Of these potential buyers, four potential financial buyers expressed preliminary interest and were sent a form of confidentiality agreement. However, of those four potential buyers, only one executed and returned the confidentiality agreement. This potential buyer met with management and was granted access to a data room established by Cumulus. After conducting further diligence, this potential buyer indicated that it was not interested in continuing discussions given that it did not believe that it would be willing to pay more than the consideration provided for in the merger agreement with the investor group. As of the date of this proxy statement, no party (other than the investor group) has submitted a proposal to pursue a transaction to acquire Cumulus.

Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors

The Special Committee

The special committee, with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the terms and conditions of the merger with the investor group. At a meeting held on July 23, 2007, the special committee unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of us and our unaffiliated stockholders, (2) declared it to be advisable for us to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger, and (3) recommended to our board of directors that (a) our board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger and (b) our board of directors recommend the adoption by our stockholders of the merger agreement.

In the course of reaching its decision to recommend that our board of directors approve the merger agreement and the merger, the special committee considered a number of substantive factors and potential benefits of, the merger that it believed supported its decision to enter into the merger agreement, and to enter into the merger agreement at this time, including the following:

•	the special committee’s belief that the merger was more favorable to unaffiliated stockholders than the alternative of remaining a stand-alone, independent company, because of the uncertain returns to such stockholders if we remained independent in light of our business, operations, financial condition, strategy and prospects (taking into account internal financial projections of our future financial performance and earnings (see “Important Information About Cumulus — Projected Financial Information”); recent industry trends; the nature of the industry in which we compete, and general industry, economic, market and regulatory conditions, on both an historical and a prospective basis;

•	the special committee’s belief that the merger was more favorable to our unaffiliated stockholders than the potential value that might result from other alternatives available to us, including the alternatives of pursuing other strategic initiatives such as additional stock repurchases, spin-offs or divestitures of selected assets, potential acquisitions, including the potential acquisition of the 75% of CMP we do not currently own, or a leveraged recapitalization, given the potential rewards, risks and uncertainties associated with those alternatives;

•	the fact that our performance during the first half of 2007, and our prospects for the remainder of 2007, could result in a decrease in our stock price, at least in the short to medium term, which the special committee believed might be reflected in the fact that the Class A Common Stock traded at its 52-week low on the trading day on which the investor group made its initial offer;

•	the special committee’s belief that the market price of our Class A Common Stock is an indication of our going concern value and the fact that the $11.75 per share merger consideration to be paid in cash in respect of each share of common stock represented a 40.4% premium over the closing price of our Class A Common Stock on July 20, 2007, the last trading day before we publicly announced the proposed merger on July 23, 2007, a 27.5% premium over the average closing price of our Class A Common Stock during the 30 trading days prior to such announcement and an 18.9% premium over the average closing price of our Class A Common Stock during the 52-week period prior to such announcement;

•	the fact that our 2006 repurchase of 11,500,000 shares of our Class A Common Stock in a “modified Dutch auction” tender offer and concurrent negotiated repurchase of 5,000,000 shares of our Class B Common Stock were at a price of $11.50 per share, which is below the $11.75 per share merger consideration, and the effect of those transactions on our market capitalization;

•	the special committee’s belief that the $11.75 per share merger consideration was consistent with the amount that a financial buyer would likely be able to pay in an acquisition of Cumulus; this belief was based upon internal financial projections for Cumulus, the surviving corporation’s pro forma capital structure resulting from the proposed financing for the merger and the special committee’s understanding of the rates of return generally required by financial buyers;

•	the fact that our stockholders will receive additional merger consideration above $11.75 per share if the merger is completed after July 23, 2008 so that our stockholders will be compensated for any delay in the receipt of the merger consideration after that date;

•	the fact that the consideration to be paid in the proposed merger is all cash, which provides certainty of value and liquidity to our stockholders;

•	the fact that the two BOA affiliates, which, as of the date of the merger agreement, collectively beneficially owned 4.8% of our Class A Common Stock and 100% of our non-voting Class B Common Stock, agreed to vote in favor of approval of the merger and in favor of any all-cash superior proposal that may be made for the acquisition of Cumulus before the merger is consummated;

•	Credit Suisse’s opinion, and its financial presentation, dated July 23, 2007, to the special committee as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Class A Common Stock (other than excluded holders and their respective affiliates), as more fully described below under the caption “Opinion of the Special Committee’s Financial Advisor;”

•	the likelihood and anticipated timing of completing the proposed merger, in light of the scope of the conditions to completion;

•	the fact that the terms of the merger agreement (1) provided us with a 45-day post-signing go-shop period during which we would be able to solicit additional interest in company acquisition proposals and (2) permit us, after such 45-day period, to respond to unsolicited proposals under certain circumstances;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, our board is permitted to change its recommendation or cause us to terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Parent of a cash termination fee of up to $15 million (representing approximately 3% of the total equity value of the transaction), as further described under the caption “The Merger Agreement — Termination Fees;”

•	the fact that we would not have to establish damages in the event of a failure of the merger to be consummated under certain circumstances in light of the reverse termination fee payable by Parent;

•	the fact that the special committee believed that signing the merger agreement prior to a market check would be appropriate, given the special committee’s belief that (1) there were relatively few potential strategic buyers that would be in a position to acquire us, (2) the go-shop provisions would enable superior proposals to be made, and (3) the investor group might lower or withdraw its offer if a pre-signing market check was undertaken; and

•	the availability of appraisal rights to our stockholders who comply with all of the required procedures under Delaware law, which allow such stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

The special committee also believed that sufficient procedural safeguards were and are present to ensure the fairness of the proposed merger and to permit the special committee to represent effectively the interests of our stockholders (other than those affiliated with the investor group). The special committee considered a number of factors relating to these procedural safeguards, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to our unaffiliated stockholders:

•	the fact that the negotiation of the price and other terms of the proposed merger was conducted entirely under the oversight of the members of the special committee and without any limitation on the authority of the special committee to act with respect to any alternative transactions or any related matters;

•	the fact that the special committee had no obligation to recommend a transaction with any investors, including the investor group, or even to engage in any discussions concerning such a transaction;

•	the fact that the special committee selected and was advised by independent legal and financial advisors in evaluating and negotiating the terms of the merger;

•	the fact that stockholders representing in excess of 73.1% of the outstanding voting power of our common stock as of the date of the merger agreement are not affiliated with the investor group and will have the opportunity to consider and vote upon the approval of the merger agreement;

•	the fact that the special committee and the investor group engaged in extensive negotiations with respect to the merger consideration, which resulted in an increase in the purchase price offered from $10.65 to $11.75 per share;

•	the fact that the terms and conditions of the July 23, 2007 merger agreement and certain related documents were designed to encourage a superior proposal, including:

•	a 45-day post-signing go-shop period that was mentioned in the press release announcing the merger agreement;

•	an agreement from Lew Dickey to cooperate with us in our efforts to solicit company acquisition proposals during the post-signing go-shop period;

•	the fact that the termination fee we would have to pay should we terminate the merger agreement under certain circumstances during the go-shop period is $7.5 million rather than $15 million;

•	an agreement from Lew Dickey and the two BOA affiliates that are Cumulus stockholders to vote in favor of certain superior proposals; and

•	restrictions on the investor group’s ability to enter into or discuss with any members of our management or any of our other employees (other than Lew Dickey and John Dickey, who are currently members of the investor group) any rollover equity investment until five business days prior to completion of the merger; and

•	the fact that certain terms and conditions of the July 23, 2007 merger agreement and the related documents may support the emergence of a superior proposal even after the expiration of the go-shop period, including: (1) an agreement from Lew Dickey to cooperate with us in our efforts to solicit company acquisition proposals during the post-signing period; (2) agreements from Lew Dickey and the two BOA affiliates to vote in favor of superior proposals; and (3) restrictions on the investor group’s ability to enter into or discuss with any members of our management or any of our other employees (other than Lew Dickey and John Dickey, who are current members of the investor group) any rollover equity investment until five days prior to completion of the merger.

In the course of its deliberations, the special committee also considered a variety of risks and other countervailing factors related to entering into the merger agreement and the merger, including the following:

•	the fact that our chief executive officer and certain of our directors may have interests in the proposed merger that are different from, or in addition to, those of our stockholders; see the section captioned “Special Factors — Interests of Our Directors and Executive Officers in the Merger;” and

•	that the approval of the merger agreement does not require the vote of at least a majority of unaffiliated stockholders.

The special committee also considered the following risks and countervailing factors, some of which are of general applicability with respect to merger transactions:

•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the financing commitments, described under the caption “Special Factors — Financing of the Merger,” is not obtained, as Parent does not on its own possess sufficient funds to complete the transactions contemplated by the merger agreement;

•	the risks and costs to us if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	that our unaffiliated stockholders will have no ongoing equity in the surviving corporation following the merger, meaning that those stockholders will cease to participate in our future earnings or growth, or to benefit from any increases in the value of our common stock;

•	that an all cash transaction would be taxable to those of our stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger requiring us to conduct our business in the ordinary course consistent with past practices, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	that if the merger is not completed, we will be required to pay our own expenses associated with the transaction (except under certain circumstances where up to a specified amount of such expenses will be reimbursed by Parent) as well as, under certain circumstances, pay a termination fee to Parent or reimburse Parent’s out-of-pocket expenses incurred in connection with the transactions contemplated by the merger agreement;

•	the possibility that the termination fee and expense reimbursement we would be obligated to pay to Parent may discourage other bidders and impact our ability to engage in another transaction for up to nine months following termination of the merger agreement should we fail to complete the proposed merger; and

•	the fact that our sole remedy in connection with a breach of the merger agreement by Parent or Merger Sub, even a breach that is deliberate or willful, is limited to receiving payment of the reverse termination fee.

The special committee considered the benefits and detriments of the transaction to Cumulus and to its unaffiliated stockholders. The special committee believed that the merger will benefit Cumulus as a private corporation allowing it to eliminate regulatory costs associated with being a public company and allowing management to focus on long-term strategies rather than short-term results. The transaction will benefit the unaffiliated stockholders by allowing them to realize cash for their investment in Cumulus in the short term. The special committee believed that the detriments to the unaffiliated stockholders are that (1) they will no longer have an equity stake in Cumulus and will therefore not participate in any of our future earnings or growth or benefit from any increase in the price of our common stock, and (2) they may also be required to pay U.S. and other income taxes (see “Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 37).

In evaluating the proposed merger, the special committee did not consider liquidation value as relevant because we are a viable going concern. In addition, due to the fact that we are being sold as a going concern, the special committee did not consider our liquidation value as relevant to a determination as to whether the proposed merger is fair to our unaffiliated stockholders as it believed liquidation would deliver less value. Further, the special committee did not consider book value a relevant indicator of our value because the special committee believes it understates its value as a going concern, and is instead indicative of historical costs.

The foregoing discussion of the factors considered by the special committee is not intended to be exhaustive but does set forth the principal factors it considered. The special committee reached the conclusion to approve the merger agreement and the proposed merger in light of the various factors described above and other factors that the members of the special committee believed were appropriate. In view of the wide variety of factors considered by the special committee and the complexity of these matters, the special committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Similarly, it did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the ultimate determination of the special committee. Rather, the special committee made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Other than as described in this proxy statement, we are not aware of any firm offers by any other person during the two years prior to the date of the July 23, 2007 merger agreement for a merger or consolidation of Cumulus with another company, the sale or transfer of all or substantially all of our assets or a purchase of our securities that would enable such person to exercise control of Cumulus.

It should also be noted that no proposal has been made after July 23, 2007 to acquire us at or above $11.75 per share other than from the investor group, despite the fact that, during the go-shop period, eight potential strategic buyers and ten potential financial buyers were contacted in order to seek one or more superior proposals. Only one of these potential buyers executed a confidentiality agreement and met with management. This potential buyer thereafter indicated that it was not interested in continuing discussions.

Recommendation of Our Board of Directors

Our board of directors, adopting the special committee’s reasons for the merger and its analysis of the substantive and procedural fairness of the merger, and acting upon the unanimous recommendation of the special committee, at the July 23, 2007 meeting described above:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of us and our unaffiliated stockholders, despite the absence of a requirement in the merger agreement for approval of at least a majority of the unaffiliated stockholders and despite the fact that the special committee did not retain an unaffiliated representative to act solely for the unaffiliated stockholders for purposes of negotiating the merger agreement or preparing a report concerning the fairness of the merger;

•	approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger; and

•	recommended that our stockholders vote in favor of the adoption of the merger agreement.

In light of his affiliation with the investor group, Lew Dickey voted in favor of the foregoing based solely upon the recommendation of the special committee.

Our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement.

Purpose and Reasons for the Merger of the Investor Group and Cloud Entities

The proposed merger is a “going-private” transaction. If the proposed merger is completed, we will become a direct wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Holdings, which will be owned by the investor group. For Lew Dickey and John Dickey, the primary purpose of the merger is to immediately realize in cash the value of a portion of their respective holdings of our common stock and, through their contribution of a portion of their shares of our common stock to Parent in exchange for an equity interest in Holdings, to benefit from any of our future earnings and growth after our Class A Common Stock ceases to be publicly traded. Lew Dickey would also participate in such future earnings and growth through his economic interest in the investment entity, should such an investment entity be formed and become part of the investor group, as further described under “Special Factors — Interests of Our Directors and Executive Officers in the Merger.” For the sponsor and the Cloud Entities the primary purpose of the merger is to benefit from any of our future earnings and growth after our Class A Common Stock ceases to be publicly traded.

The investor group and the Cloud Entities believe that as a privately held entity, we will have the flexibility to focus on long-term growth without the constraints and distractions that can be caused by the public equity market’s valuation of our common stock and to pursue alternatives that we might not have as a public company. Although they also believe that there will be significant opportunities associated with their investment in us, and thus believe that the transaction should be undertaken at this time, they realize that there also are substantial risks (including the risks and uncertainties relating to our prospects, including the prospects described in management’s projections summarized under “Important Information About Cumulus — Projected Financial Information”) that such opportunities may not ever be fully realized and that other circumstances could erode our value in the future.

The investor group and the Cloud Entities believe that structuring the transaction as a “going-private” merger transaction is preferable to other transaction structures because it will enable Parent to acquire all of the outstanding shares of our common stock at the same time and it represents an opportunity for our unaffiliated stockholders to receive fair value for their shares (and, for the Dickeys, while also allowing the Dickeys to maintain a significant portion of their investment in Cumulus).

Opinion of the Special Committee’s Financial Advisor

We retained Credit Suisse to act as the special committee’s financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the special committee requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of our Class A Common Stock (other than excluded holders and their respective affiliates). On July 23, 2007, at a meeting of the special committee held to evaluate the proposed merger, Credit Suisse rendered to the special committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 23, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to holders of our Class A Common Stock (other than excluded holders and their respective affiliates).

The full text of Credit Suisse’s written opinion, dated July 23, 2007, to the special committee, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B and is incorporated into this proxy statement by reference in its entirety. Holders of our Class A Common Stock are encouraged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to the special committee for its information in connection with its evaluation of the merger consideration and relates only to the fairness of the merger consideration from a financial point of view. Credit Suisse’s opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse reviewed the merger agreement and certain related documents as well as certain publicly available business and financial information relating to Cumulus. Credit Suisse also reviewed certain other information relating to Cumulus, including financial forecasts, provided to or discussed with Credit Suisse by Cumulus’s management and the special committee, and met with Cumulus’s management and members of the special committee to discuss the business and prospects of Cumulus. Credit Suisse also considered certain Cumulus financial and stock market data, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of Cumulus, and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Cumulus that Credit Suisse reviewed and was directed by the special committee to utilize for purposes of Credit Suisse’s analyses, Credit Suisse was advised, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the special committee as to the future financial performance of Cumulus. Credit Suisse also assumed, with the special committee’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Cumulus or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement. Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Cumulus nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration to be received by holders of our Class A Common Stock (other than excluded holders and their respective affiliates) and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including the relative fairness among the holders of our Class A Common Stock and other classes of our common stock of the merger consideration to be received by such holders. Credit Suisse evaluated the merger consideration without giving effect to specific attributes (including, without limitation, liquidity, voting or control) of our Class A

Common Stock relative to other classes of our common stock, and was advised by representatives of the special committee that the certificate of incorporation of Cumulus requires identical treatment (except with respect to voting and conversion rights) for our Class A Common Stock and such other classes in the event of a merger or consolidation of Cumulus. Credit Suisse was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or any part of Cumulus; however, Credit Suisse was requested to solicit third party indications of interest from potential buyers for a limited period after the date of the merger agreement as permitted under its provisions. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Cumulus, nor did it address the underlying business decision of Cumulus to proceed with the merger. Except as described above, the special committee imposed no other limitations on Credit Suisse with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to the special committee, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, transaction or business used in Credit Suisse’s analyses is identical or directly comparable to Cumulus or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which consideration was determined through negotiations between the special committee and the investor group, and the decision to enter into the merger agreement was solely that of the special committee. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the special committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the special committee on July 23, 2007 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For each of the financial analyses summarized below, Credit Suisse derived implied per share equity reference ranges for Cumulus, both with and without taking into account Cumulus’s minority investment in CMP, an entity in which Cumulus holds a 25% equity interest, in order to illustrate the incremental impact of Cumulus’s minority investment in CMP on the results of such financial analyses.

Selected Public Companies Analysis

Credit Suisse performed separate selected public companies analyses of Cumulus and CMP in order to derive implied per share equity reference ranges for Cumulus, both with and without taking into account Cumulus’s minority investment in CMP, and then compared these implied per share equity reference ranges with the per share merger consideration. In this analysis, Credit Suisse reviewed Cumulus financial and stock market information, CMP and the following nine selected companies. These companies were selected because they were publicly traded companies in the radio broadcasting industry, which is the industry in which Cumulus operates:

•	Clear Channel Communications, Inc.

•	Citadel Broadcasting Corporation

•	Cox Radio, Inc.

•	Entercom Communications Corp.

•	Radio One, Inc.

•	Emmis Communications Corporation

•	Salem Communications Corporation

•	Beasley Broadcast Group, Inc.

•	Saga Communications, Inc.

Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as equity value based on closing stock prices on July 20, 2007, plus debt, less cash and other adjustments, as a multiple of calendar years 2007 and 2008 estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA. Credit Suisse then applied a selected range of calendar years 2007 and 2008 estimated EBITDA multiples derived from the selected companies to corresponding data of Cumulus and CMP. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. Estimated financial data of Cumulus and CMP were based on internal estimates of Cumulus’s management for calendar year 2007 as approved by the special committee and internal estimates of the special committee for calendar year 2008. This analysis indicated the following implied per share equity reference ranges for Cumulus with and without taking into account Cumulus’s minority investment in CMP, as compared to the per share merger consideration:

Implied per Share Equity
Reference Ranges for Cumulus		Per Share Merger
With CMP Investment	Without CMP Investment	Consideration

$6.10 - $10.40	$5.75 - $9.15	$11.75

Selected Precedent Transactions Analysis

Credit Suisse performed a selected precedent transactions analysis of Cumulus in order to derive implied per share equity reference ranges for Cumulus, both with and without taking into account Cumulus’s minority investment in CMP, and then compared these implied per share equity reference ranges with the per share merger consideration. In this analysis, Credit Suisse reviewed the following nine transactions involving companies in the radio broadcasting industry publicly announced since 2001 with announced transaction values in excess of $300 million:

Announcement
Date	Acquiror	Target

• 5/18/2007	• Thomas H. Lee Partners, LLC, Bain Capital Partners, LLC — led investor group	• Clear Channel Communications, Inc.
• 5/3/2007	• Good Radio TV, LLC	• Clear Channel Communications, Inc. (202 stations)
• 4/21/2007	• Consortium	• Clear Channel Communications, Inc. (161 stations)
• 5/8/2006	• Management-led investor group	• Emmis Communications Corporation
• 2/6/2006	• Citadel Broadcasting Corporation	• ABC Radio Holdings, Inc.
• 10/31/2005	• CMP	• Susquehanna Radio
• 6/12/2002	• Univision Communications, Inc.	• Hispanic Broadcasting Corporation
• 10/8/2001	• Clear Channel Communications, Inc.	• The Ackerley Group, Inc.
• 11/6/2001	• Forstmann Little & Co.	• Citadel Broadcasting Corporation

Credit Suisse reviewed transaction values in the selected transactions, calculated as the purchase prices paid in the selected transactions, plus debt and minority interests, less cash and investments, as a multiple of forward 12 months estimated EBITDA. Credit Suisse then applied a selected range of forward 12 months estimated EBITDA multiples derived from the selected transactions to Cumulus’s calendar year 2007 estimated EBITDA without taking into account Cumulus’s minority investment in CMP, and to Cumulus’s calendar year 2007 estimated EBITDA after adjustment to reflect 25% of CMP’s calendar year 2007 estimated net income, which we refer to as Cumulus’s calendar year 2007 estimated CMP-adjusted EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated Cumulus financial data were based on internal estimates of Cumulus’s management as approved by the special committee. After adjustment for the estimated net present value of Cumulus’s net operating losses that Cumulus’s management anticipated Cumulus would utilize, this analysis indicated the following implied per share equity reference ranges for Cumulus with and without taking into account Cumulus’s minority investment in CMP, as compared to the per share merger consideration:

Implied per Share Equity		Per Share Merger
Reference Ranges for Cumulus		Consideration
With CMP Investment	Without CMP Investment
(CY2007E CMP-Adjusted EBITDA)	(CY2007E EBITDA)

$8.50 - $11.60	$8.40 - $11.50	$11.75

Discounted Cash Flow Analysis

Credit Suisse performed separate discounted cash flow analyses of Cumulus and CMP in order to derive implied per share equity reference ranges for Cumulus, both with and without taking into account Cumulus’s minority investment in CMP, and then compared these implied per share equity reference ranges with the per share merger consideration. In this analysis, Credit Suisse calculated the estimated present value of the standalone unlevered, after-tax free cash flows that Cumulus and CMP could each generate during fiscal years 2008 through 2011 based on internal estimates of the special committee. Credit Suisse calculated terminal values for Cumulus and CMP by applying to Cumulus’s and CMP’s calendar year 2012 estimated EBITDA based on internal estimates of the special committee a range of terminal value EBITDA multiples of 10.0x to 12.0x. This range of terminal value multiples was derived taking into consideration, among other things, calendar years 2007 and 2008 estimated EBITDA multiples of the selected companies referred to above under “Selected Public Companies Analysis” and forward 12 months estimated EBITDA multiples of the selected precedent transactions referred to above under “Selected Precedent Transactions Analysis” which were announced in 2006 and 2007. The present value of the cash flows and terminal values was then calculated using discount rates ranging from 7.0% to 8.0%, which discount rates were based on a weighted average cost of capital calculation. After adjustment for the estimated present value of the net operating losses of Cumulus that Cumulus’s management anticipated Cumulus would utilize, this analysis indicated the following implied per share equity reference ranges for Cumulus with and without taking into account Cumulus’s minority investment in CMP, as compared to the per share merger consideration:

Implied per Share Equity		Per Share Merger
Reference Ranges for Cumulus		Consideration
With CMP Investment	Without CMP Investment

$10.50 - $16.40	$9.35 - $13.95	$11.75

Miscellaneous

The special committee selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

We have agreed to pay Credit Suisse for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $2.1 million, a portion of which was payable to Credit Suisse upon rendering its opinion and approximately $1.1 million of which is contingent on the completion of the merger. In addition, we have agreed to reimburse Credit Suisse for its reasonable expenses, including reasonable fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement.

From time to time, Credit Suisse and its affiliates in the past have provided investment banking and other financial services to the sponsor and certain affiliates of the sponsor, and in the future may provide such services to the sponsor and its affiliates, for which services Credit Suisse and its affiliates have received, and may receive, compensation. In addition, certain private investment funds affiliated or associated with Credit Suisse have invested in private equity funds affiliated or associated with the sponsor. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, our equity, debt and other securities and financial instruments (including bank loans and other obligations), certain affiliates of Parent and any other entities that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Position of the Investor Group and the Cloud Entities as to Fairness

Under a potential interpretation of the rules governing “going private” transactions, the members of the investor group and the Cloud Entities may be considered affiliates of Cumulus engaged in a “going-private” transaction and therefore may be required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. The members of the investor group and the Cloud Entities are making the statements included in this section solely for the purpose of complying with such requirements.

The views of the investor group and the Cloud Entities as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve the merger agreement. The members of the investor group and the Cloud Entities have interests in the merger different from, and in addition to, those of our other stockholders. Certain of these interests are described under “— Interests of Our Directors and Executive Officers in the Merger.”

The members of the investor group and the Cloud Entities attempted to negotiate the terms of a transaction that would be most favorable to them, and not to our unaffiliated stockholders, and, accordingly, did not negotiate the merger agreement with the goal of obtaining terms that were fair to our unaffiliated stockholders. Neither the sponsor nor any of the Cloud Entities believes that it has or had any fiduciary duty to Cumulus or its stockholders, including with respect to the merger and its terms. Our unaffiliated stockholders were, as described elsewhere in this proxy statement, represented by the special committee that negotiated with the investor group on their behalf, with the assistance of independent legal and financial advisors.

No member of the investor group or the Cloud Entities participated in the deliberation process of the special committee, or in the conclusions of the special committee that the merger was fair to our unaffiliated stockholders, nor did they undertake any independent evaluation of the fairness of the merger. Although the members of the investor group consulted with Merrill Lynch, its financial advisor, regarding certain structural and financial aspects of the merger, neither Merrill Lynch nor any other financial advisor provided them with any analysis or opinion with respect to the fairness of the merger consideration.

However, based upon the same factors considered by, and the findings of, the special committee and the board of directors with respect to the fairness of the merger to our unaffiliated stockholders as set forth in this proxy statement (see “ — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors”), which factors, findings and related analyses, as set forth in this proxy statement, the members of the investor group and the Cloud Entities adopt (except that the members of the investor group and the Cloud Entities are not entitled to rely on the opinion received by the special committee from its financial advisor), the members of the investor group and the Cloud Entities believe that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders. In addition, notwithstanding the fact that they are not entitled to rely thereon, the members of the investor group and the Cloud Entities considered the fact that the special committee received an opinion from its financial advisor as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Class A Common Stock (other than excluded holders and their respective affiliates).

Further, the members of the investor group and the Cloud Entities believe that the merger is substantively fair to the unaffiliated stockholders based on the following factors:

•	the fact that two BOA affiliates have agreed to vote in favor of the merger agreement and gave their consent to the merger, despite B.A. Capital Company, L.P. having a right to withhold its consent to any change of control transaction by virtue of owning certain shares of our Class B Common Stock (i.e., a major stockholder unaffiliated with the investor group supports the merger);

•	the consideration to be paid to our unaffiliated stockholders pursuant to the merger is all cash and is not subject to a financing contingency, thus minimizing any uncertainty in valuing the consideration to be received by our stockholders and in assessing the investor group’s ability to pay such consideration; and

•	the merger will provide liquidity for our unaffiliated stockholders who are seeking liquidity without the delays that would otherwise be necessary in order to liquidate the position of large holders, and without incurring brokerage and other costs typically associated with market sales.

In addition, the members of the investor group and the Cloud Entities believe that the merger is procedurally fair to the unaffiliated stockholders based on the following factors:

•	the fact that the investor group and the Cloud Entities did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiation positions of the special committee;

•	the fact that the merger agreement was approved unanimously by the special committee, which determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of us and holders of our Class A Common Stock (other than the investor group and its affiliates); and

•	the fact that, other than for customary fees payable to members of the special committee (that were not contingent on the special committee’s recommendation of a transaction or the consummation of a transaction) and the accelerated vesting of any unvested options they hold, the directors (other than Lew Dickey) will not receive any consideration in connection with the merger that is different from that received by any of our other unaffiliated stockholders.

The foregoing discussion of the information and factors considered and given weight by the members of the investor group and the Cloud Entities in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but, together with the factors identified by the special committee in this proxy statement, is believed to include all material factors considered by the members of the investor group and the Cloud Entities. None of them found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. The members of the investor group and the Cloud Entities believe that these factors provide a reasonable basis for their position that the merger is fair to the unaffiliated stockholders.

Plans for Cumulus After the Merger

Upon completion of the merger, the investor group anticipates that we will continue to conduct operations substantially as currently conducted, except that we will cease to have publicly traded equity securities and will instead be a wholly owned subsidiary of Parent. The members of the investor group have informed us that they have no current plans or proposals for, or negotiations that relate to or would result in, an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or the sale or transfer of a material amount of assets, the incurrence of any indebtedness or any other material changes in our business, except as described in this proxy statement. We expect, however, that both before and following the completion of the merger, the members of the investor group will continue to assess our operations, assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, might be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such assessment. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of any future developments.

Effects of the Merger on Cumulus

If the merger agreement is adopted by our stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into us, and we will be the surviving corporation.

Upon the completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury, shares owned by Parent immediately prior to the effective time of the merger or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $11.75 in cash (or $11.75 plus certain additional consideration if the merger is not completed on or before July 23, 2008), without interest and less any applicable withholding taxes.

Upon completion of the merger, each outstanding option to acquire our common stock shall be entitled to receive in exchange for such option a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $11.75 (or $11.75 plus certain additional consideration if the merger is not completed on or before July 23, 2008) exceeds the option exercise price, without interest and less any applicable withholding taxes. In addition, unless otherwise agreed between a holder and Parent, each outstanding share of restricted stock that is subject to vesting or other lapse restrictions will vest and become free of restriction and will be canceled and converted into the right to receive $11.75 (or $11.75 plus certain additional consideration if the merger is not completed on or before July 23, 2008), without interest and less any applicable withholding taxes. We are required to use our reasonable best efforts to obtain any required consents from holders of outstanding options and take any other actions necessary to give effect to the foregoing and to cause all options, including those with option exercise prices that are less than $11.75 per share, to terminate as of the effective date of the merger. As of the date of this proxy statement, we have received such consents from all of our executive officers and directors.

Following the merger, the entire equity in the surviving corporation will ultimately be owned through Parent by the investor group and any additional investors that the members of the investor group may permit to invest in Parent. If the merger is completed, the members of the investor group and any such additional investors will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting us following the merger. Similarly, the investor group and any such additional investors will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt in connection with the merger as described below under “— Financing of the Merger.”

If the merger is completed, the unaffiliated stockholders will have no interest in our net book value or net earnings. In addition, our directors and stockholders holding at least 5% of our outstanding common stock (except for Lew Dickey and John Dickey) will have no interest in our net book value or net earnings after the completion of the merger. The table below sets forth the direct and indirect interests in the our net book value and net earnings of Lew Dickey, John Dickey and the sponsor, including its affiliates, prior to and immediately after the merger, based upon our net book value at September 30, 2007 and our net income for the nine months ended September 30, 2007.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
	$ in		$ in		$ in		$ in
Name	Thousands	%	Thousands	%	Thousands	%	Thousands	%

Lewis W. Dickey, Jr.	$14,334	5.23%	$(3,652)	5.23%	$17,934	6.55%	$(4,569)	6.55%
John W. Dickey	$11,222	4.10%	$(2,859)	4.10%	$13,957	5.09%	$(3,556)	5.09%
Sponsor and sponsor affiliates	$784	0.29%	$(200)	0.29%	$226,486	82.66%	$(57,700)	82.66%

(1)	Based upon beneficial ownership as of September 30, 2007, excluding any options (whether or not exercisable) and including any restricted stock, and our net book value at September 30, 2007 and net income for the nine months ended September 30, 2007.

(2)	Based upon the equity commitments (disregarding any right to assume portions of the sponsor’s equity commitment described under “Interests of our Officers and Directors in the Merger”) and our net book value at September 30, 2007 and net income for the nine months ended September 30, 2007, and without giving effect to any additional indebtedness to be incurred in connection with the merger.

In connection with the merger, the investor group will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of our stockholders generally, as described in more detail under “— Interests of Our Directors and Executive Officers in the Merger.”

Our Class A Common Stock is currently listed on the NASDAQ under the symbol “CMLS.” Following the completion of the merger, we will cease to be a publicly traded corporation and will instead become a wholly owned subsidiary of Parent, which is indirectly owned by the investor group. Following completion of the merger, the registration of our Class A Common Stock and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the merger, our Class A Common Stock will no longer be listed on any exchange or quotation system, including the NASDAQ, and price quotations will no longer be available.

Upon completion of the merger, our certificate of incorporation and bylaws will be amended pursuant to exhibits to the merger agreement.

Effects on Cumulus if the Merger is not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our Class A Common Stock will continue to be listed and traded on the NASDAQ. In addition, if the merger is not completed, we expect that our management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the radio broadcast industry on which our business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, our board of directors will evaluate and review, among other things, our business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

In addition, under the circumstances described under “The Merger Agreement — Termination Fees,” we may be required to pay Parent a termination fee of up to $15 million or reimburse its out-of-pocket expenses for the transaction of up to $7.5 million.

Financing of the Merger

Parent estimates that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $1.3 billion, which includes approximately $448.7 million to be paid to our stockholders (other than the Dickeys to the extent they reinvest shares of our common stock), with the remaining funds to be used, among other things, to refinance certain existing indebtedness, and to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions.

Pursuant to the merger agreement, Parent is obligated to use its reasonable best efforts to obtain the debt and equity financing described below on the terms and conditions described below or terms that would not adversely impact, in any material respect, the ability of Parent or Merger Sub to consummate the merger. We have agreed to use our reasonable best efforts to cooperate in connection with these financings. Parent has also agreed to notify us promptly if at any time prior to the closing date of the merger, (1) the financing commitments contemplated expire or are terminated for any reason; (2) the financing source that is a party to the financing commitments notifies Parent that such source no longer intends to provide financing to Parent; or (3) Parent, in good faith, believes that it will not be able to obtain all or a portion of the financing commitments. Parent has further agreed to notify us promptly upon becoming aware of any material breach by any party to the financing commitments or of any termination of the financing commitments.

Both the equity and debt financings are subject to conditions, including conditions that do not relate directly to the merger agreement. Although obtaining financing is not a condition to the completion of the merger, the failure to obtain sufficient financing on terms that are acceptable to the investor group could result in the failure to complete the merger.

The debt financing described in this proxy statement is not subject to a due diligence or typical “market out” provision (i.e., a provision allowing lenders not to fund their commitments if certain conditions in the financial markets prevail). Nonetheless, such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Parent has received an equity commitment letter from the sponsor, pursuant to which the sponsor has committed to contribute $286 million in cash to Parent in connection with the proposed merger, in exchange for equity interests in Holdings. As described in more detail under “— Interests of Our Directors and Executive Officers in the Merger,” the Dickeys have the right to assume an amount of up to $20 million of such commitment through the contribution to Parent of shares of our common stock, the investment entity has the right to assume an amount of up to the investment entity target amount of such commitment and the sponsor has the right to assign up to 100% of the amounts it committed to one or more of its affiliates. The obligation of the sponsor to fund commitments under the equity commitment letter is subject to (1) the completion of the merger following the satisfaction or waiver of the required conditions of the merger agreement, (2) the terms of the equity commitment letter, and (3) the substantially contemporaneous funding of the debt financing with the equity financing, and will occur contemporaneously with the completion of the merger.

In addition, the Dickeys have committed to contribute an aggregate of 5,106,383 shares of our common stock, equal to approximately $60 million based upon the merger consideration of $11.75 per share, to Parent in exchange for equity interests in Holdings. The Dickeys may assign their equity interests in Holdings in connection with (i) certain transfers for estate planning purposes and (ii) transfers within the Dickey family (provided that Lew Dickey and John Dickey may not transfer any equity interests in Holdings to other members of the Dickey family). The shares contributed will be canceled and retired, and will not be entitled to receive any merger consideration upon completion of the merger. The obligation to contribute the shares is subject to (1) the completion of the merger following the satisfaction or waiver of the required conditions to Parent’s and Merger Sub’s obligations set forth in the merger agreement, (2) the terms of the equity rollover letters, and (3) the substantially contemporaneous funding of the debt and equity financing, and will occur contemporaneously with the completion of the merger.

The equity commitments of the sponsor and each of the Dickeys will terminate automatically and immediately upon the earlier of (1) termination of the merger agreement and (2) we or any of our affiliates asserting in any litigation or other proceeding any claim against the sponsor or the Dickeys. In addition, the equity commitments of the sponsor and each of the Dickeys will terminate automatically and immediately if any person, other than Parent (acting through its board of directors), seeks to enforce or cause Parent to enforce any provision of the equity commitment letter or their respective equity rollover letters, as the case may be.

Debt Financing

Parent has received a debt commitment letter, dated as of July 23, 2007, from MLCC and MLPF&S. Pursuant to the debt commitment letter, MLCC has committed to provide up to $1.02 billion of senior secured credit facilities, for the purpose of paying the merger consideration, repaying or refinancing certain of our and our subsidiaries’ existing indebtedness, paying fees and expenses incurred in connection with the merger and related transactions and providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries. MLPF&S will act as lead arranger and bookrunner for the senior secured credit facilities. MLCC will serve as the administrative agent.

General.  The borrower under the senior secured credit facilities will be Merger Sub, whose obligations thereunder will be assumed by us upon completion of the closing. The senior secured credit facilities will be comprised of (1) $880 million first lien senior secured facilities consisting of a $780 million term loan facility and a $100 million revolving credit facility (with letter of credit and swing line sub-facilities) and (2) a $140 million second lien senior secured term loan facility. Pursuant to an incremental facilities feature, the senior secured credit facilities may be increased from time to time by an additional $200 million in the aggregate plus amounts available at the time of incurrence under leverage-based incurrence tests, subject to terms and conditions consistent with documentation for affiliates of the sponsor, provided we are able to obtain additional commitments from existing lenders or other financial institutions.

The commitments under the first lien revolving credit facility expire on the sixth anniversary of the closing date of the merger. The first lien term loan facility will mature on the seventh anniversary of the closing date. The first lien term loan facility will amortize at a rate of 1.00% per year of the original principal amount thereof on a quarterly basis for the first six years and nine months of the term of the loan, with the balance paid in full on the seventh anniversary of the closing date. The second lien term loan facility will mature on the eighth anniversary of the closing date, and will not have any scheduled amortization.

Conditions.  The debt commitments expire on February 9, 2009. The documentation governing the senior secured credit facilities has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement. The availability of the senior secured credit facilities is subject to documentary and other customary closing conditions, including, among other things, completion of the merger in accordance with the terms of the merger agreement without giving any effect to any amendments, modifications or waivers thereto (including to the definition of “Company Material Adverse Effect” therein and the provisions incorporating such term) that are materially adverse to the interests of the lenders and not approved by the arranger of the credit facilities, repayment of all amounts under our existing credit facility, receipt of the equity financing by Parent, the receipt of specified financial statements and other financial data, the receipt of customary closing documents and deliverables (including a certificate as to solvency) and the payment of fees and expenses.

Interest Rate and Fees.  Loans under the first lien facilities are expected to bear interest, at our option, at (1) a rate equal to Adjusted LIBOR (the London interbank offered rate for dollars, adjusted for statutory reserve requirements) plus an applicable margin to be set initially at 2.25% or (2) the “ABR Rate,” a rate equal to the higher of (a) the prime rate of MLCC and (b) the federal funds effective rate plus 0.50%, plus an applicable margin to be set initially at 1.25%; provided, however, that after the date of delivery of financial statements covering a period of at least the first three full months following the closing date, the applicable margin with respect to the revolving credit facility will be subject to step-downs based upon achievement of certain leverage ratios. Loans under the second lien facility are expected to bear interest, at our option, at (1) a rate equal to Adjusted LIBOR plus 4.25% or (2) the ABR Rate, plus 3.25%.

In addition, there are commitment fees (subject to decreases based on leverage) based upon the undrawn portion of the revolving credit facility and customary letter of credit fees.

Prepayments.  We will be permitted to make voluntary prepayments on the first lien facilities at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). We will be permitted to make voluntary prepayments on the second lien facility at any time, provided that in addition to any LIBOR breakage costs, we must pay a prepayment premium equal to 2% for any prepayment made during the first year following the closing date, 1% for any prepayment made during the second year following the closing date, and 0% thereafter.

The loans under each of the first lien term loan facility and second lien facility are subject to mandatory prepayment with:

•	100% of the net proceeds received from specified, non-ordinary course asset sales, subject to exceptions and reinvestment rights, with such percentage decreasing to 50% or 0% upon the achievement of certain leverage ratios;

•	100% of the net proceeds received from the issuance of debt not permitted under the senior secured credit facilities by us or our subsidiaries after the closing date, subject to certain exceptions; and

•	50% of excess cash flow for each fiscal year, commencing with the fiscal year ending December 31, 2008, with such percentage decreasing to 25% or 0% depending upon the achievement of certain leverage ratios.

The second lien facility is also subject to a mandatory offer to purchase the loans outstanding thereunder upon a change of control for a price equal to 100% of the principal outstanding, plus a premium of 1% if the change of control occurs within two years of the closing date and 0% thereafter.

Guarantors.  All of our obligations under the senior secured credit facilities will be unconditionally guaranteed by Parent and each of our domestic restricted subsidiaries, subject to exceptions (including with respect to immaterial subsidiaries and domestic subsidiaries of foreign subsidiaries).

Security.  Our obligations under the senior secured credit facilities will be secured by a perfected first priority security interest in substantially all of our and the guarantors’ assets, whether owned on the closing date or thereafter acquired, including but not limited to: (a) all of our non-voting equity interests and the non-voting equity interests in our subsidiaries (65% in the case of foreign subsidiaries) and (b) perfected security interests in substantially all of our and the subsidiary guarantors’ material owned tangible and intangible assets. Our obligations under the second lien credit facility will be secured by a perfected second priority security interest in the same assets securing the first lien credit facility.

Other Terms.  The senior secured credit facilities are expected to contain representations and warranties and affirmative and negative covenants consistent with documentation for affiliates of the sponsor, including, among other things, restrictions on indebtedness, liens, fundamental changes, investments, sales of assets, sale and leaseback transactions, hedging agreements, restricted payments and certain payments of specified indebtedness, affiliate transactions, restrictive agreements, FCC licenses and license subsidiaries and amendments to material documents. The financial covenants will consist of a minimum consolidated interest coverage ratio and a maximum total leverage ratio. The senior secured facilities will also include events of defaults consistent with documentation for affiliates of the sponsor, provided that a change of control shall not constitute an event of default with respect to the second lien facilities.

Alternative Debt Financing.  We have also agreed, pursuant to the merger agreement, to use our reasonable best efforts to obtain the commitment of Bank of America, N.A., the administrative agent under our current credit facility, or its affiliates, to provide for incremental facilities in an amount not less than $180 million, upon the request and on terms as directed and negotiated by Parent for the purpose of substituting such commitment in place of the existing debt commitment from MLCC and MLPF&S. Parent may elect to use this alternative source of debt financing in its sole discretion, provided that (1) Cumulus shall not be required to pay any commitment or other similar fee or incur any other liability prior to the effective time and (2) the conditions precedent to this alternative source of debt financing may not in the aggregate expand upon the conditions precedent to the existing debt financing in any material respect.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until we and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. At any time before or after completion of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of us or Parent. At any time before or after the completion of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of us or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, we believe that the merger can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

In addition, under the Communications Act, we and Parent may not complete the merger unless we have first obtained the approval of the FCC to transfer control of our FCC licenses to Parent and Merger Sub. FCC approval is sought through the filing of applications with the FCC, which are subject to public comment and objections from third parties. Pursuant to the merger agreement, the parties must file by September 25, 2007, all applications necessary to obtain the FCC’s consent. The timing or outcome of the FCC approval process cannot be predicted.

The parties have agreed to take promptly any and all steps necessary to avoid or eliminate any impediment (including any impediment under the FCC’s media ownership rules) to obtaining the FCC’s consent so as to enable the parties to close the transactions contemplated by the merger agreement as promptly as practicable.

In addition, the obligation of Parent and Merger Sub to effect the merger is subject to the fulfillment or waiver of the following conditions: (a) the SEC has (1) approved the application of each investment advisory or broker-dealer affiliate of Merrill Lynch pursuant to Section 9(c) of the Investment Company Act regarding our exemption (and that of any person that may become affiliated with us following the closing) from any of the prohibitions set forth in Section 9(a) of the Investment Company Act and (2) granted waivers of disqualifications under Regulation A, Rule 505 of Regulation D, and Regulation E promulgated under the Securities Act with respect to Merrill Lynch and its affiliates, in each case as applicable as a result of the final judgment and order of permanent injunction against us in the U.S. District Court for Northern District of Illinois Eastern Division, entered on January 22, 2004, and (b) no self-regulatory organization in which a broker-dealer affiliated with Merrill Lynch is a member shall have objected to such broker-dealer becoming affiliated or associated with us.

Accounting

For financial reporting purposes, the merger will be accounted for using purchase accounting.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of our common stock should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest, as was the special committee, which considered these interests, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement. See “— Background of the Merger.” Our directors and executive officers will receive $11.75 per share (or $11.75 plus certain additional consideration if the merger is not completed on or before July 23, 2008) for each share they own immediately prior to the completion of the merger in the same manner as our other stockholders, subject to certain exceptions, as described below under the caption “— Investment by Certain Members of Our Boards of Directors and Management in Holdings.”

Executive Officer and Director Compensation Arrangements

Lewis W. Dickey, Jr.

Lew Dickey currently holds options to purchase shares of our Class A Common Stock and Class C Common Stock granted between 1998 and 2004, none of which have exercise prices below $11.75. As a result, he will not receive any payment in respect of those options, and Lew Dickey has consented in writing that all such options will be canceled upon completion of the merger, with his consent to the extent necessary.

Lew Dickey also currently holds 320,000 restricted shares of our Class A Common Stock, pursuant to a restricted stock agreement entered into as of March 1, 2007. Pursuant to his current employment agreement, in the event of a change of control, these shares, together with any other shares of restricted stock that are awarded prior to such change of control, would automatically vest in full. In addition, Lew Dickey is entitled to receive a change-of-control grant of up to 430,000 shares of Class A Common Stock in the event that a change of control occurs during the term of his current employment agreement. If the merger is completed before the date upon which Lew Dickey’s 2008 annual restricted stock award is made, he would be entitled to receive the full 430,000 shares. If the merger is completed after such date, but in 2008, Lew Dickey’s change-in-control grant would be reduced to 360,000 shares, and would thereafter continue to be reduced by 70,000 shares per year, to a minimum of 80,000 shares. Additionally, if the merger is completed prior to December 20, 2007, Lew Dickey will receive an accelerated issuance of 685,000 shares of Class A Common Stock in respect of deferred shares granted to him as a signing bonus pursuant to his current employment agreement, which would otherwise be issued to him on December 20, 2007 pursuant to such employment agreement.

Under the terms of Lew Dickey’s current employment agreement, the completion of the merger would also terminate his obligation under the retention plan set forth in that agreement, which would otherwise require him to pay Cumulus up to $6,500,000 (such amount decreasing during the term) should he voluntarily terminate his employment or should his employment be terminated for cause.

Finally, under the terms of Lew Dickey’s current employment agreement, he is entitled to payment of excise taxes, if any, imposed under Section 4999 of the Internal Revenue Code of 1986, and interest and penalties related thereto, as well as a gross-up payment in the amount of any other taxes incurred in connection with our payment of such excise taxes, interest and penalties.

Martin R. Gausvik, John G. Pinch and John W. Dickey

Each of Marty Gausvik, John Pinch and John Dickey holds options to purchase shares of our Class A Common Stock, some of which have exercise prices below $11.75. Upon completion of the merger, these “in-the-money” options held by Marty Gausvik, John Pinch and John Dickey will be canceled and converted into the right to receive $3,051,250, $573,258 and $2,785,625, respectively, without interest and less any applicable withholding taxes. Marty Gausvik, John Pinch and John Dickey have each consented in writing that all other options held by them will be canceled upon the completion of the merger without any further payoff.

Each of Marty Gausvik, John Pinch and John Dickey also currently holds 63,333, 65,000 and 186,667 restricted shares of our Class A Common Stock, respectively, the vesting of which is governed by restricted stock agreements entered into in 2005, 2006 and 2007. Pursuant to the terms of those restricted stock agreements, those shares will automatically vest in full in the event of the merger.

In addition, pursuant to the terms of their current employment agreements, each of Marty Gausvik and John Dickey will be entitled to one year’s base salary in the event of their respective voluntary termination of employment within one year following the merger.

Members of Our Board of Directors (other than Lew Dickey)

Each of Ralph Everett, Holcombe Green, Eric Robison and Robert Sheridan holds options to purchase shares of our Class A Common Stock, some of which have exercise prices below $11.75. Upon completion of the merger, these “in-the-money” options held by Ralph Everett, Holcombe Green, Eric Robison and Robert Sheridan will be converted into the right to receive $392,550, $160,550, $293,615 and $94,000, respectively, without interest and less any applicable withholding taxes. Ralph Everett, Holcombe Green, Eric Robison and Robert Sheridan have each consented in writing that any options held by them will be canceled upon the completion of the merger.

The table below sets forth the total amount in cash that each executive officer and director is expected to receive, based on the merger consideration of $11.75 per share and assuming, for purposes of these tables only, that the merger is completed by February 1, 2008, in respect of (1) each share of common stock held without restriction as of August 28, 2007 (excluding, in the case of Lew Dickey and John Dickey, shares of our common stock to be contributed to Parent), (2) each stock option such individual holds as of August 28, 2007 that would be vested as of the date the merger is completed, absent any option acceleration, (3) each stock option such individual holds as of August 28, 2007 that would be accelerated as of the date the merger is completed, and (4) each restricted share such individual holds that would be accelerated as of the date the merger is completed. Actual amounts may be higher or lower depending on the actual date that the merger is completed. The values below are based on the assumption that all outstanding equity awards will be cashed out in connection with the merger, and that no additional equity awards are made prior to the merger.

			Value of
			Unvested
			Options (Net
	Value of	Value of	of per Share	Value of		Aggregate
	Unrestricted	Vested	Exercise	Restricted		Payment
Executive Officer’s Name	Shares	Options	Price)	Shares		Amount

Lewis W. Dickey, Jr.	$117,500	$—	$—	$16,861,250	(1)	$16,978,750
John G. Pinch	581,225	573,258	—	763,750		1,918,233
Martin R. Gausvik	280,707	3,051,250	—	744,163		4,076,120
John W. Dickey	946,803	2,785,625	—	2,193,337		5,925,765
Ralph B. Everett	—	336,002	56,548	—		392,550
Holcombe T. Green Jr.	—	104,002	56,548	—		160,550
Eric P. Robison	—	228,990	64,625	—		293,615
Robert H. Sheridan III	—	29,375	64,625	—		94,000

(1)	Includes 685,000 deferred shares, as well as 430,000 shares due to Lew Dickey upon a change of control of Cumulus, as described above.

For information regarding beneficial ownership of our common stock by each of our current directors and executive officers and all directors and executive officers as a group, including shares subject to stock options and restricted stock awards, the vesting of which is expected, at least in part, to accelerate as a result of the merger, see the section captioned “Important Information About Cumulus — Security Ownership of Certain Beneficial Owners and Management.”

Benefit Arrangements Following the Merger

Parent has agreed to provide or cause to be provided, for a period of one year after the effective time of the merger, for each of our employees who are employed at the effective time, base compensation and incentive compensation opportunities (excluding equity-based compensation) and benefits that are no less favorable in the aggregate than those provided to our employees prior to the effective time. Parent has also agreed that following the merger we will recognize certain service of such employees with us prior to the completion of the merger for purposes of eligibility and vesting with respect to any benefit plan, program or arrangement (except to the extent such recognition of service would result in a duplication of benefits), and to waive certain limitations as to pre-existing conditions or eligibility limitations for any new health plans for such employees instituted after the effective time of the merger, and give effect, for the applicable plan year in which the merger is completed, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by us immediately prior to the effective time of the merger, as if such amounts had been paid in accordance with any new plan instituted after the effective time of the merger. In addition, Parent has agreed that all current rights of indemnification currently provided for our current and former directors, officers and employees will survive the merger and continue in full force and effect and that it will take no actions to adversely affect such rights for a period of six years from the date of the merger agreement.

As of July 23, 2007, the date the merger agreement was executed, employees may no longer increase their payroll deductions in our Employee Stock Purchase Plan. In addition, no further offering periods under our Employee Stock Purchase Plan will be commenced, and each participant’s right to purchase shares of our common stock will terminate on the earlier of (1) January 1, 2008 or (2) the day immediately prior to the effective time of the merger. Upon completion of the merger, our Employee Stock Purchase Plan will be terminated and all outstanding unexercised rights to purchase shares of our common stock will be canceled and the contributions in respect of such rights returned to the holder thereof.

Employment Agreements

We anticipate that, and the interim investors agreement among the members of the investor group described below provides that, we or Holdings will enter into a new employment agreement with Lew Dickey, having substantially the terms described below:

•	a salary and bonus structure identical to the structure in his current employment contract with us;

•	in lieu of the annual time-vested equity grants to which he is entitled under his current employment agreement, a cash award equal to $12.00 for each share we would have issued to him pursuant to such annual grants (with 50% paid on the second anniversary of the date the shares would have been granted, and 25% paid on each of the third and fourth anniversaries of the date the shares would have been granted, in each case, subject to his continued employment);

•	a provision for termination only for cause (defined in the same manner as in his current employment agreement with us) or our failure to meet certain performance metrics, with termination requiring approval of the disinterested members of the board of directors; and

•	a severance package (to be defined in his new employment agreement) for termination for our failure to meet certain performance metrics.

We also anticipate that, and the interim investors agreement described below provides that, we will enter into a new employment agreement with John Dickey, having substantially the terms described below:

•	a salary and bonus structure consistent with the structure in his current employment contract with us; and

•	in lieu of the annual time-vested equity grants to which he is entitled under his current employment agreement, a cash award equal to $12.00 for each share we would have issued to him pursuant to such annual grants (with 50% paid on the second anniversary of the date the shares would have been granted, and 25% paid on each of the third and fourth anniversaries of the date the shares would have been granted, in each case, subject to his continued employment);

Finally, we expect that all of our other current executive officers will continue to serve in their respective positions after completion of the merger. We anticipate that the terms of their employment going forward will be on substantially similar terms as they are currently.

Participation in Equity Incentive Plans and Other Equity Awards

Pursuant to the interim investors agreement entered into between the members of the investor group, the members have agreed to cause Holdings (or a subsidiary) to adopt a management incentive plan that would consist of an option pool equal to 13% of the total equity of Holdings (or the subsidiary) concurrently with completion of the merger. The exercise price of those options would be priced at the subscription price for a unit of Holdings as of the completion date of the merger, adjusted accordingly for follow-on investments. Half of the option pool will be reserved for grants to Lew Dickey, and the other half will be reserved for grants to other key employees (including our other executive officers), with the specific employees and amounts to be determined by the board of directors based upon the recommendation of the chief executive officer.

Options awarded under this equity incentive plan will be a combination of time-vested awards and performance-based awards, with performance criteria to be established by Holdings. The vesting of time-vested options will accelerate upon a change of control, and all performance-based options will automatically vest if we are sold for a specified return on the original equity investment.

In addition to the options set aside for the management incentive program, as of the completion of the merger, an additional pool of options, representing 2% of the total equity of Holdings will be granted to Lew Dickey and certain other participants (including our other executive officers) at the completion of the merger. These options will be fully vested upon grant and will have an exercise price equal to 2.5 times the subscription price for a unit of Holdings as of the completion date of the merger. Half of this option pool will be reserved for Lew Dickey.

The amount of equity that may be awarded to our executive officers and employees, other than Lew Dickey and John Dickey, has not been determined at this time, and will be subject to such various factors as the investor group, or the board of directors, as the case may be, may determine from time to time. Any such equity, or other compensation, that may be provided to these individuals will not have any impact on the consideration payable to the unaffiliated stockholders pursuant to the merger.

Investment by Certain Members of Our Board of Directors and Management in Holdings

Lew Dickey and John Dickey have agreed to make equity contributions to Parent immediately prior to the merger in exchange for an equity stake in Holdings. Lew Dickey has committed to contribute 1,282,449 shares of our Class A Common Stock and 644,871 shares of our Class C Common Stock to Parent and John Dickey has committed to contribute 1,500,000 shares of our Class A Common Stock to Parent.

Certain other members of the investor group, namely Michael W. Dickey and David W. Dickey, who are brothers of Lew Dickey and John Dickey, and their father, Lewis W. Dickey, Sr., have also agreed to contribute an aggregate of 1,679,063 shares of our Class A Common Stock immediately prior to the merger in exchange for an equity stake in Holdings.

Parent currently contemplates that certain additional members of our management will be permitted to participate by making similar equity investments in Holdings, although Parent has agreed not to discuss with members of our management any such investment until five business days prior to the completion of the merger. Parent has not yet determined the aggregate amount of the equity investment that management participants will be permitted to make or the specific investment opportunities that will be made available to any particular management participant.

By virtue of these investments, unlike our other stockholders, these members of management, along with the members of the investor group, will have an opportunity to share in our future economic growth after the merger.

Relationship of Members of Investor Group under Interim Investors Agreement Prior to the Merger

The members of the investor group entered into an interim investors agreement with Holdings and Parent on July 27, 2007 but effective as of the date of the merger agreement. The interim investors agreement, among other things, sets forth certain terms governing the relationship among the members of the investor group (including, as described below, the investment entity, should such an investment entity be formed and become part of the investor group) and Holdings prior to the completion of the merger, including the following:

•	Actions under Merger Agreement. The members of the investor group, acting together, may cause Holdings to take any action, or refrain from taking any action, with respect to the merger agreement. However, the sponsor has the sole discretion to waive certain regulatory conditions to closing relating to Merrill Lynch and its affiliates described in the section “The Merger Agreement — Conditions to the Merger”. No other action may be taken with respect to the merger agreement without the consent of both the sponsor and Lew Dickey.

•	Debt Financing, Management Arrangements, LLC Agreement for Holdings, Arrangements with respect to the Investment Entity. Each member of the investor group has agreed to cause relevant entities controlled by the investor group to negotiate and enter into, definitive documentation with regard to the debt financing for the merger and certain management arrangements. Each member of the investor group has also agreed to negotiate with the other members of the investor group a limited liability company agreement for Holdings and certain arrangements with respect to the formation of an investment entity controlled by Lew Dickey, or another entity over which he has voting control or management control as a general partner or which has obtained additional funding commitments from the Dickeys, referred to in this proxy statement as the investment entity. As described below, the investment entity may become a member of the investor group.

•	Investment Entity Commitment. Prior to the completion of the merger, the investment entity has the right to assume up to approximately 50% of the sponsor’s equity commitment, or, if the additional rollover option described below is exercised, an amount up to approximately 50% of the sponsor’s equity commitment less the amount for which the additional rollover option has been exercised. However, the amount so assumed must be at least $20 million and the sponsor’s equity interest in Holdings may in no event be reduced below $125 million as a result of the exercise of this right or any other rights described herein. The maximum amount of the sponsor’s commitment that may be assumed by the investment entity is referred to in this proxy statement as the investment entity target amount. In consideration of such right, if the merger is consummated, the investment entity will pay to the sponsor an interim financing fee equal to 1.75% of the excess of the investment entity target amount over $25 million.

•	Additional Rollover Option. Prior to the completion of the merger, the Dickeys may increase the amount of our common stock that they have agreed to contribute to Parent by up to $20 million in the aggregate (with each share being valued at $11.75) by either (1) assuming a portion of the sponsor’s equity commitment if, at such time, the investment entity has not assumed any portion of the sponsor’s equity commitment or (2) assuming a portion of the investment entity’s equity commitment if the investment entity, as such time, has assumed a portion of the sponsor’s equity, in either case as described above under “— Investment Entity Commitment”.

•	Replacement of Sponsor. Under the interim investors agreement, if the certain regulatory conditions to the completion of the merger relating to Merrill Lynch and its affiliates described in the section “The Merger Agreement — Conditions to the Merger” are not satisfied or waived by February 7, 2008, then after 30 days of such date, the Dickeys have the right to require the sponsor to assign all of its equity commitment to a third party designated by the Dickeys.

•	Limited Guarantee. In connection with the merger agreement, ML IBK Positions, Inc., an affiliate of the sponsor, referred to in this proxy statement as ML IBK Positions, provided us with a limited guarantee pursuant to which ML IBK Positions has guaranteed the payment of any reverse termination fee that may become payable by Parent under the merger agreement. To the extent that the Dickeys (or the investment entity, should it become a member of the investor group by exercising its right described above) fail to consent to the contemplated debt financing being drawn down at closing or default in their obligation to fund or consummate their respective commitments under their commitment letters, they have agreed with the sponsor to prevent enforcement of the limited guarantee against ML IBK Positions by paying the amount (or the portion thereof for which they are liable) guaranteed by ML IBK Positions directly to us.

•	Fees and Expenses. If the merger agreement is terminated in a manner that results in a termination fee or expense reimbursement being paid by us to Parent or Holdings, such amounts will be used to pay all of the investor group’s fees and expenses and the remainder of such amounts will be distributed to the sponsor. If the merger agreement is terminated in a manner that does not result in a termination fee or expense reimbursement being paid by us to Parent or Holdings (or if any such termination fee or expense reimbursement is insufficient to cover all of the investor group’s fees and expenses), then 100% of the investor group’s fees and expenses will be paid by those members of the investor group that fail to consent to the contemplated debt financing being drawn down at closing or default in their obligation to fund or consummate their respective commitments under their commitment letters. If there are no such defaulting investors, the sponsor and the Dickeys will each pay their own legal fees and 50% of the investor group’s remaining fees and expenses.

Right to Designate Directors and Officers of Parent.  Under the interim investors agreement, prior to the completion of the merger, unless the sponsor and Lew Dickey otherwise agree, Lew Dickey (or another person selected by Lew Dickey in his sole discretion) and Robert F. End (or another person selected by the sponsor in its sole discretion) shall be the officers and directors of Parent, Merger Sub and Holdings.

Relationship of Members of Investor Group under Interim Investors Agreement Following the Merger

The interim investors agreement also sets forth certain terms that, if the merger is consummated, would be reflected in definitive documents governing the relationship among the members of the investor group (including the investment entity, should such an investment entity be formed and become part of the investor group) and Holdings after the completion of the merger, including the following:

•	Investment Entity Call Right and Related Fee Arrangements. If the investment entity has not exercised its right to assume the investment entity target amount prior to the completion of the merger, then the sponsor will fund any portion of the investment entity target amount not assumed by the investment entity prior to closing as part of its existing equity commitment described above. We refer to that portion as the shortfall amount in this proxy statement. In such case, within 13 months of the date of the merger agreement, the investment entity has a one-time call right with respect to the equity acquired by sponsor as a result of funding the shortfall amount at closing. If such call right is exercised, the sponsor will receive a funding fee equal to 3.25% on such shortfall amount and a 7.5% annualized cost of carry on the shortfall amount from the completion of the merger until the exercise of such call right. The sponsor’s equity interest in Holdings may in no event be reduced below $125 million as a result of the exercise of this call right or any other rights described in this proxy statement.

•	Transfer to an Acceptable Institutional Investor. Within two business days after the completion of the merger, Lew Dickey has the right to require the sponsor to transfer to an institutional investor selected by Lew Dickey and meeting certain criteria a portion of its equity commitment in Holdings not to exceed $25 million. However, the sponsor’s equity interest in Holdings may in no event be reduced below $125 million as a result of the exercise of this right or any other rights described in this proxy statement.

•	Right to Designate Directors of Parent. If the merger is completed and the investment entity has not assumed the investment entity target amount, the sponsor will have the right to appoint three directors of Holdings and Lew Dickey will have the right to appoint two directors of Holdings. If the merger is completed and the investment entity has assumed the investment entity target amount, or if the investment entity target amount has not been assumed when the merger is completed but the investment entity exercises its call right with respect to the investment entity target amount within 13 months of the signing of the merger agreement, then the sponsor and Lew Dickey each will have the right to appoint two directors of Holdings. The composition of the board of directors of Holdings is subject to change in certain cases if members of the investor group sell portions of their equity in Holdings in excess of specified threshold amounts. The composition of the board of directors or similar governing body of certain subsidiaries of Holdings, including us, will reflect the composition of the board of Holdings.

Arrangements with Respect to the Investment Entity

In the event that Lew Dickey successfully forms the investment entity:

•	subject to certain terms and conditions, the sponsor has agreed to make an equity commitment of $25 million to the investment entity if the investment entity otherwise raises investment funds of at least $125 million (exclusive of the sponsor’s $25 million equity commitment) and the investment entity assumes or funds the investment entity target amount;

•	the sponsor would have the opportunity (but not the obligation) to invest side-by-side with the investment entity on certain future strategic opportunities; and

•	it is expected that Lew Dickey, or an entity controlled by him, will be paid a customary management fee by the investors in the investment entity, and receive a carried interest, meaning a percentage of the profits generated by the investment entity.

Transaction and Management Fee Arrangements

Under the interim investors agreement, the members of the investor group (including, the investment entity, should such an investment entity be formed and become part of the investor group) are entitled to various fees following completion of the merger:

•	a transaction fee equal to 100 basis points of our enterprise value, which will be allocated at closing among the sponsor and the investment entity, if such entity has funded the investment entity target amount, or, otherwise, among the sponsor and the Dickeys, in each case, on a 50 — 50 basis; and

•	an annual management fee equal to 2% of our EBITDA for each calendar year (determined after certain adjustments) to be allocated as follows:

•	if the investment entity has funded the investment entity target amount, the fee will be allocated between the investment entity and the sponsor on a 50 — 50 basis, or

•	in all other cases, the sponsor shall receive 50% of such fee, the Dickeys shall receive a portion of such fee based on the relative portion of the equity funded by the Dickeys, and the balance of such fee shall be allocated among the sponsor and the investment entity, pro rata, based on their relative portion of the funded equity.

The foregoing summary of the interim investors agreement does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3, filed with the SEC in connection with the merger, and incorporated herein by reference.

Voting Agreements

We and Parent have entered into voting agreements regarding the merger with the Dickeys and with the two BOA affiliates. Under the terms of both agreements, the Dickeys and the two BOA affiliates have each agreed to the following:

•	Agreement to Vote. Each of the Dickeys and the two BOA affiliates have agreed to vote all of their respective shares of our common stock (1) for the adoption of the merger agreement and against any company acquisition proposal or any other proposal made in opposition to the merger, or (2) if the board terminates the merger agreement pursuant to a superior proposal, or Parent terminates the merger agreement due to a change of recommendation by our board to approve the merger in connection with a superior proposal, and, in either case, we pay Parent the termination fee with respect thereto under the merger agreement, for the adoption of such superior proposal and against any alternative company acquisition proposal or any other proposal made in opposition to such superior proposal, except that the two BOA affiliates’ agreement to vote for such superior proposal only applies if it is an all-cash proposal. See “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

•	Irrevocable Proxies. Each of the Dickeys and the two BOA affiliates have granted to Parent, in the case of a vote on the merger agreement, and to us, in the case of a vote on a superior proposal following the termination of the merger agreement and payment of the termination fee due, their irrevocable proxy.

•	Transfer Restrictions. Each of the Dickeys and the two BOA affiliates have agreed not to (1) directly or indirectly transfer any shares of our common stock they beneficially own, (2) tender any of their shares in a tender or exchange offering, (3) enter into any other voting arrangements with respect to their shares, or (4) otherwise create any new restrictions on their ability to exercise their voting rights (except with respect to the Dickeys, who may transfer shares for estate planning purposes and pursuant to their rollover equity commitments described above).

Each of the voting agreements terminates upon the termination of the merger agreement in accordance with its terms.

The foregoing summary of the voting agreements does not purport to be complete and is qualified in its entirety by reference to the copy of such agreements attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Cooperation Agreement

We have entered into a cooperation agreement with Lew Dickey regarding his cooperation with respect to our efforts to obtain company acquisition proposals prior to the no-shop date. See “The Merger Agreement — Restrictions on Solicitation of Other Offers.” Under the cooperation agreement, Lew Dickey has agreed to cooperate with, and not take any action that reasonably would be expected to frustrate or delay, our efforts to initiate or solicit company acquisition proposals during the period prior to the earlier of the termination of the voting agreement described above and the termination of his employment with us. Such cooperation includes:

•	participation in meetings, presentations and due diligence sessions with persons interested in making a company acquisition proposal;

•	assistance in the preparation of solicitation materials, offering documents and other similar documents;

•	promptly providing potential acquirors with access to all financial and other information; provided that (1) such actions are allowed under the merger agreement and (2) he will not be required to provide any notes or analyses prepared by him, or by or on behalf of representatives of Parent or Parent’s affiliates; and

•	cooperation and assistance in obtaining any consents, waivers, approvals or authorizations for any company acquisition proposal.

The foregoing summary of the cooperation agreement does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3, filed with the SEC in connection with the merger, and incorporated herein by reference.

Special Committee Fees; Indemnification

We have agreed to pay each member of the special committee $1,500 per meeting (whether held in person or by telephone) for serving on the special committee. The special committee members are entitled to such fees regardless of whether any acquisition proposal was made or thereafter approved. In addition, in accordance with our bylaws, we have agreed to indemnify each member of the special committee in respect of liabilities for acts or omissions arising out of such member’s acts as a special committee member.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of our common stock whose shares of our common stock are converted into the right to receive solely cash pursuant to the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of our common stock as capital assets, and may not apply to beneficial owners who hold shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, directly or indirectly through constructive ownership or otherwise, in Parent or us after the merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships or other pass-through entities, S corporations, retirement plans, regulated investment companies, real estate investment trusts, traders or dealers in securities or currencies, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold our common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock or options to purchase shares of our common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder whose shares of our common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the merger agreement, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. Cash received pursuant to the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the U.S. Internal Revenue Code of 1986, as amended, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We intend to deliver a certificate at closing providing that our common stock is not a U.S. real property interest. If such certificate is properly completed and complies with the relevant provisions of the Code, subject to the rules below we do not expect for there to be withholding of tax on cash received by a non-U.S. holder in the merger.

Backup withholding of tax may apply to the cash received by a non-corporate stockholder in the merger, unless the stockholder or other payee certifies under penalty of perjury that it is a non-U.S. holder in a manner satisfactory to the relevant withholding agent (and the relevant withholding agent does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code). Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received pursuant to the merger will also be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares or options to purchase shares of our common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Litigation Related to the Merger

We are aware of three purported class action lawsuits related to the merger: Jeff Michelson, on behalf of himself and all others similarly situated v. Cumulus Media Inc., et al. (Case No. 2007CV137612, filed July 27, 2007) was filed in the Superior Court of Fulton County, Georgia against us, Lew Dickey, the other directors and the sponsor, Patricia D. Merna, on behalf of herself and all others similarly situated v. Cumulus Media Inc., et al. (Case No. 3151, filed August 8, 2007) was filed in the Chancery Court for the State of Delaware, New Castle County, against us, Lew Dickey, the other directors, the sponsor, Parent and Merger Sub, and Paul Cowles v.

Cumulus Media Inc., et al. (Case No. 2007-CV-139323, filed August 31, 2007) was filed in the Superior Court of Fulton County, Georgia against us, Lew Dickey, the other directors and the sponsor.

The complaints in each of these lawsuits allege, among other things, that the merger is the product of an unfair process, that the consideration to be paid to our stockholders pursuant to the merger is inadequate, and that the defendants breached their fiduciary duties to our stockholders. The complaints further allege that we and the sponsor (and Parent and Merger Sub) aided and abetted the actions of our directors in breaching such fiduciary duties. The complaints seek, among other relief, an injunction preventing completion of the merger.

We believe that we have committed no breaches of fiduciary duties, disclosure violations or any other breaches or violations whatsoever, including in connection with the merger, the merger agreement or this proxy statement. In addition, we have been advised that the other defendants named in the complaints similarly believe the allegations of wrongdoing in the complaints to be without merit, and deny any breach of duty to or other wrongdoing with respect to the purported plaintiff classes.

In order to resolve one of the lawsuits, we have reached an agreement along with the individual defendants in that lawsuit, without admitting any wrongdoing, pursuant to a memorandum of understanding dated November 13, 2007, to extend the statutory period in which holders of our common stock may exercise their appraisal rights and to make certain further disclosures in this proxy statement as requested by counsel for the plaintiff in that litigation. It is anticipated that after further discovery all parties will cooperate in seeking dismissal of that lawsuit. Such dismissal, including an anticipated request by plaintiff’s counsel for attorneys’ fees, will be subject to court approval. We intend to vigorously defend the remaining two lawsuits.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $3.4 million. This amount includes the following estimated fees and expenses:

Amount to
Description	be Paid

SEC filing fee	$14,461
Printing, proxy solicitation and mailing expenses	150,000
Financial, legal, accounting and tax advisory fees	2,900,000
Miscellaneous expenses	325,000

Total	$3,389,461

THE MERGER AGREEMENT

(PROPOSAL NO. 1)

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Merger

The merger agreement provides for the merger of Merger Sub with and into us upon the terms, and subject to the conditions, of the merger agreement. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable, but in any event no later than five business days following, satisfaction or waiver (to the extent permitted by law) of the conditions to closing described in “— Conditions to the Merger.”

As the surviving corporation, we will continue to exist following the merger. Upon completion of the merger, our officers will be the initial officers of the surviving corporation, and will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

We or Parent may terminate the merger agreement prior to the completion of the merger in some circumstances, whether before or after the approval of the merger agreement by stockholders. Additional details on termination of the merger agreement are described in “— Termination of the Merger Agreement.”

Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $11.75 in cash, without interest and less any applicable withholding taxes, other than:

•	shares held in treasury or owned by Parent, Merger Sub or any of our wholly owned subsidiaries, all of which will be canceled, and

•	shares held by holders who have properly demanded and perfected their appraisal rights.

After the merger is effective, each holder of a certificate representing any shares of our common stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Appraisal Rights.”

If the merger has not occurred by July 23, 2008, then the per share merger consideration will begin on that date to include interest at a rate of 7.5% per year, compounded quarterly.

Treatment of Options and Other Awards

Upon completion of the merger, each outstanding option to acquire our common stock shall be entitled to receive in exchange for such option a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $11.75 (or $11.75 plus certain additional consideration if the merger is not completed on or before July 23, 2008) exceeds the option exercise price, without interest and less any applicable withholding taxes. In addition, unless otherwise agreed between a holder and Parent, each outstanding share of restricted stock that is subject to vesting or other lapse restrictions will vest and become free of restriction and will be canceled and converted into the right to receive $11.75 (or $11.75 plus certain additional consideration if the merger is not completed on or before July 23, 2008), without interest and less any applicable withholding taxes. We are required to use our reasonable best efforts to obtain any required consents from holders of outstanding options and take any other actions necessary to give effect to the foregoing and to cause all options, including those with option exercise prices that are less than $11.75 per share, to terminate as of the effective date of the merger. As of the date of this proxy statement, we have received such consents from all of our executive officers and directors. The effect of the merger upon our employee stock purchase plan and certain other employee benefit plans is described below under “— Employee Benefits.”

Payment for the Shares

Before the merger, Parent will designate a paying agent reasonably satisfactory to us to make payment of the merger consideration. At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, in trust with the paying agent the funds appropriate to pay the aggregate merger consideration to our stockholders.

As promptly as practicable after the completion of the merger, we will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within 12 months following the effective time of the merger, such cash will be returned to us upon demand subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will, to the extent permitted by law, be returned to us free and clear of any prior claims or interest.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by us or the paying agent, post a bond in an amount that the surviving corporation or the paying agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Pursuant to the merger agreement, each party made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	power and authority to enter into and perform their respective obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	the accuracy of information supplied by it for inclusion in this proxy statement;

•	finder’s or broker’s fees; and

•	investigations; and litigation.

Pursuant to the merger agreement, Parent and Merger Sub also each made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement, the equity rollover commitments of the Dickeys described in this proxy statement, the guarantee of ML IBK Positions, Inc., ownership of Merger Sub, operations of Parent and Merger Sub, the non-applicability of certain state takeover statutes and our solvency after giving effect to the transactions contemplated by the merger agreement.

We also made representations and warranties relating to:

•	our capital stock;

•	our subsidiaries;

•	our SEC reports and financial statements;

•	the absence of undisclosed liabilities;

•	our compliance with law;

•	governmental authorizations and FCC authorizations;

•	employee benefit plans;

•	absence of certain changes or events;

•	the accuracy of this proxy statement and other materials prepared by us in connection with the transactions contemplated by the merger agreement;

•	tax matters;

•	material contracts;

•	intellectual property;

•	title to our property and assets;

•	required stockholder approval for the merger;

•	the opinion of the special committee’s financial advisor; and

•	state takeover statutes; charter provisions; and our rights agreement.

Many of our representations and warranties are qualified by materiality qualifications or “a material adverse effect” standard. For purposes of the merger agreement, “material adverse effect” for us means any effect that, individually or in the aggregate with all other effects (1) has, or would be reasonably expected to have, a material adverse effect on our or our subsidiaries’ business, results of operation or financial condition taken as a whole, or (2) prevents or materially delays or impairs our ability to consummate the merger, except that no adverse effect resulting from certain specified matters, alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect.

Conduct of Business Pending the Merger

We have agreed pursuant to the merger agreement that, until the completion of the merger, except as expressly contemplated or permitted by the merger agreement, required by applicable law or expressly consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), we will, and we will, cause each of our subsidiaries to:

•	conduct our business in the ordinary course consistent with past practice; and

•	use reasonable best efforts to maintain and preserve intact our business organization, assets and goodwill and relationships with customers, suppliers and others having business dealings with us and to maintain our current rights and franchises and retain the services of our key officers and key employees.

We have also agreed that, until the completion of the merger, except as expressly contemplated or permitted by the merger agreement, required by applicable law or consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), we will not, and will not permit any of our subsidiaries to:

•	adjust, split, combine, reclassify, redeem, repurchase or otherwise acquire any capital stock or other equity interests or otherwise amend the terms of our capital stock or other equity interests;

•	merge or consolidate with any person;

•	except in the ordinary course of business with respect to departing employees or in connection with cashless exercises pursuant to our stock incentive plans, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of our capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of our capital stock or other equity interests;

•	issue or sell any additional shares of capital stock or other equity interests, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests, except (A) pursuant to the exercise of stock options outstanding as of the date the merger agreement or as required under any of our benefit plans or contracts relating to employment and (B) for the annual grants of our stock options or restricted shares to employees and directors in the ordinary course of business consistent with past practice;

•	enter into or amend any contract with any of our or our subsidiaries’ executive officers, directors or other affiliates or any person beneficially owning 5% or more of our capital stock;

•	purchase, sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a lien or otherwise dispose of, in whole or in part, any properties, rights or assets having a value in excess of $500,000 individually or $2,500,000 in the aggregate, other than in the ordinary course of business;

•	make any capital expenditures in any fiscal year (other than those provided for in our budget) in excess of $500,000, in the aggregate;

•	become liable for or guarantee any indebtedness, capital lease obligation, or any “keep well” or other agreement to maintain any financial statement of another person, or modify or refinance any existing indebtedness, in excess of $1,500,000 in any transaction or series of related transactions, or in excess of $5,000,000 in the aggregate for such indebtedness, except under specified exceptions or in the ordinary course of business and consistent with past practice;

•	make or agree to make any investment in excess of $1,500,000 individually or $5,000,000 in the aggregate in CMP, except as may be required under certain pre-existing contracts;

•	make or agree to make any acquisition of another person or business in excess of $2,500,000 individually or $10,000,000 in the aggregate or in any entity that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC if such acquisition or investment would reasonably be expected to delay, impede or prevent receipt of the consent by the FCC to the merger;

•	except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend, fail to renew, cancel or terminate any material contract, other than any contract relating to indebtedness that would not otherwise be prohibited under the merger agreement;

•	except to the extent required by law, or by pre-existing contracts, or by our benefit plans, (A) increase the compensation or benefits of any of our employees, independent contractors or directors, other than increases in base salary in the ordinary course of business consistent with past practice for employees other than executive officers, (B) amend or adopt any compensation or benefit plan, or (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity compensation;

•	compromise, settle or agree to settle, release, dismiss or otherwise dispose of any suit, action, claim, proceeding or investigation (including any relating to the merger agreement or the transactions contemplated by the merger agreement), or consent to the same, other than in the ordinary course of business consistent with past practice and in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, us or our subsidiaries;

•	amend or waive any material provision of our or our subsidiaries’ governing documents or, in our case, enter into any agreement with any of our stockholders in their capacity as such except in the ordinary course of business consistent with past practices;

•	enter into any material non-compete or similar agreement that would by its terms restrict our, or our subsidiaries’ businesses following the effective time of the merger;

•	enter into any new line of business outside of our existing business;

•	other than in the ordinary course of business, enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $500,000 individually or $2,500,000 in the aggregate (excluding any renewal terms);

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than among our wholly owned subsidiaries);

•	implement or adopt any material change in our financial accounting principles, practices or methods, other than as required by GAAP, applicable law or regulatory guidelines;

•	change any method of tax accounting, enter into any closing agreement with respect to material taxes, settle or compromise any material liability for taxes, make, revoke or change any material tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes, file any material amended tax return or obtain any material tax ruling, in each case other than in the ordinary course of business consistent with past practice;

•	take any action that is intended to result in any of the conditions to effecting the merger becoming incapable of being satisfied; or

•	authorize, agree or commit to do any of the foregoing.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do or cause to be done all things necessary, proper or advisable to consummate the merger, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities or other persons. The parties have also agreed that, if any state takeover statute or regulation becomes applicable, to take all action necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise eliminate or minimize the effect of such statute or regulation on the merger agreement or merger.

The parties agreed pursuant to the merger agreement to use their respective reasonable best efforts to consummate the merger, including, (1) in the case of the Parent, the obtaining of all necessary approvals under any applicable communications laws required in connection with the merger, (2) obtaining all necessary actions or non-actions, consents and approvals from governmental authorities or other persons and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, governmental authorities or other person necessary to consummate the merger, (3) defending any lawsuits or legal proceedings challenging the merger, including seeking to have any stay or temporary restraining order vacated or reversed, and (4) executing and delivering any additional instruments necessary to consummate the merger.

The parties have agreed to promptly take any and all steps necessary to avoid or eliminate every impediment and obtain all consents under any antitrust, competition or communications or broadcast law (including the FCC media ownership rules), that may be required by any governmental authority to enable the parties to consummate the merger as promptly as practicable, including committing to or effecting, by consent decree, hold separate order, trust or otherwise, the divestiture of such assets or businesses as are required to be divested in order to obtain the FCC’s consent or to avoid the entry of, or to effect the dissolution of or vacate or lift any order, that would otherwise have the effect of preventing or materially delaying the completion of the merger.

Parent has also agreed to notify us promptly if at any time prior to the closing date of the proposed merger, the financing commitments contemplated: (1) expire or are terminated for any reason; (2) the financing source that is a party to the financing commitments notifies Parent that such source no longer intends to provide financing to Parent; or (3) Parent, in good faith, believes that it will not be able to obtain all or a portion of the financing commitments. Parent has further agreed to notify us promptly upon becoming aware of any material breach by any party to the financing commitments.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” below.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of our Class A Common Stock and Class C Common Stock, voting as a single class;

•	no governmental entity of competent jurisdiction will have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition that remains in effect that enjoins or otherwise prohibits completion of the merger; and

•	the waiting period (and any extension thereof) under the HSR Act must have expired or been terminated.

Conditions to Parent’s and Merger Sub’s Obligations.  The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties with respect to our capitalization must be true and correct in all but de minimis respects and our representations and warranties with respect to our corporate power and authority to enter into and perform our obligations under the merger agreement and finder’s fees must be true and correct in all respects;

•	all of our other representations and warranties (read without any materiality qualifiers in the text of the representations and warranties themselves) must be true and correct in all respects, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect, in each case when made and as of the closing date of the merger as though made on such date (other than to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•	we must have performed in all material respects all obligations and complied with all covenants required by the merger agreement to be performed or complied with by us prior to the effective time of the merger;

•	we must deliver to Parent at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements;

•	we must deliver to Parent a statement of non-U.S. real property interest status in accordance with Treasury Regulation 1.1445-2(c)(3);

•	the SEC must have (1) approved the application of each investment advisory or broker-dealer affiliate of Merrill Lynch pursuant to Section 9(c) of the Investment Company Act regarding our exemption (and that of any person that may become affiliated with us following the closing) from any of the prohibitions set forth in Section 9(a) of the Investment Company Act and (2) granted waivers of disqualifications under Regulation A, Rule 505 of Regulation D, and Regulation E promulgated under the Securities Act with respect to Merrill Lynch and its affiliates, in each case as applicable as a result of the final judgment and order of permanent injunction against us in the U.S. District Court for Northern District of Illinois Eastern Division, entered on January 22, 2004;

•	no self-regulatory organization in which each broker-dealer affiliated with Merrill Lynch is a member has objected to such broker-dealer becoming affiliated or associated with us;

•	the consent of the FCC to the merger must have been granted without any conditions materially adverse to Parent and Merger Sub and must have become final, except that the simultaneous completion by Parent of divestiture of certain FCC licenses identified in the merger agreement will not be deemed to be a materially adverse condition or considered in determining whether there is a materially adverse condition; and

•	since July 23, 2007, there must not have been any material adverse effect with respect to us.

Conditions to Our Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties of Parent and Merger Sub (read without any materiality qualifiers in the text of the representations and warranties themselves) must be true and correct in all respects, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect, in each case when made and as of the closing date of the merger as though made on such date; provided that any representations made by Parent and Merger Sub as a specific date need only be so true and correct as of the date made;

•	Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time of the merger;

•	Parent’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements; and

•	the consent of the FCC to the merger must have been granted without any conditions materially adverse to us; except that the simultaneous completion by Parent of divestiture of certain FCC licenses identified in the merger agreement will not be deemed to be a materially adverse condition or considered in determining whether there is a materially adverse condition.

If a failure to satisfy one of our conditions to the merger is not considered by our board to be material to our stockholders, the board (acting through the special committee) could waive compliance with that condition. Our board is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Restrictions on Solicitations of Other Offers

The merger agreement provides that, until 11:59 p.m. on the no-shop date, we were permitted to:

•	initiate, solicit and encourage any company acquisition proposal (as defined below) from a third party (including by way of providing access to non-public information to third parties pursuant to a confidentiality agreement), provided that we shall promptly provide to Parent any material non-public information concerning us or our subsidiaries that is provided to any person given such access which was not previously provided to Parent; and

•	enter into and maintain discussions or negotiations concerning a company acquisition proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

From and after the no-shop date, we have agreed not to:

•	initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any company acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•	approve or recommend, or publicly propose to approve or recommend, any company acquisition proposal or enter into any agreement providing for or relating to any acquisition proposal or enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations thereunder.

In addition, as of the no-shop date, we have agreed to terminate all solicitations, encouragements, discussions or negotiations with third parties existing at such time, except with respect to those persons, referred to in this proxy statement as excluded persons, who have submitted company acquisition proposals we have identified as of the no-shop date as having met the following criteria (and only for so long as there is not a continuous period greater than five business days that such proposal fails to meet these criteria): (1) our board (acting through the special committee) believes in good faith to be bona fide; (2) our board (acting through the special committee) determines in good faith, after consultation with financial advisors and outside legal counsel, that the company acquisition proposal constitutes or could reasonably be expected to result in a superior proposal (as defined below); and (3) after consultation with outside legal counsel, our board (acting through the special committee) determines in good faith that the failure to take such action could violate its fiduciary duties under applicable law.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or provide any non-public information to any party to the extent that:

•	we receive from such party a company acquisition proposal not solicited in violation of the prohibitions described above and which the board (acting through the special committee) concludes in good faith to be bona fide;

•	our board (acting through the special committee) concludes in good faith, after consultation with legal counsel and financial advisors, that the company acquisition proposal constitutes or could reasonably be expected to result in a superior proposal (as defined below); and

•	after consultation with its outside counsel, our board (acting through the special committee) determines in good faith that the failure to take such action could violate its fiduciary duties under applicable law.

In such cases, we (1) will not, and will not allow our representatives to, disclose any non-public information to such person without entering into an acceptable confidentiality agreement, and (2) will promptly provide to Parent any non-public information provided to the third party that we have not already provided to Parent.

From and after the no-shop date, we will promptly (within one business day) notify Parent in the event we receive a company acquisition proposal from a third party of the identity of the third party and the material terms and conditions of the proposal, and are required to keep Parent apprised as to the status of such proposal.

A “ company acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent, Merger Sub or their respective affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, or 20% or more of any class or series of our securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of any class or series of our capital stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us (or any of our subsidiaries whose business constitutes 20% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole).

A “superior proposal” means a company acquisition proposal for us which our board (acting through the special committee), in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders than the merger, after (1) receiving the advice of outside counsel and a financial advisor, (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein, and (3) taking into account all legal, financial, regulatory or other aspects of such proposal and any other factors that our board (acting through the special committee) deems relevant. For purposes of the definition of “superior proposal” all references in the definition of “company acquisition proposal” above to “20% or more” shall be deemed to be references to “50% or more.”

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Our board (acting through the special committee) may also, at any time prior to the adoption of the merger agreement by our stockholders, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), its recommendation that our stockholders adopt the merger agreement or take any other action or make any other public statement in connection with the special meeting inconsistent with such recommendation or terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal if it concludes in good faith (after consultation with its legal advisors) that failure to do so could reasonably be expected to result in a breach of its fiduciary duties under applicable law, and only after (1) giving written notice to Parent and Merger Sub at least three business days in advance of its intention to do so that specifies the material terms and conditions of any such superior proposal, (2) to the extent notice is given on or after the no-shop date, prior to effecting such action or terminating the merger agreement to enter into a definitive agreement with respect to such superior proposal, we, during such three business day period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate), and cause our financial and legal advisors to do the same, to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal, and (3) we pay to Parent either a $15 million or $7.5 million termination fee as described in further detail below in “— Termination Fees.”

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent;

•	by either party, if:

•	the merger is not consummated on or before July 23, 2008, unless the failure of the merger to be completed by then is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in the merger agreement, and provided that if all conditions are satisfied and waived except for those relating to HSR filings or consent by the FCC to the merger, then either party may, by written notice to the other party, extend this end date for a period of up to an additional six months;

•	there is any final and nonappealable law, injunction, order or similar legal restraint that permanently enjoins or otherwise prohibits the completion of the merger; or

•	our stockholders, at the special meeting or at any adjournment thereof, fail to adopt the merger agreement.

•	by Parent if:

•	we have breached any of our representations, warranties, covenants or agreements under the merger agreement, which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured, or is not cured, on or before the end date, provided that (1) Parent has provided us with at least 30 days’ prior written notice of the termination and (2) neither Parent nor Merger Sub is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement; or

•	our board or any committee of our board withdraws (or modifies or qualifies in a manner adverse to Parent or Merger Sub), or publicly proposes to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), its recommendation that our stockholders adopt the merger agreement or takes any other action or makes any other public statement in connection with the special meeting inconsistent with such recommendation; we fail to include the recommendation in our proxy statement in connection with the merger; our board or committee of our board approves or recommends to our stockholders, or publicly proposes to approve, adopt, endorse, recommend or enter into, a letter of intent, agreement in principle or definitive agreement for any company acquisition proposal for us other than the merger; within five business days of a request by Parent that we reaffirm our recommendation for the merger following any company acquisition proposal or any material modification to such company acquisition proposal is first published or given to our stockholders, we fail to issue a press release reaffirming our recommendation for the merger; or if we fail to recommend against acceptance of a tender or exchange offer for any outstanding shares of our capital stock that constitutes a company acquisition proposal, including taking no position with respect to such a tender or exchange offer, which will be considered a failure to recommend against acceptance, within ten business days after commencement of the tender or exchange offer.

•	by us if:

•	Parent or Merger Sub have breached any of their representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured, or is not cured, on or before the end date, provided that (1) we have provided Parent with at least 30 days’ prior written notice of the termination and (2) we are not in material breach of any representations, warranties, covenants or other agreements under the merger agreement;

•	prior to obtaining stockholder approval, we terminate the merger agreement in order to enter into an agreement with respect to a superior proposal so long as we concurrently pay to Parent and Merger Sub the termination fee as described below; or

•	if all conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) have been satisfied and Parent fails to consummate the merger on or prior to the end date.

Termination Fees

Payable by Cumulus

We have agreed to reimburse Parent’s reasonably incurred out-of-pocket expenses, up to a limit of $7.5 million, if Parent terminates the merger agreement due to a material breach of our representations, warranties, covenants or other agreements under the merger agreement such that the closing conditions would not be satisfied and such breach has not been cured within the specified time (provided that Parent is not also in material breach of its representations, warranties, covenants or agreements).

In addition, we have agreed to pay Parent a cash termination fee of $15 million less any amount of Parent’s expenses already reimbursed by us, if:

•	prior to termination, a bona fide company acquisition proposal is made known to us or any person has publicly announced an intention to make a company acquisition proposal or such a proposal otherwise becomes publicly known; and we or Parent terminate the merger agreement in accordance with its terms because the merger was not consummated on or before the end date or because our stockholders failed to adopt the merger agreement, or Parent terminates the merger agreement because we have breached any of our representations, warranties, covenants or agreements under the merger agreement; and, in either case, within six months of termination we enter into, submit for stockholder approval, or consummate a definitive agreement with respect to a company acquisition proposal (which need not be the same company acquisition proposal made known or publicly announced prior to the termination of the merger agreement);

•	prior to stockholder adoption of the merger agreement, we terminate the merger agreement in accordance with its terms in order to enter into a definitive agreement relating to a superior proposal; or

•	Parent terminates the merger agreement in accordance with its terms because our board has adversely changed its recommendation to our stockholders regarding adoption of the merger agreement, we fail to include our recommendation to our stockholders regarding adoption of the merger agreement in our proxy statement related to the merger, we enter into a definitive agreement relating to a company acquisition proposal, we fail to reaffirm our recommendation for the merger upon request by Parent following a company acquisition proposal, or we fail to recommend against the acceptance of a tender or exchange offer that constitutes a company acquisition proposal.

The termination fee referred to above to be paid by us shall only be $7.5 million, however, if the merger agreement is terminated in accordance with its terms, and based on the submission of a company acquisition proposal by an excluded person, as defined above under “— Restrictions on Solicitations of Other Offers,” prior to 11:59 p.m., New York time, on September 21, 2007, either (1) by us in order to enter into a definitive agreement relating to a superior proposal; or (2) by Parent because our board has adversely changes its recommendation to our stockholders regarding adoption of the merger agreement, we fail to include our recommendation to our stockholders regarding adoption of the merger agreement in our proxy related to the merger, we enter into a definitive agreement relating to a company acquisition proposal, we fail to reaffirm our recommendation for the merger upon request by parent following a company acquisition proposal, or we fail to recommend against the acceptance of a tender or exchange offer.

Payable by Parent

Parent has agreed to reimburse our reasonably incurred out-of-pocket expenses, up to a limit of $7.5 million, if the certain regulatory conditions to completing the merger relating to Merrill Lynch and its affiliates or the closing conditions relating to objections by self-regulatory organizations in which broker-dealers affiliated with Merrill Lynch are members, both described below, are not satisfied or waived by February 7, 2008. In addition, Parent has agreed to pay us a cash reverse termination fee, payable on the date of termination in the following amounts and under the following circumstances:

•	If we terminate the merger agreement in accordance with its terms because Parent or Merger Sub have breached any of their representations, warranties, covenants or agreements under the merger agreement (and there is no state of facts or circumstances that would reasonably be expected to cause its conditions to closing not to be satisfied); or if we terminate the merger agreement in accordance with its terms because Parent was not able to consummate the merger on or before the end date (despite all of Parent’s conditions to closing having been satisfied, other than those that can only be satisfied at closing), then Parent must pay us a reverse termination fee of $15 million, less any amount of our expenses for which Parent has already reimbursed us.

•	If Parent terminates the merger agreement in accordance with its terms because the merger was not consummated on or before the end date and Parent’s conditions to closing relating to Investment

Company Act or Securities Act exemptions or self-regulatory organization rules governing broker-dealers have not been satisfied or waived, then Parent must pay us a reverse termination fee of $7.5 million, less any amount of our expenses for which Parent has already reimbursed us, plus interest, calculated at an annual rate of 7.5%, compounded quarterly, from April 23, 2008 until the date paid.

•	If we or Parent terminate the merger agreement in accordance with its terms because the merger was not consummated on or before the end date and either of the conditions regarding FCC consent had not been satisfied by such time (in either case as a direct consequence of specific identified problems associated directly with Merrill Lynch’s attributable interests under the FCC’s media ownership rules), then Parent must pay us a reverse termination fee of $7.5 million, less any amount of our expenses for which Parent has already reimbursed us.

Employee Benefits

Parent has agreed to maintain, for a period of one year after the effective time, for each employee employed at the effective time, base compensation and incentive compensation opportunities (excluding equity-based compensation) and benefits that are no less favorable in the aggregate than those provided to our employees prior to the effective time. Parent has agreed that following the merger we will recognize certain service of such employees with us prior to the completion of the merger for purposes of eligibility and vesting with respect to any benefit plan, program or arrangement (except to the extent such recognition of service would result in a duplication of benefits), and to waive certain limitations as to pre-existing conditions or eligibility limitations for any new health plans for such employees instituted after the effective time of the merger, and give effect, for the applicable plan year in which the merger is completed, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by us immediately prior to the effective time of the merger, as if such amounts had been paid in accordance with any new plan instituted after the effective time of the merger.

As of July 23, 2007, the date the merger agreement was executed, employees may no longer increase their payroll deductions in our Employee Stock Purchase Plan. In addition, no further offering periods under our Employee Stock Purchase Plan will be commenced, and each participant’s right to purchase shares of our common stock will terminate on the earlier of (1) January 1, 2008 or (2) the day immediately prior to the effective time of the merger. Upon completion of the merger, our Employee Stock Purchase Plan will be terminated and all outstanding unexercised rights to purchase shares of our common stock will be canceled and the contributions in respect of such rights returned to the holder thereof.

Indemnification and Insurance

Under the terms of the merger agreement, Parent and Merger Sub have agreed that all current rights of indemnification we provide for our current and former directors, officers, and employees will survive the merger and continue in full force and effect, and Parent and we have further agreed not to amend, repeal or modify any indemnification provisions of our, or our subsidiaries’ certificates of incorporation and by-laws in effect immediately prior to the effective time of the merger, or in any indemnification agreements in effect as of July 23, 2007, for a period of six years after July 23, 2007 in any manner that would adversely affect the indemnification rights thereunder of any persons who at the effective time of the merger were our or our subsidiaries’ current or former directors, officers or employees.

Additionally, we and Parent will indemnify and hold harmless each of our current and former directors, officers or employees from any costs or expenses paid in connection with any claim, action or proceeding arising out of or related to any action or omission occurring or alleged to have occurred whether before or at the effective time of the merger in connection with such person’s serving as an officer, director or other fiduciary if such service was at our request of or for our benefit.

In addition, we and Parent will either maintain current policies for a period of six years from the effective time of the merger or obtain substitute policies or purchase a “tail” policy with a claims period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance that provides coverage for events occurring on or before the effective time of merger. The terms of the policies will be no less favorable than our existing policies, unless the annual premiums of the policies would exceed 300% of the current policy’s premium, in which case the coverage will be the greatest amount available for an amount not exceeding 300% of the current premium.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time; provided, however, that after we have obtained our stockholders’ approval of the merger, there shall be no amendment that by law or the rules of the NASDAQ requires further approval by our stockholders without such approval having been obtained. All amendments to the merger agreement must be in writing signed by us, Parent and Merger Sub. The parties may also waive any provision of the merger agreement, provided such waiver is in writing and signed by the party against whom the waiver is to be effective.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware, or the DGCL, you have the right to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before 5:00 p.m., Atlanta time, on the 30th day following the vote on the merger agreement. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of our common stock as provided for pursuant to the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock.

All demands for appraisal should be addressed to Cumulus Media Inc., 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, Attention: Richard S. Denning, Corporate Secretary, and must be delivered by 5:00 p.m., Atlanta time, on the 30th day following the vote on the merger agreement, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each of our stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file and has no intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You also should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees or expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. In addition, no appraisal petition filed in the Chancery Court may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned on such terms as the court deems just.

In view of the complexity of Section 262, our stockholders who may wish to pursue appraisal rights should consult their legal advisors.

IMPORTANT INFORMATION ABOUT CUMULUS

We own and operate FM and AM radio station clusters serving mid-sized markets throughout the United States. Through our investment in CMP, we also operate radio station clusters serving large-sized markets throughout the United States. We are the second largest radio broadcasting company in the United States based on the number of stations owned or operated. As of September 30, 2007, we owned and operated 313 radio stations in 60 mid-sized U.S. media markets and operated the 34 radio stations in 8 markets, including San Francisco, Dallas, Houston and Atlanta that are owned by CMP.

For more information about us, please visit our website at www.cumulus.com. Information contained on our website is not incorporated by reference into, and does not constitute any part of, this proxy statement. Our Class A Common Stock is publicly traded on the NASDAQ under the symbol “CMLS.”

Selected Historical Financial Data

The selected consolidated historical financial data presented below has been derived from our audited consolidated financial statements contained in our annual report on the Form 10-K, as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, and our unaudited financial statements contained in our quarterly report on Form 10-Q for the quarterly periods ended September 30, 2007 and 2006. This data should be read in conjunction with the audited and unaudited consolidated financial statements and other financial information contained in the Form 10-K and the Form 10-Q, respectively, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and the following summary is qualified in its entirety by reference to such reports and all of the financial information and notes contained therein. Copies of such reports may be obtained from the SEC’s website (www.sec.gov) and our website (www.cumulus.com). See “Where You Can Find More Information” below.

SELECTED HISTORICAL FINANCIAL DATA

	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005		2004	2003	2002
	(Unaudited)
	(Dollars in thousands, except for per share data)

Net revenues	$243,922	$246,562	$334,321		$327,402	$320,132	$281,971	$252,597
Station operating expenses excluding depreciation, amortization and LMA fees	157,469	160,608	214,089		227,413	202,441	179,536	159,766
Depreciation and amortization	11,184	13,562	17,420		21,223	21,168	19,445	16,865
Gain on assets contributed to affiliate	—	(2,548)	(2,548)		—	—	—	—
LMA fees	494	797	963		981	3,002	1,591	1,368
Corporate general and administrative expenses (including non-cash stock compensation)	19,761	22,845	41,012		19,189	15,260	13,864	13,881
Restructuring charges (credits)	—	—	—		(215)	(108)	(334)	(971)
Impairment charge	81,335	—	63,424		264,099	—	—	—
Costs associated with the proposed merger	2,413	—	—		—	—	—	—

Operating income (loss)	(28,734)	51,298	(39)		(205,288)	78,369	67,869	61,688
Net interest expense	(42,148)	(29,168)	(42,767)		(22,715)	(19,197)	(21,983)	(29,226)
Losses on early extinguishment of debt	(986)	(2,284)	(2,284)		(1,192)	(2,557)	(15,243)	(9,115)
Other income (expense), net	(163)	45	(98)		(239)	(699)	(924)	1,957
Income tax (expense) benefit	4,573	(9,439)	5,800		17,100	(25,547)	(24,678)	(76,357)
Equity losses in affiliate	(2,347)	(3,528)	(5,200)		—	—	—	—

Income (loss) before cumulative effect of a change in accounting principle	(69,805)	6,924	(44,588)		(212,334)	30,369	5,041	(51,053)
Cumulative effect of a change in accounting principle, net of tax	—	—	—		—	—	—	(41,700)

Net income (loss)	(69,805)	6,924	(44,588)		(212,334)	30,369	5,041	(92,753)
Preferred stock dividends, deemed dividends, accretion of discount and redemption premium	—	—	—		—	—	1,908	27,314
Net income (loss) attributable to common stockholders	$(69,805)	$6,924	$(44,588)		$(212,334)	$30,369	$3,133	$(120,067)
Basic income (loss) per common share:
Income (loss) per common share before the cumulative effect of a change in accounting principle	$(1.62)	$0.13	$(.88)		$(3.17)	$0.44	$0.05	$(1.44)
Cumulative effect of a change in accounting principle	—	—	—		—	—	—	(0.76)

Basic income (loss) per common share	$(1.62)	$0.13	$(.88)		$(3.17)	$0.44	$0.05	$(2.20)
Diluted income (loss) per common share:
Income (loss) per common share before the cumulative effect of a change in accounting principle	$(1.62)	$0.13	$(.88)	$	(3.17)	$0.43	$0.05	$(1.44)
Cumulative effect of a change in accounting principle	—	—	—		—	—	—	(0.76)

Diluted income (loss) per common share	$(1.62)	$0.13	$(.88)		$(3.17)	$0.43	$0.05	$(2.20)
OTHER FINANCIAL DATA:
Station Operating Income(1)	$86,453	$85,954	$120,232		$113,560	$117,691	$102,435	$92,831
Net cash provided by operating activities	29,309	44,245	65,322		78,396	75,013	45,877	42,463
Net cash used in investing activities	(4,903)	(17,951)	(19,217)		(92,763)	(28,757)	(146,669)	(138,734)
Net cash provided by/(used in) financing activities	(14,349)	(24,721)	(48,834)		(12,472)	(21,016)	47,132	151,343
BALANCE SHEET DATA:
Total assets	$1,247,714	$1,411,099	$1,333,147		$1,405,600	$1,616,397	$1,477,630	$1,355,514
Long-term debt (including current portion)	738,150	767,875	751,250		569,000	482,102	487,344	420,262
Preferred stock subject to mandatory redemption	—	—	—		—	—	—	14,168
Total stockholders’ equity	274,089	380,971	337,007		587,043	884,964	784,303	720,840

(1)	Station operating income consists of operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, non-cash contract termination costs and gain on assets transferred to affiliate. Station operating income is not a measure of performance calculated in accordance with GAAP. Station operating income should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

See management’s explanation of this measure and the reasons for its use and presentation in our most recent annual report on Form 10-K.

The following table reconciles operating income (loss) from continuing operations, which we believe is the most directly comparable financial measure to station operating income:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Operating income (loss)	$(28,734)	$51,298	$(39)	$(205,288)	$78,369	$67,869	$61,688
Gain on assets transferred to CMP	—	(2,548)	(2,548)	—	—	—	—
Non cash stock compensation	7,028	10,765	24,447	3,121	(375)	490	171
Restructuring charges (credits)	—	—	—	(215)	(108)	(334)	(971)
LMA fees	494	797	963	981	3,002	1,591	1,368
Depreciation and amortization	11,184	13,562	17,420	21,223	21,168	19,445	16,865
Corporate general and administrative	12,733	12,080	16,565	16,068	15,635	13,374	13,710
Non cash contract termination costs	—	—	—	13,571	—	—	—
Impairment charge	81,335	—	63,424	264,099	—	—	—
Costs associated with the proposed merger	2,413	—	—	—	—	—	—

Station Operating Income	$86,453	$85,954	$120,232	$113,560	$117,691	$102,435	$92,831

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the years ended December 31, 2006 and 2005 and for the nine months ended September 30, 2007 and 2006, which should be read in conjunction with our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly report on Form 10-Q for the quarter ended September 30, 2007, which are incorporated herein by reference.

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2007	2006	2006	2005
	(Unaudited)

Ratio of earnings to fixed charges	1.22	1.66	*	1.46

*	For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, fixed charges, gain on assets transferred and loss on debt extinguishment. Fixed charges consist of interest on all indebtedness, amortization of capitalized financing costs and an estimated interest component on rents. Earnings were inadequate to cover fixed charges by $25.3 million for the year ended December 31, 2006.

Projected Financial Information

In connection with the special committee’s evaluation of the merger and the investor group’s review of us, we provided the special committee, its financial advisor and the investor group with various non-public prospective financial information prepared in the ordinary course of business by our management (including Lew Dickey and John Dickey). Set forth below is a summary of the various sets of projections that were shared with the special committee and its financial advisor, expressed as separate ranges of projected net revenues and EBITDA for each of 2007, 2008, 2009, 2010 and 2011, and represent management’s assessment of our prospects under varying scenarios ranging from more conservative to more aggressive. Certain of these projections were also provided to the investor group prior to execution of the merger agreement, and the one potential buyer that signed a confidentiality agreement with us during the go-shop period. The projections do not give effect to the proposed merger or the financing of the proposed merger and should be read together with the other information contained in this proxy statement.

We do not as a matter of course make public projections as to future revenues, earnings, or other results. However, the projections are included in this proxy statement because such information is not otherwise publicly available and was provided to the special committee. The accompanying projections were not prepared with a view toward public disclosure or with a view toward compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and the inclusion of this information should not be regarded as an indication that any recipient of this information considered, or now considers, it to be necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to rely on the projections as such. No one has made or makes any representation to any stockholder regarding the information included in these projections.

Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projections.

In compiling the projections, our management took into account historical performance trends, the assumed impact of estimated future market conditions, and the expected outcome of various operational, expense containment and brand enhancing initiatives. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by our management that they believed were reasonable at the time the projections were prepared. Such assumptions and estimates relate to matters including, but not limited to, industry performance, general business, economic, regulatory, market and financial conditions, operating and other revenues, expenses, capital expenditures, working capital and other matters, all of which are difficult to predict and are beyond the control of our management, and that may cause actual results to vary from the projections or the assumptions underlying the projections. See below for a summary of certain key assumptions. Stockholders should read “Special Note Regarding Forward-Looking Statements” on page x in connection with their review of the projections. Since the projections cover multiple years, such information by its nature is subject to greater uncertainty with each successive year. There can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

Since the date of the projections described below, we have made publicly available our actual results of operations for the quarter and nine months ended September 30, 2007. You should review our quarterly report on Form 10-Q for the quarter ended September 30, 2007 to obtain this information.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date when prepared by management or to reflect the occurrence of subsequent events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

	Projected	Projected	Projected	Projected	Projected
	2007	2008	2009	2010	2011
(In millions)

Net Revenues	$330.4-336.4	$334.6-344.4	$338.8-352.6	$343.1-360.8	$347.6-369.4
% Growth	(1.2)-0.6%	1.3-2.4%	1.3-2.4%	1.3-2.3%	1.3-2.4%
EBITDA	$102.6-107.5	$104.2-112.3	$106.0-117.4	$107.7-122.6	$108.5-128.4
% of Net Revenues	31.1-32.0%	31.2-32.6%	31.3-33.3%	31.4-34.0%	31.2-34.8%

A number of key assumptions were made in preparing the projections above, including:

•	revenue growth rates for the industry, which have been declining over the past few years, will stabilize over the next few years, resulting in modest, but steady, growth rates, reflecting the maturation of the terrestrial radio industry;

•	our EBITDA margins will remain in line with historical results, reflecting our historically consistent expense levels;

•	the management fee we will receive for providing management services to CMP is expected to be approximately $4.0 million in 2007, growing at 5.0% annually, thereafter;

•	projections are adjusted to reflect the pending sale of the Caribbean radio assets, resulting in a $0.5 million decrease in 2007 projected EBITDA; and

•	none of the projections above include non-cash stock option expense in the EBITDA calculation. Management has forecasted annual non-cash compensation expense of $10 million for 2007 and onward.

Based on our actual results and future business placed through June 2007, management also provided the special committee and its financial advisor with updated estimated revenue and EBITDA projections for the fiscal year ending December 31, 2007 of $326.8 million and $100.1 million, respectively, which the special committee directed its financial advisor to use for purposes of its opinion described in “Special Factors — Opinion of the Special Committee’s Financial Advisor.” Based on guidance from management regarding the projections and the special committee’s own views as to our future financial performance, the special committee also directed its financial advisor to use for purposes of its opinion the following projections for the fiscal years ending December 31, 2008, 2009, 2010 and 2011: net revenues of $335.2 million, $339.8 million, $353.1 million and $357.9 million, respectively, and EBITDA of $105.5 million, $106.1 million, $115.5 million and $116.6 million, respectively, as well as an EBITDA estimate for the fiscal year ending December 31, 2012 of $122.3 million. Except for the updated projections prepared by management for the fiscal year ending December 31, 2007, a version of which was shared with the investor group and the one potential buyer that signed a confidentiality agreement with us during the go-shop period, these projections were not provided to the investor group prior to the execution of the merger agreement or to potential buyers during the go-shop period.

Book Value Per Share

Our net book value per share as of September 30, 2007 was $6.35. The $11.75 per share cash merger consideration represents a 85.0% premium to our net book value as of September 30, 2007.

Market Price and Dividend Data

Our Class A Common Stock is listed for trading on the NASDAQ under the symbol “CMLS.” There is no public market for our Class B Common Stock or Class C Common Stock. The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per share as reported on the NASDAQ composite tape. We have never declared dividends on our common stock.

	High	Low

FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$15.00	$13.63
Second Quarter	$14.55	$11.50
Third Quarter	$13.05	$11.66
Fourth Quarter	$13.11	$10.85
FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	$13.51	$11.16
Second Quarter	$12.06	$10.04
Third Quarter	$10.88	$8.79
Fourth Quarter	$11.55	$9.36
FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter	$10.64	$9.14
Second Quarter	$10.37	$9.19
Third Quarter (to date)	$11.12	$8.37

The closing sale price of our Class A Common Stock on the NASDAQ on July 20, 2007, the last trading day before our announcement of the merger, was $8.37 per share. The $11.75 per share to be paid for each share of our common stock pursuant to the merger represents a premium of approximately 40.4% to the closing price on that date. On November 14, 2007, the most recent practicable date before this proxy statement was printed, the closing price for the our Class A Common Stock on the NASDAQ was $9.35 per share. You are encouraged to obtain current market quotations for our Class A Common Stock in connection with voting your shares.

Security Ownership of Certain Beneficial Owners and Management

The following table lists information concerning the beneficial ownership of our common stock as of August 28, 2007 (unless otherwise noted) by (1) each of our directors and each of our other executive officers who were employed as of December 31, 2006, (2) all of our directors and executive officers as a group, and (3) each person known to us to own beneficially at least 5% of any class of our common stock. As of August 28, 2007, there were 36,835,650 shares of our Class A Common Stock issued and outstanding, 5,809,191 shares of our Class B Common Stock issued and outstanding and 644,871 shares of our Class C Common Stock issued and outstanding.

	Class A Common		Class B Common		Class C Common
	Stock(1)		Stock(1)		Stock(1)(2)		Percentage
	Number of		Number of		Number of		of Voting
Name of Stockholder	Shares	Percentage	Shares	Percentage	Shares	Percentage	Control

Banc of America Capital Investors SBIC, L.P.(3)	821,568	2.2%	4,959,916	85.4%	—	—	1.9%
BA Capital Company, L.P.(3)	945,250	2.6%	849,275	14.6%	—	—	2.2%
Wallace R. Weitz & Company(4)	4,520,620	12.3%	—	—	—	—	10.4%
Reed Conner & Birdwell, LLC(5)	4,205,275	11.4%					9.7%
Dimensional Fund Advisors Inc.(6)	3,509,418	9.6%	—	—	—	—	8.1%
Hawkeye Capital Management LLC(7)	2,269,820	6.2%					5.2%
Lewis W. Dickey, Jr.(8)	2,929,949	7.7%	—	—	2,145,561	100%	40.9%
John W. Dickey(9)	3,121,308	8.2%	—	—	—	—	7.0%
Martin R. Gausvik(10)	1,124,723	3.0%	—	—	—	—	2.5%
Jon G. Pinch(11)	503,468	1.4%	—	—	—	—	1.2%
Robert H. Sheridan, III(12)	150,000	*	—	—	—	—	*
Ralph B. Everett(13)	228,250	*	—	—	—	—	*
Eric P. Robison(13)	234,905	*	—	—	—	—	*
Holcombe T. Green, Jr.(13)	156,250	*	—	—	—	—	*
All directors and executive officers as a group (8 persons)	8,448,853	20.3%	—	—	2,145,561	100%	47.3%

*	Indicates less than one percent.

(1)	Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holder to one vote and, subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class B Common Stock is convertible at any time, or from time to time, at the option of the holder of the Class B Common Stock (provided that the prior consent of any governmental authority required to make the conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock or Class C Common Stock on a share-for-share basis; provided that our Board has determined that the holder of Class A Common Stock at the time of conversion would not disqualify us under, or violate, any rules and regulations of the FCC.

(2)	Subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class C Common Stock is convertible at any time, or from time to time, at the option of the holder of the Class C Common Stock (provided that the prior consent of any governmental authority required to make such conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock on a share-for-share basis; provided that our Board has determined that the holder of Class A Common Stock at the time of conversion would not disqualify us under, or violate, any rules and regulations of the FCC. In the event of the death of Mr. L. Dickey or in the event he becomes disabled and, as a result, terminates his employment with us, each share of Class C Common Stock held by him, or any party related to or affiliated with him, will be automatically be converted into one share of Class A Common Stock.

(3)	The address of BA Capital Company, L.P. and Banc of America Capital Investors, SBIC, L.P. is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255. Includes options to purchase 105,000 shares of Class A Common Stock granted to BA Capital Company, L.P. in connection with its designation of a member to serve on our Board and exercisable within 60 days. This information is based in part on a Schedule 13 D/A filed on July 23, 2007 and in part on a Form 4 filed on January 31, 2007.

(4)	The address of Wallace R. Weitz & Company is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124. This information is based on a Schedule 13G filed on January 18, 2007.

(5)	The address of Reed Conner & Birdwell, LLC is 11111 Santa Monica Blvd., Suite 1700, Los Angeles, California 90025. This information is based on a Schedule 13G/A filed on August 6, 2007.

(6)	The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. This information is based on a Schedule 13G filed on February 9, 2007.

(7)	The address of Hawkeye Capital Management, LLC is 800 3rd Avenue, 10th Floor, New York, New York 10022. This information is based on a Schedule 13G filed on May 17, 2007.

(8)	Represents beneficial ownership attributable to Mr. L. Dickey as a result of his direct ownership of 1,602,449 shares of Class A Common Stock and 644,871 shares of Class C Common Stock, and his controlling interest in DBBC, LLC, which currently holds 10,000 shares of Class A Common Stock. Also includes options to purchase 1,317,500 shares of Class A Common Stock and 1,500,690 shares of Class C Common Stock granted to Mr. L. Dickey and exercisable within 60 days. Mr. L. Dickey disclaims beneficial ownership of shares owned by DBBC, LLC except to the extent of his pecuniary interest therein. Pursuant to his employment agreement, Mr. L Dickey will receive 685,000 restricted shares of Class A Common Stock on December 20, 2007 (or upon completion of the merger, if sooner). As of August 28, 2007, Mr. L. Dickey has pledged all of his directly held shares of our common stock to secure certain loans made by him.

(9)	Represents beneficial ownership attributable to Mr. J. Dickey as a result of his direct ownership of 1,767,246 shares of Class A Common Stock and options to purchase 1,354,062 shares of Class A Common Stock exercisable within 60 days. As of August 28, 2007, Mr. J. Dickey has pledged all of his directly held shares of our common stock to secure certain loans made by him.

(10)	Represents beneficial ownership attributable to Mr. Gausvik as a result of his direct ownership of 87,223 shares of Class A Common Stock and options to purchase 1,037,500 shares of Class A Common Stock exercisable within 60 days.

(11)	Represents beneficial ownership attributable to Mr. Pinch as a result of his direct ownership of 114,466 shares of Class A Common Stock and options to purchase 389,002 shares of Class A Common Stock exercisable within 60 days.

(12)	Represents options to purchase 150,000 shares of Class A Common Stock exercisable within 60 days granted to Mr. Sheridan. Does not reflect any shares owned by BACI or by BA Capital. Mr. Sheridan is a Senior Vice President and Managing Director of each of BACI and BA Capital and a Managing Director of Bank of America Capital Investors, one of the principal investment groups within Bank of America Corporation. He has an economic interest in the entities comprising the general partners of BACI and BA Capital. As BA Capital’s designee to our Board, Mr. Sheridan disclaims beneficial ownership of the options except to the extent of his pecuniary interest therein.

(13)	Includes options to purchase 226,250 shares of Class A Common Stock exercisable within 60 days granted to Mr. Everett, 234,905 shares of Class A Common Stock exercisable within 60 days granted to Mr. Robison and 156,250 shares of Class A Common Stock exercisable within 60 days granted to Mr. Green.

Transactions in Our Common Stock

Our Prior Stock Purchases

The following table sets forth information regarding repurchases of our common stock, showing for each fiscal quarter since December 31, 2005 the number of shares of our common stock we purchased, the range of prices we paid for those shares, and the average price we paid per quarter for those shares. Neither Lew Dickey, John Dickey or any of the Cloud Entities purchased any shares of Cumulus common stock during this period.

Quarter Ended
12/31/2005			3/31/2006
	Average		Range of	Average
Range of Prices	Price	Number of Shares	Prices	Price	Number of Shares

$11.11-12.81	$12.15	2,661,725	$12.26-13.43	$12.77	2,011,500

Quarter Ended
6/30/2006			9/30/2006
	Average		Range of	Average
Range of Prices	Price	Number of Shares	Prices	Price	Number of Shares

$11.50	$11.50	16,500,000	$8.79-9.50	$9.25	749,500

Quarter Ended
12/31/2006			3/31/2007
	Average		Range of	Average
Range of Prices	Price	Number of Shares	Prices	Price	Number of Shares

$10.55	$10.55	500,000(1)	—	—	—

Quarter Ended
6/30/2007			9/30/2007
	Average	Number of	Range of	Average	Number of
Range of Prices	Price	Shares	Prices	Price	Shares

—	—	—	—	—	—

Quarter Ended
12/31/2007(2)
	Average	Number of
Range of Prices	Price	Shares

—	—	—

(1)	Shares repurchased pursuant to employment agreement with Lew Dickey.

(2)	As of November 14, 2007.

Transactions in the Past 60 Days of Our Common Stock

None of the Cloud Entities or our executive officers, directors or employee benefit plans have participated any transactions in our common stock in the past 60 days. On November 5, 2007, MLPF&S, an affiliate of the sponsor, purchased 1,000 shares of our common stock at a price of $9.85 per share and sold 1,000 shares of our common stock at a price of $9.85 per share. The transactions reflect transactions executed by the error correction section of MLPF&S to correct errors made in connection with trades made on behalf of clients.

Independent Registered Public Accounting Firm

Our consolidated financial statements and our management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this proxy statement, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports appearing in such Annual Report on Form 10-K.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the aggregate voting power of our Class A Common Stock and Class C Common Stock, voting as a single class, present or represented by proxy and entitled to vote on the matter.

The board recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders in 2008. In accordance with the rules of the SEC, if you wish to submit a proposal to be brought before the 2008 annual meeting of stockholders, we must receive your proposal by not later than December 15, 2007, in order to be included in our proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it. Proposals should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

In addition, in accordance with the advance-notice provisions of our bylaws, for any proposal to be submitted by a stockholder for a vote at the 2008 annual meeting of stockholders, whether or not submitted for inclusion in the proxy statement, we must receive advance notice of such proposal not later than February 10, 2008, the date that is 90 days prior to the anniversary of the 2007 annual meeting. The proxy to be solicited on behalf of our board for the 2008 annual meeting of stockholders may confer discretionary authority to vote on any such proposal received after that date.

Householding of Special Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305; (404) 949-0700,

we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to our website at www.cumulus.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference,” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

Cumulus Filings:	Periods

Annual Report on Form 10-K	Year ended December 31, 2006
Proxy Statement on Schedule 14A	Filed April 13, 2007
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2007, June 30, 2007 and September 30, 2007
Current Reports on Form 8-K	Filed May 16, 2007, May 17, 2007, June 15,
2007 and July 23, 2007

You may request a copy of the documents incorporated by reference into this proxy statement, excluding certain exhibits, by writing to or telephoning us. Requests for documents should be directed to Cumulus Media Inc., 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, (404) 949-0700. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED              , 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE OR ANY EARLIER DATE OTHERWISE SPECIFIED IN THIS PROXY STATEMENT, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
AMONG
CLOUD ACQUISITION CORPORATION,
CLOUD MERGER CORPORATION
AND
CUMULUS MEDIA INC.
DATED AS OF JULY 23, 2007

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	46
Action	33
Additional Consideration Date	46
Additional Per Share Consideration	46
Affiliates	46
Aggregate Merger Consideration	4
Agreement	1
Authorized Preferred Stock	9
BA Capital	1
BACI	1
Book-Entry Shares	3
Business Day	46
Capitalization Date	9
Certificate of Merger	2
Certificates	3
Change of Recommendation	28
Closing	2
Closing Date	2
Code	6
Commission Authorizations	46
Communications Act	11
Company	1
Company Acquisition Proposal	46
Company Benefit Plan	46
Company Charter	1
Company Class A Common Stock	8
Company Class B Common Stock	8
Company Class C Common Stock	9
Company Common Stock	47
Company Disclosure Letter	8
Company Employees	29
Company Expenses	38
Company Material Adverse Effect	8
Company Meeting	28
Company SEC Documents	12
Company Stations	47
Company Stock Option	47
Company Stock Plans	47
Condition Filing Date	30
Confidentiality Agreement	47
Consent Right Holder Consent	1
Contracts	47
Contributing Stockholders	47
control	46

A-iv

Cooperation Agreement	47
Debt Financing	21
Debt Financing Commitment	21
Deferred Shares	47
DGCL	2
Dissenting Shares	4
Dissenting Stockholder	4
Divestiture	47
Divestiture Applications	30
EDGAR	7
Effective Time	2
End Date	38
Environmental Law	47
Equity Financing	21
Equity Financing Commitment	21
Equity Investor	21
Equity Rollover Commitments	1
ERISA	46
ERISA Affiliate	15
ESPP	7
Exchange Act	11
Exchange Fund	4
Excluded Party	47
FCC	11
FCC Applications	30
FCC Filing Date	30
FCC Media Ownership Rules	48
Filed SEC Documents	7
Final Judgment	48
Final Order	48
Financing	21
Financing Commitments	21
FTC	48
GAAP	12
Governing Documents	48
Governmental Authorization	48
Governmental Entity	48
Guarantor	1
Hazardous Material	48
HSR Act	11
Indebtedness	24
Indemnified Party	33
Initial Order	49
Intellectual Property	18
Interim Investors Agreement	48

A-v

IRS	14
Knowledge	49
Law	13
Laws	13
Lien	49
Limited Guarantee	2
Material Contract	17
Merger	1
Merger Approval	19
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
New Financing Commitments	21
New Plans	29
No-Shop Period Start Date	26
Notice Period	27
Old Plans	29
Option Cash Payment	6
Order	49
Parent	1
Parent Affiliate	42
Parent Disclosure Letter	19
Parent Expenses	41
Parent Material Adverse Effect	49
Parent Termination Fee	41
Paying Agent	4
Pending Applications	13
Per Share Consideration	3
person	49
Person	49
Proxy Statement	16
Real Property	49
Recommendation	11
Renewal Application	31
Renewal Station	31
Representatives	26
Required Financial Information	34
Restricted Share	6
Rollover Share	49
RSUs	9
Sarbanes-Oxley Act	12
Schedule 13E-3	16
SEC	12
SEC Filings	16
Securities Act	11

A-vi

Series A Preferred Stock	9
Series B Preferred Stock	9
Share	3
Special Committee	1
SRO	37
Subsidiaries	50
Superior Proposal	50
Surviving Corporation	2
Surviving Corporation Common Stock	3
Tax	50
Tax Return	50
Taxes	50
Termination Date	23
Termination Fee	40
Tolling Agreement	31
Total Option Cash Payments	6
Trust	30
Voting Agreements	1

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2007 (this “Agreement”), among Cloud Acquisition Corporation, a Delaware corporation (“Parent”), Cloud Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Cumulus Media Inc., a Delaware corporation (the “Company”). Capitalized terms used herein shall have the respective meanings assigned to such terms in the text of this Agreement or in Section 8.16 hereof, and the locations of such definitions are referenced following the table of contents.

WITNESSETH

WHEREAS, concurrently with the execution and delivery of this Agreement, the Contributing Stockholders are entering into commitment letters, dated as of the date hereof (the “Equity Rollover Commitments”), pursuant to which the Contributing Stockholders have committed to contribute to Parent in the aggregate 5,106,383 shares of Company Class A Common Stock and Company Class C Common Stock in exchange for equity interests in Parent immediately prior to the Effective Time;

WHEREAS, the parties to this Agreement intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the board of directors of the Company, based on the unanimous recommendation of the special committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its stockholders (other than the Contributing Stockholders), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, as of the date hereof, the BA Capital Company, L. P., a Delaware limited partnership (“BA Capital”), owns 840,250 shares of Company Class A Common Stock and 849,275 shares of Company Class B Common Stock, and constitutes the sole Consent Right Holder, as that term is defined in the certificate of incorporation of the Company (the “Company Charter”);

WHEREAS, as of the date hereof, Banc of America Capital Investors SBIC, L. P., a Delaware limited partnership (“BACI”), owns 821,568 shares of Company Class A Common Stock and 4,959,916 shares of Company Class B Common Stock;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Contributing Stockholders, BA Capital and BACI, have entered into voting agreements (the “Voting Agreements”) with the Company, copies of which have been provided to Parent, pursuant to which, among other things, each of them has agreed, subject to the terms thereof, to vote the shares of Company stock owned by such stockholder in favor of the adoption of this Agreement and, if this Agreement is terminated in connection therewith, in favor of any Superior Proposal approved by the board of directors of the Company acting through the Special Committee;

WHEREAS, further pursuant to the Voting Agreement entered into by BA Capital, BA Capital has provided its consent (herein referred to as the “Consent Right Holder Consent”), approving the Merger, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein as the sole Consent Right Holder, as that term is defined in the Company Charter;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, ML IBK Positions, Inc. (the “Guarantor”) is entering into a limited guarantee (the “Limited Guarantee”) in favor of the Company with respect to certain of Parent’s obligations under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.02  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of counsel for Parent in either Atlanta, Georgia or New York, New York, as selected by Parent, at 10:00 a.m., local time, on the fifth (5th) Business Day (the “Closing Date”) following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date or time specified by the parties in writing.

Section 1.03  Effective Time.  On the Closing Date, the Company shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make such other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.04  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.05  Company Charter and By-laws of the Surviving Corporation.

(a) The Company Charter shall be amended as a result of the Merger so as to read in its entirety in the form attached hereto as Exhibit 1.05(a), and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 5.08.

(b) The by-laws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated so as to read in their entirety in the form attached hereto as Exhibit 1.05(b), and, as so amended and restated, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and of applicable Law, in each case consistent with the obligations set forth in Section 5.08.

Section 1.06  Directors.  The directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.07  Officers.  The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.08  Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either or both of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company:

(a) Cancellation of Company Securities.  Each share of Company Common Stock held by the Company as treasury stock or otherwise owned by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (including Rollover Shares acquired by Parent immediately prior to the Effective Time pursuant to the Equity Rollover Commitments) shall automatically be cancelled, and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect therefor.

(b) Conversion of Company Securities.  Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each a “Share”) (other than shares cancelled pursuant to Section 2.01(a) hereof and Dissenting Shares) shall be converted into the right to receive $11.75 (the “Per Share Consideration”), plus the Additional Per Share Consideration, if any, in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.01(b) shall automatically be cancelled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (the “Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.02 of this Agreement, the Merger Consideration.

(c) Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(d) Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration as provided in Section 2.01(b) shall be equitably adjusted to reflect such change (including, without limitation, to provide holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such transaction); provided, however, that nothing in this Section 2.01(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a Person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(b), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share in accordance with the provisions of this Agreement (it being understood that if such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation (and not by the Company, Parent or Merger Sub). The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.02  Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund.  Prior to the Effective Time, Parent shall designate a Paying Agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the Merger Consideration as provided in Section 2.01(b).  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent for the benefit of the holders of shares of Company Common Stock, cash amounts in immediately available funds constituting an amount equal to the aggregate amount of the Merger Consideration plus the Total Option Cash Payments (the “Aggregate Merger Consideration”) (exclusive of any amounts in respect of Dissenting Shares and Company Common Stock to be cancelled pursuant to Section 2.01(a)) (such amount as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01(b) and Section 2.03, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and Company Stock Options, and (ii) applied promptly to making the payments pursuant to Section 2.02(b) hereof. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) Delivery of Shares.  As promptly as practicable following the Effective Time and in any event not later than the second Business Day after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) (i) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.04 hereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Merger Sub and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry

Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates or Book-Entry Shares may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery); and (ii) to each holder of a Company Stock Option, a check in an amount due and payable to such holder pursuant to Section 2.03 hereof in respect of such Company Stock Option. If payment of the applicable portion of the Aggregate Merger Consideration is made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the Aggregate Merger Consideration to a person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Aggregate Merger Consideration or Option Cash Payments, as applicable, in cash as contemplated by this Section 2.02 or Section 2.03 without interest thereon.

(c) Surrender of Shares.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be solely entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) as promptly as possible and in any event no later than three (3) Business Days following the later to occur of (i) the Effective Time; or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares . Until surrendered as contemplated by this Section 2.02, each Share (other than Shares cancelled pursuant to Section 2.01(a) hereof and any Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration into which the Shares shall have been converted pursuant to Section 2.01(b).

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates, Book-Entry Shares or Company Stock Options for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation, as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled. If any Certificates or Book-Entry Shares shall not have been surrendered prior to twelve (12) months after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, subject to any and all claims or interest of any person previously entitled thereto.

(e) No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Surviving Corporation or the Paying Agent from making the payments required by this Article II, and following any losses Parent or the Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock and Company Stock Options in the amount of such losses; and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation.

(g) Withholding.  The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the cash consideration otherwise payable under this Agreement to any Person such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment, including, to the extent applicable, any payment pursuant to Section 5.14.  Except as otherwise provided in Section 5.14, to the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding were made.

(h) No Further Ownership Rights.  All Merger Consideration paid upon the surrender of Shares (or affidavits of loss in lieu thereof) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.

Section 2.03  Stock Options and Other Awards.

(a) Company Stock Options.  As of the Effective Time, each holder of a Company Stock Option whether vested or unvested, shall be entitled to receive in exchange for such Company Stock Option, as promptly as practicable following the Effective Time, a cash payment (less applicable withholding taxes and without interest) equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (the “Option Cash Payment” and the sum of all such payments, the “Total Option Cash Payments”), except as set forth in the Company Disclosure Letter. As of the Effective Time, except to the extent agreed by Parent, the Company and a holder of a Company Stock Option or as set forth in the Company Disclosure Letter, all Company Stock Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment.

(b) Restricted Shares.  As of the Effective Time, except as otherwise agreed by Parent, the Company and a holder of Restricted Shares with respect to such holder’s Restricted Shares, and except as set forth in the Company Disclosure Schedule, each share outstanding immediately prior to the Effective Time subject to vesting or other lapse restrictions pursuant to any Company Stock Plan or an applicable restricted stock agreement (each a “Restricted Share”) which is outstanding immediately prior to the Effective Time shall vest and become free of restriction as of the Effective Time and shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.01(b).

(c) Employee Stock Purchase Plan.  Effective upon the date of this Agreement, the Company shall take all such actions as are necessary and appropriate to provide that (a) participants in the Cumulus Media Inc. 1998 Employee Stock Purchase Plan (the “ESPP”) may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (b) no offering period under the ESPP shall be commenced after the date of this Agreement, (c) each ESPP participant’s outstanding right to purchase shares of Company Class A Common Stock under the ESPP shall terminate on the earlier of January 1, 2008 and the day immediately prior to the day on which the Effective Time occurs, and (d) the ESPP shall terminate immediately following the purchase of Company Class A Common Stock on such earlier date. As of the Effective Time, except as set forth in the Company Disclosure Letter, all outstanding rights to purchase Company Class A Common Stock under the ESPP shall be cancelled and cease to exist, and to the extent an employee has elected not to purchase stock, the employee contributions in respect of such options shall be returned to the holder thereof.

(d) Amendments to and Termination of Plans.  Prior to the Effective Time, the Company shall use its reasonable best efforts to (i) make any amendments to the terms of the Company Stock Plans, (ii) obtain any consents from holders of Company Stock Options and Restricted Shares, and (iii) take any and all other actions, that, in each case, are reasonably necessary to give effect to the transactions contemplated by Section 2.03(a), Section 2.03(b) and Section 2.03(c), including, without limitation, providing holders of Company Stock Options with notice of their rights with respect to any such Company Stock Options. Without limiting the foregoing the Company shall use its reasonable best efforts to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, warrants or other rights or agreements which would entitle any person, other than the holders of the capital stock (or equivalents thereof) of Parent, Merger Sub and their respective Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.

Section 2.04  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.05  Transfers; No Further Ownership Rights.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.01(e), if Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration, as provided for in Section 2.01(b) hereof, for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) in the case of all representations and warranties contained in any provision of this Article III other than Sections 3.01, 3.02, 3.04(a), 3.05(b), 3.09, 3.20, and 3.21, as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by the Company or a Subsidiary and made available through the SEC’s Electronic Data Gathering and Automated Retrieval Service (“EDGAR”) at any time between January 1, 2005 and the date immediately prior to the date of this Agreement, including in each case exhibits and schedules thereto and documents incorporated by reference therein to the extent such exhibits, schedules and documents are made available through EDGAR (collectively, the “Filed SEC Documents”) (other than any forward-looking disclosures set forth in any risk factor section, and any other forward-looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature), or (ii) as disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement only to the extent that the relevance of such disclosure to such other section is reasonably apparent, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01  Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Governing Documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of its Governing Documents.

(c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (1) that has, or would be reasonably expected to have, a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, or (2) that prevents or materially delays or materially impairs the ability of the Company to consummate the Merger, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect, unless, in the case of the following clauses (ii), (iii) and (iv), such facts, circumstances, events, changes, effects or occurrences disproportionately affect the asset or liabilities, business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other participants in the commercial radio broadcasting industry (in which case this proviso shall not apply): any facts, circumstances, events, changes, effects or occurrences (i) resulting from or relating to the execution and delivery of this Agreement or the consummation of the transactions provided for hereby in accordance with the terms of this Agreement or the announcement thereof, including any lawsuit related thereto (provided that solely with respect to the representations and warranties in Section 3.04(b) and 3.04(c), this clause (i) shall not apply), (ii) resulting from any acts of terrorism within or outside the United States or war in which the United States is involved; (iii) generally affecting the commercial radio broadcasting industry, or the economy or the financial, debt, credit or securities markets, in the United States; (iv) resulting from or relating to any change in GAAP or authoritative interpretations thereof; (v) resulting from or relating to changes in the market price or trading volume of the Company’s securities or the failure of the Company to meet internal or public projections, forecasts or estimates (provided that the underlying causes of such changes or failures may be considered in determining whether there is a Company Material Adverse Effect unless otherwise provided in this definition); or (vi) resulting from or relating to compliance with the terms of this Agreement or actions of the Company or any of its Subsidiaries which Parent has expressly requested or to which Parent has expressly consented.

Section 3.02  Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Class A common stock, $0.01 par value per share (“Company Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock, $0.01 par value per share (“Company Class B Common Stock”), (iii) 30,000,000 shares of Class C common stock, $0.01 par value per share (“Company Class C Common Stock”), (iv) 20,262,000 shares of preferred stock, $0.01 par value per share (“Authorized Preferred Stock”), of which 250,000 shares are designated as 13 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009 (the “Series A Preferred Stock”), and 12,000 shares are designated as 12% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”). As of the close of business on June 30, 2007 (the “Capitalization Date”),

(i) 36,726,247 shares of Company Class A Common Stock were issued and outstanding, including 612,500 Restricted Shares outstanding pursuant to awards granted under the Company Stock Plans,

(ii) 23,101,652 shares of Company Class A Common Stock were held by the Company in its treasury,

(iii) (A) there were 7,239,303 shares of Company Class A Common Stock underlying outstanding Company Stock Options, such Company Stock Options having a weighted average exercise price as of the Capitalization Date of $14.02, (B) there were 685,000 shares of Company Class A Common Stock reserved for issuance pursuant to outstanding awards of Deferred Shares, (C) there were 0 shares of Company Class A Common Stock underlying outstanding Restricted Stock Units (“RSUs”), (D) 3,993,692 additional shares of Company Class A Common Stock were reserved for issuance for future grants pursuant to the Company Stock

Plans, and (E) 6,454,062 additional shares of Company Class A Common Stock were reserved for issuance upon conversion of the outstanding shares of Company Class B Common Stock and Company Class C Common Stock pursuant to the terms of the Company Charter,

(iv) 5,809,191 shares of Company Class B Common Stock were issued and outstanding,

(v) 0 shares of Company Class B Common Stock were held by the Company in its treasury,

(vi) (A) there were 0 shares of Company Class B Common Stock underlying outstanding Company Stock Options, (B) there were 0 shares of Company Class B Common Stock underlying outstanding RSUs, and (C) 0 additional shares of Company Class B Common Stock were reserved for issuance for future grants pursuant to the Company Stock Plans,

(vii) 644,871 shares of Company Class C Common Stock were issued and outstanding,

(viii) 0 shares of Company Class C Common Stock were held by the Company in its treasury,

(ix) (A) there were 1,500,690 shares of Company Class C Common Stock underlying outstanding Company Stock Options, such Company Stock Options having a weighted average exercise price as of the Capitalization Date of $20.54, (B) there were 0 shares of Company Class C Common Stock underlying outstanding RSUs, and (C) 1,500,690 additional shares of Company Class C Common Stock were reserved for issuance for future grants pursuant to the Company Stock Plans,

(x) no shares of Series A Preferred Stock were issued and outstanding, and

(xi) no shares of Series B Preferred Stock were issued and outstanding.

All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clauses (iii), (vi) and (ix) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre- emptive or similar rights. No Subsidiary of the Company owns any Company Common Stock. Section 3.02(a) of the Company Disclosure Letter lists each outstanding Company Stock Option held by the twenty (20) largest holders of Company Stock Options as of June 30, 2007 and the exercise price thereof, and sets forth a summary as of June 30, 2007 of (i) the other outstanding Company Stock Options and the exercise prices thereof, and (ii) outstanding RSUs.

(b) Except as set forth in subsection (a) above, (i) as of the date hereof, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after the Capitalization Date upon exercise of Company Stock Options outstanding as of such date (or, with respect to the Company Class A Common Stock, upon conversion of the Company Class B Common Stock or the Company Class C Common Stock) and (ii) other than the provisions in the Company Charter providing for the conversion of shares of the (A) Company Class B Common Stock into shares of Company Class A Common Stock and Company Class C Common Stock and (B) Company Class C Common Stock into shares of the Company Class A Common Stock, there are no outstanding subscriptions, options, warrants, calls, convertible securities, stock-based performance units or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (w) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (x) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (y) redeem or otherwise acquire any such shares of capital stock or other equity interests or (z) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company.

(c) Except for the awards to acquire shares of Company Common Stock under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) Section 3.02(d) of the Company Disclosure Letter sets forth a complete and correct list of all shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, registration, redemption, repurchase or disposition of the capital stock or other equity interests of the Company or any of its Subsidiaries.

Section 3.03  Subsidiaries.  Section 3.03 of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company. Section 3.03 of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company, directly or indirectly, of each Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens, other than restrictions on transfer imposed by applicable Law or Permitted Liens.

Section 3.04  Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and, except for the Merger Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and assuming the accuracy of the representations and warranties contained in Section 4.06(c), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and determined that such transactions are fair to, and in the best interests of the Company and its stockholders. Subject to Section 5.02(d) and Section 5.03, the board of directors of the Company, based on the unanimous recommendation of the Special Committee has unanimously, by resolutions duly adopted at a meeting duly called and held, (x) duly and validly approved and declared advisable this Agreement and the transactions contemplated hereby, (y) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders other than the Contributing Stockholders and (z) resolved to recommend in accordance with applicable Law that the Company’s stockholders vote in favor of adoption of this Agreement (the “Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

(b) The execution, delivery and performance of this Agreement by the Company and the other documents contemplated hereby, and the consummation by the Company of the transactions contemplated hereby, will not require the consent of any Governmental Entity, except for:

(i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws and state takeover laws;

(ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the applicable Laws relating to antitrust matters or regulating competition of jurisdictions other than the United States;

(iii) applicable filings with and approvals of the Federal Communications Commission (the “FCC”) pursuant to the Communications Act of 1934, as amended (the “Communications Act”) and any regulations promulgated thereunder; or

(iv) filing of the Certificate of Merger as required by the DGCL, and

(v) such authorizations, consents, approvals, orders, filings or notices that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The execution, delivery and performance by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation or breach of any of the terms or requirements of any provision of the Governing Documents of the Company or any of its Subsidiaries;

(ii) assuming receipt of the consents, approvals and authorizations specified in Section 3.04(b) and compliance with applicable antitrust Laws, contravene, conflict with or result in a violation or breach of any of the terms or requirements, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any Law or Order to which the Company or any of its Subsidiaries may be subject;

(iii) assuming receipt of the consents, approvals and authorizations specified in Section 3.04(b), contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Commission Authorization or any material Governmental Authorization that is not a Commission Authorization;

(iv) result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or require any consent or authorization under, or cause or permit acceleration of the maturity or performance of or payment under any Material Contract; or

(v) result in the imposition or creation of any material Lien upon or with respect to any of the Assets,

except in the case of clauses (ii), (iii), (iv) and (v) any such contravention, conflict violation, breach or acceleration that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.05  Reports and Financial Statements.

(a) The Company and its Subsidiaries have timely filed all forms, documents, statements and reports required to be filed by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2005 (the forms, documents, statements and reports filed with the SEC since January 1, 2005, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of the last such amendment or superseding filing prior to the date hereof, the Company SEC Documents, including all schedules included or documents incorporated by reference therein, complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement, including all schedules included or documents incorporated by reference therein, will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents complied as to the form in all material respects with the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments expressly described therein, including the notes thereto, which adjustments were not and are not expected to be material in amount). The financial statements (including all related notes and schedules) of the Company and its Subsidiaries have been derived from the accounting books and records of the Company and its Subsidiaries and were prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto).

(c) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that comply in all respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, the Chief Executive Officer and Chief Financial Officer of the Company, or Persons performing similar functions. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since July 30, 2002, the Company and its Subsidiaries have concluded, based on evaluations under the supervision and with the participation of the Chief Executive Officer and Chief Financial Officer of the Company of the effectiveness of the Company’s disclosure controls and procedures, that the Company’s disclosure controls and procedures were effective. The Company’s internal controls over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.06  No Undisclosed Liabilities.  Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2006 (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (ii) for liabilities or obligations incurred in connection with the transactions contemplated or permitted by this Agreement or the financing of such transactions, and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of a nature that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.07  Compliance with Law; Governmental Authorizations; Commission Authorizations.  Except with respect to employees, employee benefits and ERISA and Taxes, which are the subject of Sections 3.08, and 3.12, respectively:

(a) The Company and each of its Subsidiaries is, and since January 1, 2006 has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law and, for the avoidance of doubt, any Environmental Law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all necessary Governmental Authorizations (other than Commission Authorization), except where the failure to have any of the Governmental Authorizations would not, individually or in the aggregate, have a Company Material Adverse Effect. Each such Governmental Authorization is valid and in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Section 3.07(c) of the Company Disclosure Letter sets forth a true and complete list as of July 19, 2007 of (i) all material Commission Authorizations; (ii) all material applications (collectively, “Pending Applications ”) currently pending before the FCC filed by or on behalf of the Company or any of the Subsidiaries of the Company; and (iii) all petitions for rulemaking currently pending before the FCC that were filed by the Company or any Subsidiary of the Company. Section 3.07(c) of the Company Disclosure Letter also identifies: (A) all radio stations for which the Company or any Subsidiary of the Company provides programming, advertising or other services pursuant to a local marketing agreement, joint sales agreement or similar agreement; (B) all radio stations owned by the Company or any Subsidiary of the Company to which programming, advertising or other services are provided pursuant to a local marketing agreement, joint sales agreement or similar agreement; and (C) all pending transactions for the acquisition or disposal of any radio or television stations by the Company or any Subsidiary of the Company through a purchase, sale or exchange transaction.

(d) The Commission Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, and are not subject to any material conditions except for conditions applicable to broadcast licenses generally or as otherwise disclosed on the face of the Commission Authorizations. The Company and its Subsidiaries are operating, and have operated the Company Stations in compliance in all material respects with the terms of the Commission Authorizations and the Communications Act, and the Company and its Subsidiaries have, in all material respects, timely filed or made all material applications, reports and other FCC disclosures required by the FCC to be filed or made with respect to the Company Stations and have, in all material respects, timely paid all FCC regulatory fees with respect thereto. Except for administrative rulemakings, legislation or other proceedings affecting the broadcast industry generally, there is not, pending or, to the Knowledge of the Company, threatened by or before the FCC any proceeding, notice of violation, order of forfeiture or complaint or investigation against or relating to the Company or any of its Subsidiaries, or any of the Company Stations.

(e) Section 3.07(e) of the Company Disclosure Letter sets forth a list of all Arbitron-rated markets where the number of total radio stations or the number of radio stations in a particular radio service (AM or FM) owned by the Company or any Subsidiary of the Company (or in which the Company or any Subsidiary of the Company otherwise holds an attributable ownership interest under the FCC Media Ownership Rules) exceeds the current ownership limits set forth in the FCC Media Ownership Rules. Such list includes the total number of radio stations in each such market, the number of radio stations that can be owned by a single party under the FCC Media Ownership Rules in that market, and an identification of the radio stations in the market attributable to the Company.

Section 3.08  Employee Benefit Plans.

(a) The Company has heretofore made available to Parent true and complete copies of (i) each of the Company Benefit Plans subject to ERISA and each other material Company Benefit Plan and related documents, (ii) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (iii) with respect to any Company Benefit Plan, the two most recent (A) Annual Reports (Form 5500 Series) and accompanying schedules, if any, (B) audited financial statements and (C) actuarial valuation reports; (iv) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for any Company Benefit Plan; and (v) any trust agreement or funding instrument related to any Company Benefit Plan now in effect or required in the future as a result of the transactions contemplated by this Agreement.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each of the Company Benefit Plans has been established, operated and administered in all respects with applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if the Company Benefit Plan intended to be qualified is maintained pursuant to the adoption of a master or prototype plan document, then the sponsor of the master or prototype plan has obtained from the National Office of the IRS a notification or opinion letter stating that the form of the master or prototype plan is acceptable for the establishment of a qualified retirement plan), and to the Knowledge of the Company, there are no existing circumstances or events that have occurred since the date of such determination letter or notification or opinion letter that would reasonably be expected to result in the failure of such Company Benefit Plan to meet the requirements for a qualified plan under Section 401(a) of the Code; (iii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (iv) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; and (v) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which would reasonably be expected to result in any liability of the Company or any of its Subsidiaries. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(c) (i) No Company Benefit Plan is subject to Title IV of ERISA; (ii) no Company Benefit Plan provides health, life insurance or disability benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); and (iii) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder that would have, individually or in the aggregate, a Company Material Adverse Effect.

(d) No Company Benefit Plan exists that as a result of the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement. No payments or benefits provided or reasonably expected to be provided under any of the Company Benefit Plans are not or will not be deductible under Section 280G of the Code.

(e) With respect to any Company Benefit Plan that is maintained outside the jurisdiction of the United States, or covers any director, employee or independent contractor residing or working outside the United States: (i) all such plans that are required by applicable Law or general accounting principals applicable to the relevant jurisdiction to be funded are fully funded on the required basis, and with respect to all other such plans, reserves sufficient to provide for all obligations accrued through the Effective Date thereunder have been established on the accounting statements of the Company or applicable Subsidiary entity; and (ii) no material liability or obligation of the Company or any of its Subsidiaries exists with respect to such plans.

(f) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company or any of its Subsidiaries has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the proposed and final regulations thereunder, IRS Notice 2005-1, Notice 2005-91,

Notice 2006-33, Notice 2006-79 and Notice 2006-100, as applicable. Each Company Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued and (ii) has an exercise price per share equal to or greater than the fair market value of a share of Common Stock (within the meaning of Sections 409A and 422 of the Code) on the date of the grant of such option.

Section 3.09  Absence of Certain Changes or Events.  Since December 31, 2006 and until the date of this Agreement: (a) except for the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice; and (b) there have not been any facts, circumstances, events, changes, effects or occurrences that, individually or in the aggregate, have had or would have, a Company Material Adverse Effect.

Section 3.10  Investigations; Litigation.  Except as may result from the announcement of the Merger or the proposal thereof or this Agreement and the transactions contemplated hereby, and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no (i) investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their properties or assets, (ii) actions, suits, arbitrations, claims or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets, at Law or in equity, or (iii) orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.11  Proxy Statement; Other Information.  None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) and any other document filed with the SEC by the Company in connection with the Merger (collectively, with any amendments or supplements to any of the foregoing, the “SEC Filings”) will, at the time of the mailing to the stockholders of the Company or at the time of the Company Meeting or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by any of the Contributing Stockholders, Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in such SEC Filing. The SEC Filings made by the Company will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. The letter to stockholders, notice of meeting, proxy statement/prospectus, forms of proxy and any other soliciting materials to be distributed to the stockholders of the Company in connection with the Merger and the transactions contemplated thereby to be filed with the SEC in connection with seeking the adoption of this Agreement and the consummation of the transactions contemplated hereby are collectively referred to herein as the “Proxy Statement.”

Section 3.12  Tax Matters.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Company through the Tax year ending December 31, 2002 have been examined or are currently being examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (vii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, (viii) the Company and each of its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party, or amounts paid or owing among the Company and any of its Subsidiaries, (ix) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or a Subsidiary of the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by contract, agreement or otherwise, (x) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries, (xi) none of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2), (xii) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries, and (xiii) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

Section 3.13  Intentionally Omitted.

Section 3.14  Material Contracts.

(a) Except for Material Contracts filed as exhibits) to the Filed SEC Documents and made publicly available through EDGAR prior to the date hereof or as listed in Section 3.14(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) or (ii) any Contract that

(i) is a “non-compete,” or similar agreement that restricts or purports to restrict the geographic area in which the Company or any Subsidiary may conduct any line of business, or that requires the referral of business opportunities by the Company or any Subsidiary that could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole;

(ii) relates to partnerships, joint ventures or similar arrangements pursuant to which the Company or any Subsidiary invests in any other Person that could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(iii) relates to Indebtedness of the Company or any Subsidiary in excess of $5,000,000;

(iv) provides for the acquisition or disposition of any assets by the Company or any Subsidiary with a purchase price therefor in excess of $5,000,000;

(v) provides for transactions or arrangements between the Company or any of the Subsidiaries, on the one hand, and (A) any director or officer of the Company or any Subsidiary, (B) any record or beneficial owner of 5% or more of the voting securities of the Company or (C) any Affiliate of any such director, officer or record or beneficial owner, on the other hand; or

(vi) relates to the following markets in which the Company or its Subsidiaries operate, the termination or breach of which or the failure to obtain consent in respect of, individually or in the aggregate, would have a Company Material Adverse Effect: Toledo, Sioux Falls, Bridgeport, Youngstown, Poughkeepsie, Harrisburg, Oxnard, Westchester, N.Y., Nashville and Montgomery.

(all contracts of the type described in this Section 3.14(a), being referred to herein as a “Material Contract”).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Material Contract in any material respect. To the Knowledge of the Company, no other party to any Material Contract is in any material respect in breach of or default under the terms of any Material Contract. Each Material Contract is a valid and binding obligation of the Company or its Subsidiary which is a party thereto and, to the Knowledge of the Company, is in full force and effect; provided, however, that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True, correct and complete copies of each Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

Section 3.15  Intentionally Omitted.

Section 3.16  Intellectual Property.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses all rights necessary to use, all trademarks, trade names, service marks, service names, mark registrations or applications, logos, assumed names, domain names, registered and unregistered copyrights, patent registrations or applications and registrations, and trade secrets used in their respective businesses (collectively, the “Intellectual Property”). Section 3.16 of the Company Disclosure Letter sets forth all federally registered Intellectual Property that is owned by the Company or any of its Subsidiaries or for which an application for federal registration has been submitted. There are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement or misappropriation by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, misappropriation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, and (iv) to the Knowledge of the Company, no person is infringing or misappropriating any Intellectual Property of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17  Title to Properties; Assets.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries has good and valid fee simple title to its owned properties and assets or good and valid leasehold interests in all of its leasehold properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practices. All such properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens other than Permitted Liens.

(b) Each of the Company and its Subsidiaries has complied with, and to the Knowledge of the Company, each of the counterparties thereto have complied with, the terms of all leases to which it is a party and under which it is in occupancy or leased to a third party with respect to owned property, and, to the Knowledge of the Company, all such leases are in full force and effect. Each lease material to the business of the Company and its Subsidiaries taken as a whole has been made available to Parent.

(c) The assets of the Company and each of its Subsidiaries are, together with all assets licensed or leased, in the aggregate, sufficient and adequate to carry out their respective businesses in all material respects as currently conducted.

Section 3.18  Stockholder Approval.  Assuming the accuracy of the representations and warranties contained in Section 4.06, the only vote or other approvals of stockholders of the Company required under the DGCL, the Company Charter and the rules and regulations of the NASDAQ Stock Market in order for the Company to validly perform its obligations under this Agreement are (i) the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Company Class A Common Stock and the Company Class C Common Stock, voting together as a single class (the “Merger Approval”), and (ii) the Consent Right Holder Consent.

Section 3.19  Finders or Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Company and Credit Suisse Securities (USA) LLC provided to Parent prior to the date hereof, which such letter has not been amended or supplemented since so provided to Parent.

Section 3.20  Opinion of Financial Advisor.  The Special Committee has received the opinion of Credit Suisse Securities (USA) LLC, dated the date of this Agreement, to the effect that, as of such date, the Per Share Consideration is fair, from a financial point of view, to the holders of shares of the Company Class A Common Stock (other than as set forth in such opinion), a signed copy of which opinion has been or will promptly be provided to Parent solely for informational purposes after receipt thereof by the Company.

Section 3.21  State Takeover Statutes; Charter Provisions; Company Rights Agreement.  Assuming the accuracy of the representations and warranties in Section 4.06, the board of directors of the Company has taken all actions necessary so that the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL shall not be applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.22  No Other Representations.  The Company acknowledges that each of Parent and Merger Sub makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV.  The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01  Qualification; Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and Merger Sub has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Governing Documents of the Parent and Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of its Governing Documents.

Section 4.02  Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Financing. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Financing, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby (other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, which shall occur promptly after the execution and delivery of this Agreement). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

(b) Other than in connection with or in compliance with (i) the DGCL, or any applicable Delaware anti-takeover or investor protection statute, (ii) the applicable requirements of the Securities Act and Exchange Act and any related filings or approvals under applicable state securities Laws, (iii) the HSR Act and the applicable Laws relating to antitrust matters, and (iv) applicable filings with and approvals of the FCC pursuant to the Communications Act and FCC rules, no authorization, consent, approval or order of, or filing with, or notification to, any Governmental Entity is necessary in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, orders, filings or notices that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not (i) result in any breach or violation of, or default under (with or without notice or lapse of time, or both), require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any Contract binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties, assets or rights of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.03  Proxy Statement; Other Information.  None of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger will, at the time of the mailing of the Proxy Statement to the stockholders of the Company or at the time of the Company Meeting or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent or Merger Sub with respect to information supplied by or related to or the sufficiency of disclosures related to, the Company or any Affiliate of the Company or any other aspect of the Proxy Statement. The SEC Filings made by Parent will, with respect to matters relating to Parent or Merger Sub, comply in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

Section 4.04  Financing.  Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of the date of this Agreement, among Merger Sub, Merrill Lynch Capital

Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Debt Financing Commitment”), pursuant to which the lender parties thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”), and (ii) the equity commitment letter from MLGPE Fund US Alternative, L.P. (the “Equity Investor”), dated as of the date of this Agreement (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which such party has committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Prior to the date of this Agreement, (i) none of the Financing Commitments has been amended or modified, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date of this Agreement, each of the Financing Commitments, in the form so delivered, is in full force and effect. Except as set forth in the Financing Commitments, there are no (i) conditions precedent to the respective obligations of the Equity Investor to fund the full amount of the Equity Financing, (ii) conditions precedent to the obligation of the lender parties to fund the full amount of the Debt Financing, and (iii) contractual contingencies under any agreements, side letters or arrangements relating to the Financing Commitments that could affect the availability of the Financing Commitments. Notwithstanding anything in this Agreement to the contrary, one or more Financing Commitments may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Commitments”) which replace existing Financing Commitments and/or contemplate financing from one or more other or additional parties; provided, that the terms of the New Financing Commitments shall not in the aggregate, expand upon the conditions precedent to the Financing as set forth in the Financing Commitments in any material respect. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect, and the terms “Financing,” “Equity Financing” and “Debt Financing” shall mean the financing contemplated by the Financing Commitments as so modified. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it contained in the Financing Commitments. As of the date of this Agreement, Parent has fully paid any and all commitment fees required to be paid in connection with the Financing Commitments to the extent due. The Financing Commitments, when funded, will provide the Surviving Corporation with financing immediately after the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement.

Section 4.05  Equity Rollover Commitments.  Parent has delivered to the Company a true and complete copy of the Equity Rollover Commitments in effect as of the date hereof, pursuant to which the Contributing Stockholders have committed to contribute to Parent that number of Shares set forth in such letter in exchange for direct or indirect equity interests in Parent immediately prior to the Effective Time (which Shares shall be cancelled in the Merger, as provided in Section 2.01(a)). Except as expressly provided in the Equity Rollover Commitments, there are no conditions precedent to the respective obligations of the Contributing Stockholders thereunder. As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties contained herein, Parent has no reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it contained in the Equity Rollover Commitments. As of the date of this Agreement, the Equity Rollover Commitments are in full force and effect. At the option of Parent, Parent may at any time within the five (5) Business Day period immediately preceding the Effective Time deliver Equity Rollover Commitments from one or more Persons who, upon such delivery, shall be deemed Contributing Stockholders hereunder.

Section 4.06  Ownership and Operations of Merger Sub; Lack of Certain Arrangements.

(a) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

(b) Neither Parent nor Merger Sub has conducted any business other than incident to its formation and in relation to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

(c) During the three (3) year period immediately preceding the date of this Agreement, none of Parent or Merger Sub or their respective Affiliates has taken any action to cause any of them to be an “interested stockholder” within the meaning of Section 203 of the DGCL.

(d) Except for the Equity Financing Commitment, the Equity Rollover Commitments, the Interim Investors Agreement and the Voting Agreements, there are no contracts or other understandings or arrangements between Parent, Merger Sub, the Equity Investor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to the Company, Parent or the transactions contemplated by this Agreement.

Section 4.07  Finders or Brokers.  Except for Merrill Lynch & Co. and Moelis & Company neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who, if the Merger is not consummated, might be entitled to any fee or any commission from the Company.

Section 4.08  Limited Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guarantee of the Guarantor, with respect to certain matters as specified therein. The Limited Guarantee is in full force and effect.

Section 4.09  Investigations; Litigation.  There are (i) no investigations or proceedings pending or, to the Knowledge of Parent, threatened by any Governmental Entity with respect to Parent or Merger Sub or any of their respective Affiliates or any of their properties or assets, (ii) actions, suits, arbitrations, claims or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, at Law or in equity, or (iii) orders, judgments or decrees of any Governmental Entity against Parent or Merger Sub, that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10  Solvency.  Immediately after giving effect to the Merger and the Financing, assuming the representations and warranties of the Company contained in Article III are accurate in all material respects, and that any estimates, projections or forecasts prepared by the Company and furnished to the parent prior to the date hereof have been prepared in good faith based on reasonable assumptions and the Required Financial Information fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, as of the Closing Date, (i) the Surviving Corporation and each of its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they become absolute and mature, (ii) the then present fair salable value of the assets of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay the probable liabilities on its debts and other liabilities as they become absolute and mature, (iii) the assets of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its debts (including contingent liabilities) and (iv) the Surviving Corporation and each of its Subsidiaries will not have an unreasonably small amount of capital to carry on its business as then conducted or proposed to be conducted.

Section 4.11  No Other Representations.  Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III.  The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.01  Conduct of Business.

(a) From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.01 (the “Termination Date”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent, which may not be unreasonably withheld, conditioned or delayed, (iii) as expressly contemplated, required or permitted by this Agreement or (iv) as disclosed in Section 5.01 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course consistent with past practices, and (B) use reasonable best efforts to maintain and preserve intact its business organization, assets and goodwill and relationships with customers, suppliers and others having business dealings with it and to maintain its current rights and franchises and retain the services of its key officers and key employees.

(b) Without limiting the generality of the foregoing, the Company agrees with Parent that between the date hereof and the earlier of the Effective Time and the Termination Date, except as set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly contemplated, required or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, which may not be unreasonably withheld, conditioned or delayed:

(i) adjust, split, combine, reclassify, redeem, repurchase or otherwise acquire any capital stock or other equity interests or otherwise amend the terms of its capital stock or other equity interests;

(ii) merge or consolidate the Company or its Subsidiaries with any Person;

(iii) except for purchases of shares of capital stock or other equity interests in the ordinary course of business from departing employees, make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests, except in connection with cashless exercises or similar transactions pursuant to Company Stock Options outstanding as of the date hereof;

(iv) issue or sell any additional shares of capital stock or other equity interests, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests, except (A) pursuant to the exercise of Company Stock Options outstanding as of the date hereof and in accordance with the terms of such instruments or as required under any Company Benefit Plan or Contract relating to employment and (B) for the annual grants of Company Stock Options and/or Restricted Shares to employees and directors in the ordinary course of business consistent with past practice (other than in respect of 2007, as to which such grants have already been made) provided that such issuances in respect of years subsequent to 2007 shall not exceed in amount or character, in any material respect, the grants made in 2007;

(v) enter into or amend any Contract with any executive officer, director or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the capital stock of the Company;

(vi) purchase, sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a Lien or otherwise dispose of, in whole or in part, any properties, rights or assets having a value in excess of $500,000 individually or $2,500,000 in the aggregate, other than in the ordinary course of business;

(vii) make any capital expenditures in any fiscal year (other than those provided for in the Company’s budget) in excess of $500,000, in the aggregate;

(viii) except (i) as set forth in Section 5.01(b)(viii) of the Company Disclosure Letter, (ii) advances for business expenses, and (iii) for borrowings under the Company’s existing credit and securitization facilities or in the ordinary course of business and consistent with past practice, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations, any guarantee of any such indebtedness or debt securities of any other Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person (such obligations collectively, “Indebtedness”), or amend, modify or refinance any existing Indebtedness, in each case in an amount in excess of $1,500,000 in any transaction or series of related transactions, or in excess of $5,000,000 in the aggregate;

(ix) (A) make any investment in excess of $1,500,000 individually or $5,000,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, loans to, property transfers, or (B) enter into binding agreements with respect to any such investment, including any additional investment in, or binding agreement with respect to any investment in, Cumulus Media Partners, LLC, except in each case as may be required under Material Contracts in effect as of the date hereof;

(x) make any acquisition of another Person or business in excess of $2,500,000 individually or $10,000,000 in the aggregate, whether by merger, purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect to any such investment or acquisition (including any conditional or installment sale Contract or other retention Contract relating to purchased property); provided, that without Parent’s consent, which may not be unreasonably withheld, conditioned or delayed, the Company shall not acquire or make any investment (or agree to acquire or to make any investment) or change its existing ownership interest (without regard to the dollar baskets set forth above) in any entity that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC if such acquisition or investment would reasonably be expected to delay, impede or prevent receipt of the Initial Order;

(xi) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend, fail to renew, cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract, in each case, other than any Contract relating to Indebtedness that would not be prohibited under clause (viii) of this Section 5.01(b);

(xii) except to the extent required by Law (including Section 409A of the Code) or by Contracts in existence as of the date hereof, or by the Company Benefit Plans, (A) increase the compensation or benefits of any of its employees, independent contractors or directors, other than increases in base salary in the ordinary course of business consistent with past practice for employees other than executive officers, (B) amend or adopt any compensation or benefit plan, including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit of its employees, independent contractors or directors, or (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based or equity compensation;

(xiii) compromise, settle or agree to settle, release, dismiss or otherwise dispose of any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice and in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xiv) amend or waive any material provision of its Governing Documents or, in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such except in the ordinary course of business consistent with past practices;

(xv) enter into any material non-compete or similar agreement that would by its terms restrict the businesses of the Surviving Corporation or its Subsidiaries or Affiliates following the Effective Time;

(xvi) enter into any new line of business outside of its existing business;

(xvii) other than in the ordinary course of business, enter into any new lease or amend the terms of any existing lease of real property which would require payments over the remaining term of such lease in excess of $500,000 individually or $2,500,000 in the aggregate (excluding any renewal terms);

(xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly owned Subsidiaries);

(xix) implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAAP, applicable Law or regulatory guidelines;

(xx) change any method of Tax accounting, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling, in each case other than in the ordinary course of business consistent with past practice;

(xxi) take any action that is intended to result in any of the conditions to effecting the Merger set forth in Sections 6.02 and 6.03 becoming incapable of being satisfied; or

(xxii) authorize, agree or commit to do any of the foregoing.

(c) From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, neither party shall take any action which is intended to or which would reasonably be expected to (A) materially adversely affect or materially delay the ability of such party to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or (B) otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby.

(d) During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.01, the Company shall, and shall cause each of the Subsidiaries to, without limiting the foregoing provisions of this Section 5.01: (i) use reasonable best efforts to comply in all material respects with the Communications Act and FCC rules in the operation of the Company Stations; (ii) promptly deliver to Parent copies of any material reports or applications filed with the FCC and (iii) promptly notify Parent of any inquiry, investigation or proceeding which to the Knowledge of the Company has been initiated by the FCC relating to the Company Stations.

Section 5.02  Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EDST) on September 6, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Company Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided or made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) On the No-Shop Period Start Date, the Company shall advise Parent orally and in writing of the number and identities of the Excluded Parties. Subject to Section 5.02(c), and except only as may relate to any Excluded Party, commencing on the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 5.02(c) and except only as may relate to any Excluded Party, commencing on the No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal and the Company shall use its reasonable best efforts to cause to be returned or destroyed any confidential information provided or made available to any such Person. Notwithstanding anything contained in Section 5.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Company Acquisition Proposal (as such Company Acquisition Proposal may be revised during the course of ongoing negotiations, in which event it may temporarily cease to satisfy the requirements of Sections 5.02(c)(i), (ii) and (iii), so long as such negotiations are ongoing and there is not, following the No-Shop Period Start Date, a continuous period of greater than five Business Days during which it fails to satisfy the requirements of Sections 5.02(c)(i), (ii) and (iii)) fails, in the good faith judgment of the board of directors of the Company, to satisfy the requirements of Sections 5.02(c)(i), (ii) and (iii).

(c) Notwithstanding anything to the contrary contained in Section 5.02(b), and in addition to the rights of the Company pursuant to Section 5.02(a), if at any time after the No-Shop Period Start Date and prior to obtaining the Merger Approval, (i) the Company has received a written Company Acquisition Proposal from a third party that the board of directors of the Company (acting through the Special Committee) believes in good faith to be bona fide, (ii) the Special Committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its outside counsel, the Special Committee determines in good faith that the failure to take such action could reasonably be expected to result in a breach of its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent. Notwithstanding anything to the contrary contained in Section 5.02(b) or this Section 5.02(c), after the No-Shop Period Start Date and prior to the Merger Approval, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party. From and after the No-Shop Period Start Date, promptly (within one (1) Business Day) after receipt of any Company Acquisition Proposal or any request for nonpublic information or any inquiry relating to any Company Acquisition Proposal, the Company shall provide Parent with notice of the material terms and conditions of such Company Acquisition Proposal (including the identity of the Person making any such Company Acquisition Proposal). In addition, the Company shall keep Parent reasonably informed on a reasonably prompt basis regarding the status of any such Company Acquisition Proposal.

(d) Notwithstanding anything in Section 5.02(b) to the contrary, if, at any time prior to obtaining the Merger Approval, the Company receives a Company Acquisition Proposal which the Special Committee concludes in good faith constitutes a Superior Proposal, and, to the extent applicable, after giving effect to any adjustments which may be offered by Parent pursuant to clause (ii) below, the board of directors of the Company (acting through the Special Committee) may (x) effect a Change of Recommendation and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the board of directors of the Company (acting through the Special Committee) determines in good faith, after consultation with its outside counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable Law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 7.02(a); provided, further, that neither the board of directors of the Company nor any committee thereof may effect a Change of Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Parent and Merger Sub, at least three (3) Business Days in advance (the “Notice Period”) of its intention to effect a Change of Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal; and

(ii) if the notice is given after the No-Shop Period Start Date, then prior to effecting such Change of Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, provide a reasonable opportunity to negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to again comply with the requirements of this Section 5.02(d) with respect to such new written notice, except that the new Notice Period shall in all events be only three (3) Business Days.

(e) Any violations of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of its Subsidiaries, other than any of the Contributing Stockholders, shall be deemed to be a breach of this Section 5.02 by the Company.

(f) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a)(2)-(3) promulgated under the Exchange Act, or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company’s board of directors, failure so to disclose could be inconsistent with its obligations under applicable Law.

Section 5.03  Company Meeting; Preparation of Proxy Statement.

(a) The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) for the purpose of having this Agreement adopted by the stockholders of the Company in accordance with applicable Law as promptly as reasonably practicable after the date of mailing of the Proxy Statement and the Schedule 13E-3, (ii) except to the extent that the board of directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement as otherwise permitted by this Agreement, use reasonable best efforts to solicit the adoption of this Agreement by the stockholders of the Company, and (iii) except to the extent that the board of directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement as otherwise permitted by this Agreement, include in the Proxy Statement the Recommendation. Neither the board of directors of the Company nor any committee thereof shall directly or indirectly (x) withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation or (y) make any other public statement in connection with the Company Meeting contrary with such Recommendation (any action described in this clause (x) or (y) being referred to as a “Change of Recommendation”); provided, that at any time prior to obtaining the Merger Approval, the board of directors of the Company may effect a Change of Recommendation (subject to the Company having complied with its obligations under Section 5.02) if the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable Law. Notwithstanding any Change of Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 7.01, this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of adopting this Agreement. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the SEC Filings so that the SEC Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and disseminated by the Company to the Company’s stockholders.

(b) In connection with the transactions contemplated hereby, Parent and the Company will (i) as promptly as reasonably practicable (and, with respect to filing with the SEC, in any event within thirty (30) Business Days from the date of this Agreement) prepare and file with the SEC the Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such SEC filings and will provide copies of such comments to the other promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) each use its respective reasonable best efforts to have cleared and will thereafter mail to the Company’s stockholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Meeting to consummate the Merger and the transactions contemplated hereby, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Meeting, and (vi) each otherwise use reasonable best efforts to comply with all requirements of Law applicable to the filings to be made with the SEC, the Company Meeting and the Merger. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Proxy Statement, the Company, Parent and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may reasonably be requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be field in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Meeting.

Section 5.04  Employee Matters.

(a) For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) annual base salary and base wages, cash incentive compensation opportunities (excluding equity-based compensation) and benefits, in each case, that are no less favorable, in the aggregate, than such annual base salary and base wages, incentive compensation opportunities and benefits provided to the Company Employees immediately prior to the Effective Time.

(b) For all purposes (excluding for purposes of benefit accrual under any defined benefit pension plan) under the employee benefit plans of Parent, its ERISA Affiliates and its Subsidiaries providing benefits to any Company Employees after the Effective Time (including the Company Benefits Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company, its ERISA Affiliates and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent legally permissible, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Upon the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume all Company Benefit Plans that require assumption by a successor to the Company in accordance with their terms as in effect immediately before the Effective Time.

(d) The provisions of this Section 5.04 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan for any purpose, nor shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Company Employees at any time.

Section 5.05  Appropriate Action; Consents; Filings.

(a) Subject to the terms of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions of the Merger set forth in Article VI to be satisfied, including (i) in the case of Parent, the obtaining of all necessary approvals under any applicable communication Laws required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including any obligations of Parent in accordance with Section 5.05(b), and making the initial filings and notices related to the satisfaction of the conditions in Sections 6.03(e) and 6.03(f) within thirty (30) days of the date hereof (the “Condition Filing Date”); (ii) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Entities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registration and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement.

(b) In furtherance of the foregoing, except as otherwise contemplated by this Agreement, (i) each of the parties hereto shall promptly (in no event later than fifteen (15) Business Days following the date that this Agreement is executed) make its respective filings, and thereafter make any other required submissions under the HSR Act and any applicable non-U.S. competition or antitrust Laws with respect to the transactions contemplated hereby; (ii) Parent and the Company shall cooperate, and the Company, to the extent not inconsistent with its contractual or fiduciary obligations, shall use reasonable best efforts to cause Cumulus Media Partners, LLC to cooperate, to prepare such applications as may be necessary for submission to the FCC in order to obtain the Initial Order (the “FCC Applications”) and shall promptly file (the earlier of the actual filing date and the date that is forty-five (45) Business Days following the date that this Agreement is executed being the “FCC Filing Date”) such FCC Applications with the FCC; (iii) Parent and/or the Company shall file such applications (the “Divestiture Applications”) with the FCC as may be necessary under the Communications Act and FCC rules and policies which propose the assignment of the Commission Authorizations identified in Section 3.07(e) of the Company Disclosure Letter to third parties or to a divestiture trust (the “Trust”) that would, upon consummation, enable Parent to be in compliance with the FCC Media Ownership Rules as of the Effective Time, and (iv) each of Parent and the Company shall (A) diligently take, or cooperate in the taking of, all necessary, desirable and proper actions, and provide any additional information, reasonably required or requested by the FCC with respect to the FCC Applications and the Divestiture Applications; (B) keep the other informed of any material communications (including any meeting, conference or telephonic call) and will provide the other copies of all correspondence between it (or its advisors) and the FCC with respect to the FCC Applications and the Divestiture Applications; (C) permit the other to review any material communication relating to the FCC Applications and the Divestiture Applications to be given by it to the FCC; (D) notify the other in the event it becomes aware of any other facts, actions, communications or occurrences that might directly or indirectly affect Parent’s or the Company’s intent or ability to effect prompt FCC approval of the FCC Applications and the Divestiture Applications; (E) oppose, and the Company shall, to the extent not inconsistent with its contractual or fiduciary obligations, use reasonable best efforts to cause Cumulus Media Partners, LLC to oppose, any petitions to deny or other objections filed with respect to the FCC Applications or the Divestiture Applications and any requests for reconsideration or judicial review of the Initial Order; and (F) not take, and the Company shall, to the extent not inconsistent with its contractual or fiduciary obligations, use reasonable best efforts to cause Cumulus Media Partners, LLC not to take, any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the Initial Order or the FCC’s grant of the Divestiture Applications. The fees required by the FCC for the filing of the FCC Applications and the Divestiture Applications shall be borne one-half by Parent (on behalf of Merger Sub) and one-half by the Company. The procedures for any Divestiture (including the selection of specific stations) shall be subject to coordination, review and reasonable approval of Parent and the Company.

(c) Each of Parent and the Company shall give and the Company shall, to the extent not inconsistent with its contractual or fiduciary obligations, use reasonable best efforts to cause Cumulus Media Partners, LLC to give, any notices to third parties, and Parent and the Company shall use, and the Company shall, to the extent not inconsistent with its contractual or fiduciary obligations, use reasonable best efforts to cause Cumulus Media Partners, LLC to use, its reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above, necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement.

(d) Parent and the Company acknowledge that license renewal applications (each, a “Renewal Application”) may be pending before the FCC with respect to the Company Stations (each, a “Renewal Station”). In order to avoid disruption or delay in the processing of the FCC Applications and the Divestiture Applications, the Company agrees to use its reasonable best efforts to promptly prosecute and resolve any issues with respect to pending Renewal Applications. Parent and the Company agree, to the extent reasonably necessary, to request that the FCC apply its policy permitting license assignments and transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more license renewal applications. Parent and the Company agree to make such representations and undertakings as necessary or appropriate to invoke such policy, including undertakings to assume the position of applicant with respect to any pending license renewal applications, and to assume the risks relating to such applications. To the extent reasonably necessary to expedite grant of a Renewal Application, and thereby facilitate grant of the FCC Applications and the Divestiture Applications, Parent and the Company shall enter into tolling agreements with the FCC with respect to the relevant Renewal Application as necessary or appropriate to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Renewal Station in connection with any pending complaints, investigations, letters of inquiry, or other proceedings, including, but not limited to, complaints that such Renewal Station aired programming that contained obscene, indecent or profane material (a “Tolling Agreement”). Parent and the Company shall consult in good faith with each other prior to entering into any such Tolling Agreement. Section 5.05(d) of the Company Disclosure Letter sets forth all radio stations owned by the Company or any Subsidiary of the Company with Renewal Applications pending as of the date of this Agreement.

(e) In addition to the filing of any Divestiture Applications as may be required by the Communications Act and FCC rules and policies, each of Parent and the Company agree to, and shall cause its Subsidiaries to, timely use their reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust, competition or communications or broadcast law (including the FCC Media Ownership Rules) that may be required by any U.S. federal, state or local antitrust or competition Governmental Entity, or by the FCC, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the Divestiture of such assets as are required to be divested in order to obtain the Initial Order, or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement.

(f) The Company agrees to use, and cause its Subsidiaries to use and the Company shall, to the extent not inconsistent with its contractual or fiduciary obligations, use reasonable best efforts to cause Cumulus Media Partners, LLC to use, reasonable best efforts to correct any errors, inconsistencies or other problems with the Commission Authorizations.

(g) Within thirty (30) Business Days of the date of this Agreement, the Company shall amend Section 3.07(e) of the Company Disclosure Letter to include a list of all unrated markets where the number of total radio stations or the number of radio stations in a particular radio service (AM or FM) owned by the Company or any Subsidiary of the Company (or in which the Company or any Subsidiary of the Company otherwise holds an attributable ownership interest under FCC Media Ownership Rules) exceeds the current ownership limits set forth in the FCC Media Ownership Rules. Such list shall include the total number of radio stations in such market, the number of radio stations that can be owned by a single party under the FCC Media Ownership Rules in that market, and an identification of the radio stations in the market attributable to the Company.

Section 5.06  Takeover Statute.  If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby.

Section 5.07  Public Announcements.  The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.08  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any agreement as in effect on the date hereof and which has previously been made available to Parent shall survive the Merger and shall continue in full force and effect to the extent provided in the following sentence. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificates of incorporation and by-laws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof and which has previously been provided to Parent, and shall not, for a period of six years from the date hereof, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries and all rights to indemnification thereunder in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, the Surviving Corporation shall, Parent shall cause the Surviving Corporation to, and Parent shall, in each case to the fullest extent permitted under applicable Law, jointly and severally indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon the receipt of any undertaking to the extent required by DGCL), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or at the Effective Time, including with respect to this Agreement, in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company.

(c) For a period of six (6) years from the Effective Time, Parent and the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts and otherwise containing terms and conditions that are not less advantageous in the aggregate than the Company’s current policies with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof (which annual amount the Company represents and warrants is set forth in Section 5.08(c) of the Company Disclosure Letter) in respect of the coverage required to be obtained pursuant hereto, but in such case where the payment would otherwise exceed such amount shall purchase as much coverage as is available for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year pre-paid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter, the Governing Documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.08 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09  Financing.

(a) The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing, whether pursuant to the Debt Financing Commitment or any New Financing Commitment(s) (provided, that such requested cooperation does not (i) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (ii) cause in and of itself any representation or warranty in this Agreement to be breached, (iii) cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement or any material Contract to which the Company or any of its Subsidiaries is a party or (iv) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company and its Subsidiaries upon the termination of this Agreement). Without limiting the generality of the foregoing, such cooperation shall include (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents required in connection with the Debt Financing; provided that, any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (iv) furnishing Parent and its Financing sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Parent (it being understood that the Company shall have no obligation to provide audited financial statements other than those prepared in the ordinary course) (the “Required Financial Information”), (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, survey and title insurance as reasonably requested by Parent, (vi) providing monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time; (ix) entering into an amendment to, and obtaining a commitment in respect of, the Company’s current senior bank credit facility, as further described on Exhibit 5.09(a); and (x) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation immediately following the Effective Time; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability prior to the Effective Time.

(b) Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments or terms that would not adversely impact, in any material respect, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, including using its reasonable best efforts (i) to negotiate definitive documentation reflecting the terms and conditions contained in the Financing Commitments (or other terms that would not adversely impact, in a material respect, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby), (ii) to satisfy all conditions applicable to Parent that are within Parent’s control in such definitive agreements and consummate the Financing at or prior to the Closing and (iii) to comply with its obligations under the Financing Commitments. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments, and otherwise keep the Company reasonably informed of the status of the Financing (or any replacement thereof). Without limiting the foregoing, Parent agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Financing Commitments shall expire or be terminated for any reason, (ii) any financing source that is a party to the Financing Commitments notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Financing Commitments.

Section 5.10  Access; Confidentiality.  The Company shall (i) afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives and financing sources, reasonable access during normal business hours to all of its and its Subsidiaries’ properties, Contracts, books and records and to those officers, employees and agents of the Company to whom Parent reasonably requests access, (ii) permit Parent to make copies and inspections thereof as Parent may reasonably request, and (iii) furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries’ business, properties, personnel and financial information as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

Section 5.11  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be likely to cause or result in any of the Conditions to the Merger set forth in

Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The Company shall notify Parent, on a reasonably current basis, of any events or changes with respect to any regulatory investigation or action involving the Company or any of its Affiliates, and shall reasonably cooperate with Parent and its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

Section 5.12  Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.13  Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.14  Certain Transfer Taxes.  Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

Section 5.15  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and the Financing Commitments.

Section 5.16  Resignation of Directors.  At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company. Upon the request of Parent, as specified by Parent reasonably in advance of the Closing, the Company will seek to obtain the resignation of all directors of Subsidiaries of the Company, in each case, effective at the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties to the extent permitted by Law) at or prior to the Effective Time of the following conditions:

(a) the Merger Approval shall have been obtained;

(b) no Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Merger; and

(c) the waiting period under the HSR Act (and any extension thereof) shall have expired or been terminated.

Section 6.02  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver by the Company of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (disregarding, for purposes of this Section 6.02(a) only, all qualifications or limitations as to “materiality-”, “Parent Material Adverse Effect” and words of similar import set forth therein) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect, in each case when made and as of the Closing Date as though made on the Closing Date (other than to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(b) Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time;

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Section 6.02(a) and 6.02(b) have been satisfied; and

(d) the Initial Order shall have been granted without any conditions materially adverse to the Company; provided, however, that the simultaneous consummation by Parent of any Divestiture proposed in the Divestiture Applications will not be deemed to be a materially adverse condition or considered in determining whether there is a materially adverse condition.

Section 6.03  Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver by Parent and Merger Sub of the following conditions:

(a) the representations and warranties of the Company set forth in (i) Section 3.02 shall be true and correct in all but de minimis respects, (ii) Sections 3.04(a) and 3.19 shall be true and correct in all respects and (iii) the remainder of Article III shall be true and correct in all respects (disregarding, for purposes of this Section 6.03(a) only, all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein other than those contained in Sections 3.05(b) and 3.09(b)), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, in each case when made and as of the Closing Date as though made on the Closing Date (other than to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(b) the Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) the Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;

(d) the Company shall have delivered to Parent a statement of non-U.S. real property interest status in accordance with Treasury Regulation 1.1445-2(c)(3);

(e) the SEC shall have (i) approved in the application of each investment advisory or broker-dealer affiliate of Merrill Lynch & Co., Inc. pursuant to Section 9(c) of the Investment Company Act regarding the exemption of the Company (and any Person that may become affiliated with the Company following the Closing) from any of the prohibitions set forth in Section 9(a) of the Investment Company Act and (ii) granted waivers of disqualifications under Regulation A, Rule 505 of Regulation D, and Regulation E promulgated under the Securities Act with respect to Merrill Lynch & Co., Inc. and its affiliates, in each case of subclause (i) and (ii), that apply, or that may become applicable, as a result of the Final Judgment;

(f) (i) no self-regulatory organization (a “SRO”) in which each broker-dealer affiliated with Merrill Lynch & Co., Inc. is a member, has objected to such broker-dealer becoming affiliated or associated with the Company;

(g) the Initial Order shall have been granted without any conditions materially adverse to Parent and Merger Sub and shall have become a Final Order; provided, however, that the simultaneous consummation by Parent of any Divestiture proposed in the Divestiture Applications will not be deemed to be a materially adverse condition or considered in determining whether there is a materially adverse condition; and

(h) since the date of this Agreement, there shall not have been a Company Material Adverse Effect.

Section 6.04  Frustration of Closing Conditions; Company Expenses.

(a) Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.05.

(b) In the event that the conditions set forth in Sections 6.03(e) and 6.03(f) have not been satisfied or waived by Parent on or before the date that is six (6) months plus fifteen days after the date hereof, Parent shall pay all of the reasonable and documented out-of-pocket expenses and fees (including reasonable attorneys fees) incurred by the Company prior to such date in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $7.5 million (the “Company Expenses”), within two (2) Business Days after receipt of such documentation, by wire transfer of same day funds.

ARTICLE VII

TERMINATION

Section 7.01  Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) (A) the Effective Time shall not have occurred on or before 5:00 p.m. (EST) on the date (such date, as may be extended in accordance with this Section 7.01(b)(i), the “End Date”) that is twelve (12) months after the date of this Agreement; and (B) the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided, that, if, as of the End Date, all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing, and other than the condition set forth in Section 6.01(c), Section 6.02(d) or Section 6.03(g)), then either the Company or Parent may, by written notice to the other party, extend the End Date from time to time to a date that is on or before the date this is eighteen (18) months after the date of this Agreement;

(ii) if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this

Section 7.01(b)(ii) shall have used such reasonable best efforts as may be required by Section 5.05 to prevent, oppose and remove such injunction; or

(iii) if the Merger Approval shall not have been obtained at the Company Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, the Company shall not have the right to terminate this Agreement under this Section 7.01(b)(iii) if the Company or any of its Representatives has failed to comply in any material respect with its obligations under Section 5.02 or Section 5.03.

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.02 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination, provided, further that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder;

(ii) prior to obtaining the Merger Approval, in accordance with, and subject to the terms and conditions of, Section 5.02(d); or

(iii) if Parent has failed to consummate the Merger on or prior to the End Date and all of the conditions in Section 6.01 and 6.03 have been satisfied as of the time of termination (other than those that are satisfied by action taken at the Closing).

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.03 to be satisfied and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination, provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(ii) the board of directors of the Company or any committee thereof (A) effects a Change of Recommendation or publicly proposes to effect a Change of Recommendation, (B) fails to include in the Proxy Statement its recommendation to the Company’s stockholders that they give the Merger Approval, (C) approves, adopts, endorses, recommends or enters into, or publicly proposes to approve, adopt, endorse, recommend or enter into, a letter of intent, agreement in principle or definitive agreement for any Company Acquisition Proposal, (D) within five (5) Business Days of a request by Parent for the Company to reaffirm the Recommendation following the date of a Company Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that reaffirms the Recommendation, or (E) fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes a Company Acquisition Proposal (other than by Parent or any of its Affiliates), including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten (10) Business Days after commencement.

In the event of termination of this Agreement pursuant to this Section 7.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the Confidentiality Agreement, the Limited Guarantee (only to the extent reflected therein) and the provisions of this paragraph of Section 7.01, Section 7.02 and Article VIII will survive the termination hereof; provided, however, that, without limiting the right to receive any payment pursuant to Section 7.02, the Company agrees that, to the extent it has incurred losses or damages in connection with this Agreement, the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to an amount equal to the amount of the Limited Guarantee (to the extent any amount is payable thereunder), and in no event shall the Company seek equitable relief or seek to recover any money damages in excess of such amount from Parent, Merger Sub, the Equity Investor or any Contributing Stockholder or any of their respective Representatives or Affiliates. Parent and Merger Sub agree that, to the extent they have incurred losses or damages in connection with this Agreement, the maximum aggregate liability of the Company for such losses or damages shall be limited to an amount equal to the amount of the Termination Fee (to the extent any amount is payable under Section 7.02), and in no event shall Parent and Merger Sub seek to recover any money damages in excess of such amount from the Company or any of its Representatives or Affiliates.

Section 7.02  Termination Fees.

(a) In the event that:

(i) (A) a bona fide Company Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders or any Person shall have publicly announced an intention to make a Company Acquisition Proposal, or a Company Acquisition Proposal shall have otherwise become publicly known (and in any such case not withdrawn, expired or otherwise terminated) and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or Section 7.01(d)(i) and (C) the Company enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to any Company Acquisition Proposal, or consummates any Company Acquisition Proposal, within nine (9) months of the date this Agreement is terminated, which in each case, need not be the same Company Acquisition Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement (provided that for purposes of clause (C) of this Section 7.02(a)(i), the references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by the Company pursuant to Section 7.01(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.01(d)(ii);

then in any such event under clause (i), (ii) or (iii) of this Section 7.02(a), the Company shall pay as directed by Parent the Termination Fee, less the amount of any Parent Expenses previously paid to Parent (if any), by wire transfer of same day funds, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. “Termination Fee” shall mean an amount equal to $15 million, except (x) in the event that this Agreement is terminated by the Company prior to 11:59 p.m. (EDST) on September 21, 2007 pursuant to Section 7.01(c)(ii), or (y) in the event that this Agreement is terminated by Parent prior to 11:59 p.m. (EDST) on September 21, 2007 pursuant to Section 7.01(d)(ii), and in each case such a right of termination is based on the submission of a Company Acquisition Proposal by an Excluded Party in accordance with Section 5.02, then the Termination Fee shall mean an amount equal to $7.5 million.

(b) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 7.01(c)(i) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 6.01 or Section 6.03 not to be satisfied on the End Date assuming the Closing was scheduled on the End Date;

(ii) the Company shall terminate this Agreement pursuant to Section 7.01(c)(iii);

(iii) Parent shall terminate this Agreement pursuant to Section 7.01(b)(i) and the condition set forth in either Section 6.03(e) or 6.03(f) shall not have been satisfied or waived; or

(iv) the Company shall terminate this Agreement pursuant to Section 7.01(b)(i) and the condition set forth in Section 6.02(d) shall not have been satisfied, or Parent shall terminate this Agreement pursuant to Section 7.01(b)(i) and the condition set forth in Section 6.03(g) shall not have been satisfied, and in either case the failure of the condition was the direct consequence of specific identified problems associated directly with Merrill Lynch & Co., Inc.’s attributable interests under the FCC’s Media Ownership Rules;

then in any such event under clause (i) or (ii) of this Section 7.02(b), Parent shall pay to the Company a termination fee of $15 million in cash (less the amount of any Company Expenses previously paid to the Company); in such event under clause (iii) of this Agreement, Parent shall pay to the Company a termination fee of $7.5 million (less the amount of any Company Expenses previously paid to the Company), plus interest thereon calculated at the rate of 7.5% per annum, compounded quarterly, from the date nine (9) months after the date hereof until the date paid; and in such event under clause (iv) of this Section 7.02(b), Parent shall pay to the Company a termination fee of $7.5 million in cash, (less the amount of any Company Expenses previously paid to the Company) (any of the foregoing, the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c) Any payment required to be made pursuant to clause (i) of Section 7.02(a) shall be made at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, promptly on the date of the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or the consummation of, any transaction contemplated by a Company Acquisition Proposal (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 7.02(a) shall be made at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 7.01(c)(ii); any payment required to be made pursuant to clause (iii) of Section 7.02(a) shall be made at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, promptly following termination of this Agreement by Parent pursuant to Section 7.01(d)(ii) (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Any payment required to be made pursuant to Section 7.02(b) shall be made to the Company promptly following termination of this Agreement (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

(d) In the event that the Company shall fail to pay the Termination Fee or Parent Expenses, or Parent shall fail to pay the Parent Termination Fee, required pursuant to this Section 7.02 when due, such fee and/or expenses shall accrue interest for the period commencing on the date such fee or expenses, as the case may be, became past due, at a rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal calculated on a daily basis until the date of actual payment. In addition, if either party shall fail to pay such fee or expenses, as applicable, when due, such owing party shall also pay to the owed party all of the owed party’s costs and expenses (including reasonable attorneys’ fees), as applicable, in connection with efforts to collect such fee or expenses. Each of Parent and the Company acknowledges that the fees and the other provisions of this Section 7.02 are an integral part of the Merger and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.

(e) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(d)(i), then the Company shall promptly, but in no event later than two (2) Business Days after being notified of such by Parent, pay Parent all of the reasonable and documented out-of-pocket expenses incurred by Parent or Merger Sub, or any of their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $7,500,000 (the “Parent Expenses”), by wire transfer of same day funds; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 7.02(a) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.02(d).

(f) Each of the parties hereto acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to this Section 7.02 or the guarantee thereof pursuant to the Limited Guarantee shall be the sole and exclusive, direct or indirect, remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Equity Investor, the Contributing Stockholders, and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignee of any of the foregoing (each, a “Parent Affiliate”) for the loss suffered as a result of the failure of the Merger to be consummated, including in the event Parent or Merger Sub breaches its representations, warranties, covenants, agreements or obligations under this Agreement, and upon payment of the Parent Termination Fee, none of Parent, Merger Sub, the Equity Investor, any Contributing Stockholder or any Parent Affiliate shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, including the Merger. Notwithstanding anything to the contrary herein, (i) in no event shall Parent be required to pay fees or damages payable pursuant to this Section 7.02 on more than one occasion, (ii) in no event shall Parent have to pay a Parent Termination Fee pursuant to more than one subsection of this Section 7.02 and (iii) in no event shall Parent and Merger Sub be subject to liability, under this Agreement in a circumstance not set forth in Section 7.02 or Section 6.04(b).

ARTICLE VIII

MISCELLANEOUS

Section 8.01  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the occurrence of the Merger.

Section 8.02  Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except (x) expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any Communications Act or other regulatory filing (but excluding under the HSR Act) shall be borne one-half by the Company and one-half by Parent and (y) as otherwise set forth in Section 2.02(g), Section 5.09, Section 5.14, Section 6.04(b), or Section 7.02(d).

Section 8.03  Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.04  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.05  Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its Subsidiaries were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VII Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the U.S. Federal District Court has exclusive jurisdiction over a particular matter, any federal court within the State of Delaware). The parties acknowledge and agree that neither the Company nor any of its Subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be the monetary damages set forth in Section 7.02. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the U.S. Federal District Court has exclusive jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.05, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.07  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Parent or Merger Sub, to:

Cloud Acquisition Corporation
c/o 3535 Piedmont Road
Building 14, 14th Floor
Atlanta, Georgia 30305
Telecopy: (404) 443-0742
Attention: Lewis W. Dickey, Jr.

with a copy to:

Jones Day
1420 Peachtree Street, N.E.
Atlanta, Georgia 30309
Telecopy: (404) 581-8330
Attention: John E. Zamer, Esq.
William B. Rowland, Esq.

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Telecopy: (212) 909-6836
Attention: Franci J. Blassberg, Esq.
Stephen R. Hertz, Esq.

if to the Company, to:

Cumulus Media Inc.
3535 Piedmont Road
Building 14, 14th Floor
Atlanta, Georgia 30305
Telecopy: (404) 260-6877
Attention: Richard S. Denning, Esq.

with a copy to:

Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309
Telecopy: (404) 853-8806
Attention: Mark D. Kaufman, Esq.
           Edward W. Kallal, Jr., Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated and confirmed, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.08  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or any of its Affiliates, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

Section 8.09  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this

Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 8.10  Entire Agreement.  This Agreement (including the exhibits and letters hereto), the Limited Guarantee, the Cooperation Agreement and the Confidentiality Agreement (as modified by Section 5.10 of this Agreement) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 8.11  Rights of Third Parties.  Except for the provisions of Section 5.08 (of which the officers and directors of the Company and others referred to therein are third-party beneficiaries), and, from and after the Effective Time, Article II, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 8.12  Amendments; Waivers.  At any time prior to the Effective Time, whether before or after the Merger Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Merger Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.13  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.16  Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains customary limitations on the use and disclosure of non-public information concerning the Company; provided that such confidentiality agreement shall not prohibit compliance with Sections 5.02(d)(i) and (ii); provided further that if the Company enters into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company, it will waive or similarly modify the standstill provision in the Confidentiality Agreement.

(b) “Additional Consideration Date” shall mean the date twelve (12) months after the date of this Agreement.

(c) “Additional Per Share Consideration” shall mean, if the Effective Time shall occur after the Additional Consideration Date, an amount per share, rounded to the nearest penny, equal to the pro rata portion, based upon the number of days elapsed since the Additional Consideration Date, of $11.75 multiplied by 7.5% per annum, compounded quarterly.

(d) “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(e) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed.

(f) “Commission Authorizations” shall mean any and all licenses, permits, approvals, construction permits, and other authorizations issued or granted by the FCC to the Company or any of its Subsidiaries including any and all auxiliary and/or supportive transmitting and/or receiving facilities, boosters, and repeaters, together with any and all renewals, extensions, or modifications thereof and additions thereto between the date of this Agreement and the Effective Time.

(g) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(h) “Company Benefit Plan” shall mean any employee or director benefit plan, arrangement or agreement, including any such plan that is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is sponsored or maintained by the Company or any of its Subsidiaries to or for the benefit of the current or former employees, independent contractors or directors of the Company and its Subsidiaries.

(i) “Company Common Stock” means the Company Class A Common Stock, Company Class B Common Stock and Company Class C Common Stock, collectively.

(j) “Company Stations” means all of the radio broadcast stations currently owned and operated by the Company and its Subsidiaries, including full power radio broadcast stations, FM broadcast translator stations and FM broadcast booster stations.

(k) “Company Stock Option” means each outstanding option to acquire shares of Company Common Stock.

(l) “Company Stock Plans” means collectively the Amended and Restated 2004 Equity Incentive Plan, the 2002 Stock Incentive Plan, the 2000 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 1999 Executive Stock Incentive Plan, the 1998 Stock Incentive Plan, the 1998 Executive Stock Incentive Plan and the 1998 Employee Stock Purchase Plan.

(m) “Confidentiality Agreement” means the confidentiality agreement, dated as of July 23, 2007, by and between the Company and Lewis W. Dickey, Jr., as the same may be amended or modified from time to time.

(n) “Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.

(o) “Contributing Stockholders” means, individually or collectively, Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey and Lewis W. Dickey, Sr., and any other Person who negotiates and enters into an Equity Rollover Commitment within the five (5) Business Day period immediately preceding the Effective Time to contribute Shares to Parent pursuant to the Equity Rollover Commitment.

(p) “Cooperation Agreement” means the Cooperation Agreement, dated as of even date herewith, between the Company and Lewis W. Dickey, Jr.

(q) “Deferred Shares” means Shares awarded as Deferred Shares as defined in, and pursuant to, Company Stock Plans.

(r) “Divestiture” of any asset shall mean any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset.

(s) “Environmental Laws” means any Law (including common law), Governmental Authorization or agreement with any Governmental Entity or third party relating to (i) the protection of the environment or human health and safety (including air, surface water, ground water, drinking water supply, and surface or subsurface land or structures), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Material or (iii) noise or odor.

(t) “Excluded Party means any Person from whom the Company has received a Company Acquisition Proposal at any time after the date hereof and prior to the No-Shop Period Start Date.

(u) “FCC Media Ownership Rules shall mean the FCC’s media ownership rules set forth at 47 C.F.R. Section 73.3555, and the notes thereto, as in effect on the date of this Agreement.

(v) “Final Judgment” shall mean the final judgment and order of permanent injunction against the Company of the United States District Court for the Northern District of Illinois Eastern Division, executed on December 9, 2003 by the SEC, as the last party to sign such judgment and order.

(w) “Final Order” means, with respect to the Initial Order, no action, request for stay, petition for rehearing or reconsideration, appeal, or review by the FCC on its own motion, is pending and as to which the time for filing or initiation of any such request, petition, appeal or review has expired.

(x) “FTC” shall mean the Federal Trade Commission.

(y) “Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the certificate of formation and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

(z) “Governmental Authorization” means all licenses (including Commission Authorizations), permits (including construction permits), certificates, waivers, amendments, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals and issued by or obtained from a Governmental Entity or pursuant to any Law, excluding authorization, approvals, or filings related to service marks, trademarks, patents or copyrights.

(aa) “Governmental Entity” means any domestic, foreign, federal, territorial, state or local government authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing with competent jurisdiction.

(bb) “Hazardous Material” means and includes any and all pollutants, contaminants, hazardous substances or materials (as defined in any of the Environmental Laws), hazardous wastes, toxic pollutants, toxic substances (as defined in any of the Environmental Laws), deleterious substances, caustics, radioactive substances or materials, and any and all other sources of pollution or contamination, or terms of similar import, that are identified, listed either individually or as part of a category or subcategory or regulated under any Environmental Law as any such Environmental Law existed prior to or as of the Closing Date (i.e., without regard to any amendment, modification or interpretation after the Closing Date in a manner increasing liabilities or obligations with respect to any such substance), and including crude oil or any fraction thereof, petroleum and its derivatives and by-products, natural or synthetic gas, any other hydrocarbons, heavy metals, asbestos, mold, lead, lead-based paint, nuclear fuel and polychlorinated biphenyls.

(cc) “Interim Investors Agreement” shall mean the Interim Investors Agreement dated as of July 23, 2007 by and between Cloud Holding Company LLC, Cloud Acquisition Corporation, MLGPE Fund US Alternative, L.P., Lewis Dickey, Jr., John Dickey, David Dickey, Michael Dickey and Lewis Dickey, Sr.

(dd) “Initial Order” shall mean any action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) granting its consent to the transfer of control or assignment to Merger Sub or Parent (or any affiliate of Merger Sub or Parent) of the Commission Authorizations as proposed in the FCC Application.

(ee) “Knowledge” means (i) with respect to Parent, the actual knowledge after due inquiry of the individuals listed in Section 8.16(ee)(i) of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge after due inquiry of the individuals listed in Section 8.16(ee)(ii) of the Company Disclosure Letter.

(ff) “Lien” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, defect in title, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(gg) “Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(hh) “Parent Material Adverse Effect” means any fact, circumstance, event, change effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Parent and Merger Sub to consummate the Merger on a timely basis, or would reasonably be expected to do so.

(ii) “person” or “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(jj) “Permitted Lien” shall mean (i) Liens in respect of any liabilities and obligations reflected in the financial statements of the Company and its Subsidiaries included in the Company SEC Documents, (ii) with respect to the owned real property and leased real property of the Company and its Subsidiaries, (A) easements, covenants, encroachments and other minor imperfections of title and (B) zoning and building restrictions, none of which materially impairs the uses of such property as currently used by the Company of any of its Subsidiaries or materially detracts from the value thereof as currently used, (iii) Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s financial statements, (iv) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens that arise or are incurred in the ordinary course of business; and (iv) other customary Liens levied, assessed or imposed against, or in any manner affecting, the property of the Company and it Subsidiaries that, individually or in the aggregate, do not materially detract from the value of or impair the use or operation of such property, in each case for their current use.

(kk) “Real Property” means all land, buildings, improvements, fixtures and other real property owned by the Company and its Subsidiaries, and all leaseholds and other interest of the Company or its Subsidiaries in real property and the buildings and improvements thereon, including, without limitation, easements, variances, air rights, and the like, and all security deposits with respect to the foregoing.

(ll) “Rollover Share” shall mean each Share owned by an employee of the Company that is expressly designated as a Rollover Share in an Equity Rollover Commitment.

(mm) “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities (or other voting interests or, if there are no voting interests, equity interests) are directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). For the avoidance of doubt, Cumulus Media Partners, LLC and its subsidiaries shall not be deemed to be a Subsidiary of the Company, except for purposes of Sections 3.07(c), (d) and (e), 3.09, 8.16(f), and 8.16(j), for which purposes such Persons shall be deemed Subsidiaries of the Company).

(nn) “Superior Proposal” means a Company Acquisition Proposal, which the board of directors of the Company in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to stockholders of the Company (in their capacities as stockholders) than the transactions contemplated hereby (x) after consultation with its financial advisor and outside counsel, (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein), and (z) after taking into account all legal, financial, regulatory or other aspects of such proposal that the board of directors of the Company (acting through the Special Committee) deems relevant; provided, that for the purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “50% or more;” and provided further that such Company Acquisition Proposal does not prohibit compliance with Sections 5.02(d)(i) and (ii).

(oo) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

(pp) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CLOUD ACQUISITION CORPORATION

By:	/s/ Lewis W. Dickey, Jr.
Name:

Title:

CLOUD MERGER CORPORATION

By:	/s/ Lewis W. Dickey, Jr.
Name:

Title:

CUMULUS MEDIA INC.

By:	/s/ Richard S. Denning
Name:

Title:

INDEX OF EXHIBITS AND SCHEDULES TO THE MERGER AGREEMENT

Exhibits

Exhibit 1.05(a)	Form of Amended and Restated Certificate of Incorporation
Exhibit 1.05(b)	Form of Amended and Restated Bylaws
Exhibit 5.09(a)	Existing Credit Agreement Consent and Commitment

Schedules

Section 2.03	Stock Options and Other Awards
Section 3.01	Qualification, Organization, Subsidiaries, etc.
Section 3.02	Capital Stock
Section 3.03	Subsidiaries
Section 3.04	Corporate Authority Relative to this Agreement; No Violation
Section 3.05	Reports and Financial Statements
Section 3.06	Undisclosed Liabilities
Section 3.07	Compliance with Law, Governmental Authorizations; Commission Authorizations
Section 3.08	Employee Benefit Plans
Section 3.09	Absence of Certain Changes or Events
Section 3.10	Investigations; Litigation
Section 3.11	Proxy Statement; Other Information
Section 3.12	Tax Matters
Section 3.14	Material Contracts
Section 3.16	Intellectual Property
Section 3.17	Title to Property; Assets
Section 3.18	Stockholder Approval
Section 3.19	Finders or Brokers
Section 3.20	Fairness Opinion
Section 3.21	State Takeover Statutes; Charter Provisions; Company Rights
Section 5.01	Conduct of Business
Section 5.05(d)	Pending Renewal Applications
Section 5.08(c)	Insurance Premiums
Section 8.15(dd)(ii)	Knowledge

ANNEX B

Opinion of Credit Suisse Securities (USA) LLC

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

July 23, 2007

Special Committee of the Board of Directors
Cumulus Media Inc.
14 Piedmont Center, Suite 1400
Atlanta, Georgia 30305

Members of the Special Committee:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.01 per share (“Cumulus Class A Common Stock”), of Cumulus Media Inc. (“Cumulus”), other than the Excluded Holders (as defined below) and their respective affiliates, of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of July 23, 2007 (the “Agreement”), among Cloud Acquisition Corporation (“Cloud Parent”), an entity formed on behalf of an investor group led by Lewis W. Dickey, Jr. and an affiliate of Merrill Lynch Global Private Equity, Cloud Merger Corporation, a wholly owned subsidiary of Cloud Parent (“Merger Sub”), and Cumulus. The Agreement provides for, among other things, the merger of Merger Sub with and into Cumulus (the “Merger”) pursuant to which Cumulus will become a wholly owned subsidiary of Cloud Parent and each outstanding share of Cumulus Class A Common Stock will be converted into the right to receive $11.75 in cash (the “Consideration”), subject to adjustment as specified in the Agreement if the effective time of the Merger occurs more than 12 months after the date of the Agreement. In addition, certain holders of Cumulus Class A Common Stock have entered or may enter into agreements with Cloud Parent or its affiliates to receive, in lieu of the Consideration or otherwise in connection with the consummation of the Merger, equity securities of Cloud Parent or its affiliates (such stockholders, the “Excluded Holders”).

In arriving at our opinion, we have reviewed the Agreement and certain related documents as well as certain publicly available business and financial information relating to Cumulus. We also have reviewed certain other information relating to Cumulus, including financial forecasts, provided to or discussed with us by Cumulus and the Special Committee of the Board of Directors of Cumulus (the “Special Committee”), and have met with the management of Cumulus and members of the Special Committee to discuss the business and prospects of Cumulus. We also have considered certain financial and stock market data of Cumulus, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of Cumulus, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Cumulus that we have reviewed and have been directed by the Special Committee to utilize for purposes of our analyses, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Special Committee as to the future financial performance of Cumulus. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Cumulus or the Merger and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cumulus, nor

B-1

Special Committee of the Board of Directors
Cumulus Media Inc.
July 23, 2007

have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to the holders of Cumulus Class A Common Stock (other than the Excluded Holders and their respective affiliates) of the Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including the relative fairness among the holders of Cumulus Class A Common Stock and other classes of the common stock of Cumulus of the Consideration to be received in the Merger by such holders. We have evaluated the Consideration without giving effect to specific attributes (including, without limitation, liquidity, voting or control) of Cumulus Class A Common Stock relative to other classes of the common stock of Cumulus, and have been advised by representatives of the Special Committee that Cumulus’ amended and restated certificate of incorporation requires identical treatment (except with respect to voting and conversion rights) for Cumulus Class A Common Stock and such other classes in the event of a merger or consolidation of Cumulus. We were not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or any part of Cumulus; however, we have been requested to solicit such indications of interest from potential buyers for a limited period after the date of the Agreement as permitted under the provisions thereof. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Cumulus, nor does it address the underlying business decision of Cumulus to proceed with the Merger.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. In addition, Cumulus has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We and our affiliates also from time to time in the past have provided investment banking and other financial services to certain affiliates of Merrill Lynch Global Private Equity and in the future may provide such services to Merrill Lynch Global Private Equity and its affiliates, for which services we and our affiliates have received, and may receive, compensation. In addition, certain private investment funds affiliated or associated with Credit Suisse Securities (USA) LLC have invested in private equity funds affiliated or associated with Merrill Lynch Global Private Equity. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Cumulus, certain affiliates of Cloud Parent and any other entities that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Special Committee in connection with its evaluation of the Merger. It is also understood that this letter does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger by the holders of Cumulus Class A Common Stock (other than the Excluded Holders and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

B-2

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

Information About the Transaction Participants

Cumulus Media

The following information sets forth the names, ages and titles of the directors and executive officers of Cumulus, their present principal occupation and their business experience during the past five years. During the last five years, none of our executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens. The business address of each director or officer listed below is c/o Cumulus Media Inc., 3280 Peachtree Rd., N.W., Suite 2300, Atlanta, Georgia 30305; (404) 949-0700.

Directors

Lewis W. Dickey, Jr., age 46, has served as our Chairman, President and Chief Executive Officer since December 2000, and as a Director since March 1998. Mr. L. Dickey was one of our founders and initial investors, and served as our Executive Vice Chairman from March 1998 to December 2000. Mr. L. Dickey is a nationally regarded consultant on radio strategy and the author of The Franchise-Building Radio Brands, published by the National Association of Broadcasters (the “NAB”), one of the industry’s leading texts on competition and strategy. Mr. L. Dickey also serves as a member of the NAB’s Radio Board of Directors. He holds Bachelor of Arts and Master of Arts degrees from Stanford University and a Master of Business Administration degree from Harvard University. Mr. L. Dickey is the brother of John W. Dickey, our Executive Vice President.

Ralph B. Everett, age 56, has served as one of our directors since July 1998. Since January 2007, Mr. Everett has served as the President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a national, nonprofit research and public policy institution located in Washington, D.C. Prior to 2007, Mr. Everett had been a partner with the Washington, D.C. office of the law firm of Paul, Hastings, Janofsky & Walker LLP, where he headed the firm’s Federal Legislative Practice Group. In 1998, Mr. Everett was appointed by President Clinton as United States Ambassador to the 1998 International Telecommunication Union Plenipotentiary Conference. He is a director and a member of the Investment Committee of Shenandoah Life Insurance Company. He is also a member of the Board of Visitors of Duke University Law School.

Holcombe T. Green, Jr., age 67, has served as one of our directors since May 2001. Mr. Green is currently a private investor. He served as the Chairman and Chief Executive Officer of WestPoint Stevens, Inc. from 1992 to 2003. In June 2003, WestPoint Stevens filed for reorganization under Chapter 11 of the federal bankruptcy laws. Mr. Green is also the founder and principal of Green Capital Investors, L.P., a private investment partnership, and certain other affiliated partnerships.

Eric P. Robison, age 47, has served as one of our directors since August 1999. Mr. Robison is the President of IdeaTrek, Inc., a company that provides business consulting services. From 1994 to 2002, Mr. Robison worked for Vulcan Inc., the holding company that manages all personal and business interests for investor Paul G. Allen, as Vice President, Business Development, managing various projects and investigating investment opportunities. Mr. Robison currently serves as a Director of CNET Media Networks, Inc.

Robert H. Sheridan, III, age 44, has served as one of our directors since July 1998. Mr. Sheridan has served as a Senior Vice President and Managing Director of Banc of America Capital Investors, or BACI, the principal investment group within Bank of America Corporation since January 1998, and is a Senior Vice President and Managing Director of BA Capital, which was formerly known as NationsBanc Capital Corp. He has an economic interest in the entities comprising the general partners of BACI and BA Capital. He was a Director of NationsBank Capital Investors, the predecessor of BACI, from January 1996 to January 1998.

Executive Officers

John G. Pinch, age 58, is our Executive Vice President and Co-Chief Operating Officer. Mr. Pinch has served as our Executive Vice President and Co-Chief Operating Officer since May 2007, and prior to that served as our Chief Operating Officer since December 2000, after serving as the President of Clear Channel International Radio (“CCU International”) (NYSE:CCU). At rapidly growing CCU International, Mr. Pinch was responsible for the management of all CCU radio operations outside of the United States, which included over 300 properties in 9 countries. Mr. Pinch is a 30-year broadcast veteran and has previously served as Owner/President of WTVK-TV Ft. Myers-Naples, Florida, General Manager of WMTX-FM/WHBO-AM Tampa, Florida, General Manager/Owner of WKLH-FM Milwaukee, and General Manager of WXJY Milwaukee.

Martin R. Gausvik, age 50, has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2000. Mr. Gausvik is a 19 year veteran of the radio industry, having served as Vice President Finance for Jacor Communications from 1996 until the merger of Jacor’s 250 radio station group with Clear Channel Communications in May 1999. More recently, he was Executive Vice President and Chief Financial Officer of Latin Communications Group, the operator of 17 radio stations serving major markets in the Western U.S. Prior to joining Jacor, from 1984 to 1996, Mr. Gausvik held various accounting and financial positions with Taft Broadcasting, including Controller of Taft’s successor company, Citicasters.

John W. Dickey, age 41, is our Executive Vice President and Co-Chief Operating Officer. Mr. J. Dickey has served as our Executive Vice President since January 2000 and as Co-Chief Operating Officer since May 2007. Mr. J. Dickey joined Cumulus in 1998 and, prior to that, served as the Director of Programming for Midwestern Broadcasting from 1990 to March 1998. Mr. J. Dickey holds a Bachelor of Arts degree from Stanford University.

MLGPE Fund US Alternative, L.P.

Merrill Lynch & Co., Inc., a Delaware corporation, and its subsidiaries provide investment, financing, insurance and related services to individuals and institutions on a global basis through its broker, dealer, banking, insurance and other financial services subsidiaries. MLGPE Fund US Alternative, L.P., a Delaware limited partnership, is an investment vehicle for investments made by Merrill Lynch Global Private Equity, the private equity arm of Merrill Lynch & Co., Inc.

MLGPE Delaware LLC, a Delaware limited liability company and wholly owned subsidiary of Merrill Lynch GP, Inc., is the General Partner of MLGPE Fund US Alternative, L.P. MLGPE Partners II, L.P., a Cayman Islands exempted limited partnership, is a special limited partner of MLGPE Fund US Alternative, L.P. ML IBK Positions, Inc., a Delaware corporation and wholly owned subsidiary of Merrill Lynch Group, Inc., is a limited partner of MLGPE Fund US Alternative, L.P. Merrill Lynch GP Inc., a Delaware corporation, is a wholly owned subsidiary of Merrill Lynch Group, Inc. and the sole member of MLGPE Delaware LLC.

Merrill Lynch Group, Inc., a Delaware corporation and wholly owned subsidiary of Merrill Lynch & Co., Inc., is a holding company for a variety of subsidiaries engaged in banking, trust services, private equity and insurance.

The names and material occupations, positions, offices or employment during the last five years of each officer and director of Merrill Lynch & Co., Inc. are set forth below:

Merrill Lynch & Co., Inc.

Rosemary T. Berkery serves as Executive Vice President, Vice Chairman and General Counsel of Merrill Lynch & Co., Inc. and has held the position of Executive Vice President and General Counsel since 2001 and the position of Vice Chairman since 2007. Ms. Berkery is a citizen of the United States.

Carol T. Christ serves as a Director of Merrill Lynch & Co., Inc. and has held this position since 2007. Ms. Christ is the President of Smith College and has held this position since 2002. Ms. Christ is a citizen of the United States.

Armando M. Codina serves as a Director of Merrill Lynch & Co., Inc. and has held this position since 2005. Mr. Codina is the President and Chief Executive Officer of Flagler Development Group, the successor to Codina Group, Inc., a real estate investment, development, construction, brokerage and property management firm, that he founded in 1979. Mr. Codina is a citizen of the United States.

Virgis W. Colbert serves as a Director of Merrill Lynch & Co., Inc. and has held this position since 2006. Mr. Colbert is a senior advisor to the Miller Brewing Company, a beer brewing company, since 2006. Prior to this, Mr. Colbert was the Executive Vice President of Worldwide Operations for the Miller Brewing Company, where he served in a variety of positions, from 1997 to 2005. Mr. Colbert is a citizen of the United States.

Alberto Cribiore serves as the Chairman of the Board (Non-Executive) of Merrill Lynch & Co., Inc. Mr. Cribiore has served as a Director of Merrill Lynch & Co., Inc. since 2003. Mr. Cribiore is a Founder and Managing Principal of Brera Capital Partners LLC, a private equity investment firm, and has held this position since 1997. Mr. Cribiore is a citizen of the United States.

Jeffrey N. Edwards serves as Senior Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. and has held each position since 2005. Mr. Edwards served as the Senior Vice President and Head of Investment Banking for the Americas region from 2004 to 2005, as Head of Global Capital Markets and Financing from 2003 to 2004 and Co-Head of Global Equity Markets (covering trading, sales and origination activities) from 2001 to 2003. Mr. Edwards is a citizen of the United States and of the United Kingdom.

Ahmass L. Fakahany serves as Co-President and Co-Chief Operating Officer of Merrill Lynch & Co., Inc. and has held the positions since 2007. Mr. Fakahany served as Executive Vice President from 2002 to 2005, Vice Chairman and Chief Administrative Officer from 2005 to 2007, Chief Financial Officer from 2002 to 2005, Chief Operating Officer for Global Markets and Investment Banking from 2001 to 2002, and Senior Vice President and Finance Director from 1998 to 2001. Mr. Fakahany is a citizen of the United States.

John D. Finnegan serves as a Director of Merrill Lynch & Co., Inc. and has held this position since 2004. Mr. Finnegan is the Chairman of the Board, President and Chief Executive Officer of The Chubb Corporation, a property and casualty insurance company, and has held each position since 2003, 2002 and 2002, respectively. Mr. Finnegan served as Executive Vice President of General Motors Corporation, primarily engaged in the development, manufacture and sale of automotive vehicle from 1999 to 2002. Mr. Finnegan is a citizen of the United States.

Gregory J. Fleming serves as Co-President and Co-Chief Operating Officer of Merrill Lynch & Co., Inc. since 2007. Prior to this, Mr. Fleming served as Executive Vice President of Merrill Lynch & Co., Inc. and President of Global Markets and Investment Banking from 2003 to 2007, Chief Operating Officer of the Global Investment Banking Group of Global Markets and Investment Banking from January to August 2003, and as Co-Head of the Global Financial Institutions Group of Global Markets and Investment Banking from 2001 to 2003. Mr. Fleming is a citizen of the United States.

Christopher Hayward serves as Vice President and Finance Director of Merrill Lynch & Co., Inc. and has held this position since 2007. Mr. Hayward is a citizen of the United States.

Judith Mayhew Jonas serves as a Director of Merrill Lynch & Co., Inc. and has held this position since 2006. Ms. Jonas is a member of the U.K. government’s Commission for Equality and Human Rights and has held this position since 2005. Prior to this, Ms. Jonas was provost of Kings College, Cambridge from 2003 to 2006 and a special adviser to the Chairman, Clifford Chance, Solicitors, from 2000 to 2003. Ms. Jonas is a citizen of the United Kingdom.

Robert J. McCann has served as Executive Vice President of Merrill Lynch & Co., Inc. since 2003. He has served as President and Vice Chairman of Global Private Client since 2005. Mr. McCann served as Vice Chairman of Wealth Management Group from 2003 to 2005, Vice Chairman and Director of Distribution and Marketing for AXA Financial Inc. from March 2003 to August 2003, Head of the Global Securities Research

and Economics Group of Merrill Lynch from 2001 to 2003 and Chief Operating Officer of Global Markets and Investment Banking from 2000 to 2001. Mr. McCann is a citizen of the United States.

Aulana L. Peters serves as a Director of Merrill Lynch & Co., Inc. and has held this position since 1994. Ms. Peters’ primary occupation is serving as a corporate director and is a retired Partner of Gibson, Dunn & Crutcher LLP. Ms. Peters is a citizen of the United States.

Joseph W. Prueher serves as a Director of Merrill Lynch & Co., Inc. and has held this position since 2001. Adm. Prueher’s primary occupation is serving as a corporate director and Consulting Professor at the Stanford University Center for International Security and Cooperation, and has held the position since 2001. Adm. Prueher served as the U.S. Ambassador to the People’s Republic of China from 1999 to 2001, and is a citizen of the United States.

Ann N. Reese serves as a Director of Merrill Lynch & Co., Inc. and has held this position since 2004. Ms. Reese is the Co-Founder and Co-Executive Director of the Center for Adoption Policy, a not-for-profit corporation, and has held this position since 2001. Ms. Reese is a citizen of the United States.

Charles O. Rossotti serves as a Director of Merrill Lynch & Co., Inc. and has held this position since 2004. Mr. Rossotti is the Senior Advisor to The Carlyle Group, a private global investment firm, and has held this position since 2003. Prior to 2003, Mr. Rossotti served as the Commissioner of Internal Revenue at the Internal Revenue Service from 1997 to 2002. Mr. Rossotti is a citizen of the United States.

Christopher Hayward serves as Vice President and Finance Director of Merrill Lynch & Co., Inc. and has held this these positions since 2007. Mr. Hayward is a citizen of the United States.

The current business address of each such person is Four World Financial Center, 250 Vesey Street, New York, NY 10080, except the current business address of Carol T. Christ, Armando M. Codina, Virgis W. Colbert, Alberto Cribiore, John D. Finnegan, Judith Mayhew Jonas, Aulana L. Peters, Joseph W. Prueher, Ann N. Reese and Charles O. Rossotti is Corporate Secretary’s Office, 222 Broadway, 17th Floor New York, NY 10038.

As part of a settlement relating to managing auctions for auction rate securities, the Securities and Exchange Commission (the “Commission”) accepted the offers of settlement of 15 broker-dealer firms, including MLPF&S, and issued a settlement order on May 31, 2006. The Commission found, and MLPF&S neither admitted nor denied, that respondents (including MLPF&S) violated section 17(a)(2) of the Securities Act of 1933 by managing auctions for auction rate securities in ways that were not adequately disclosed or that did not conform to disclosed procedures. MLPF&S consented to a cease and desist order, a censure, a civil money penalty, and compliance with certain undertakings.

On March 13, 2006, MLPF&S entered into a settlement with the Commission whereby the Commission alleged, and MLPF&S neither admitted nor denied, that MLPF&S failed to furnish promptly to representatives of the Commission electronic mail communications (“e-mails”) as required under Section 17(a) of the Exchange Act and Rule 17a-4(j) thereunder. The Commission also alleged, and MLPF&S neither admitted nor denied, that MLPF&S failed to retain certain e-mails related to its business as such in violation of Section 17(a) of the Exchange Act and Rule 17a-4(b)(4) thereunder. Pursuant to the terms of the settlement, MLPF&S consented to a cease and desist order, a censure, a civil money penalty of $2,500,000, and compliance with certain undertakings relating to the retention of e-mails and the prompt production of e-mails to the Commission.

In March 2005, Merrill Lynch and certain of its affiliates (the “Merrill Lynch Entities”) reached agreements with the State of New Jersey and the New York Stock Exchange (the “NYSE”) and reached an agreement in principle with the State of Connecticut pursuant to which the Merrill Lynch Entities, without admitting or denying the allegations, consented to a settlement that included findings that they failed to maintain certain books and records and to reasonably supervise a team of former financial analysts (“FAs”) who facilitated improper market timing by a hedge fund client. The Merrill Lynch Entities terminated the FAs in October 2003, brought the matter to the attention of regulators, and cooperated fully in the regulators’ review. The settlement will result in aggregate payments of $13.5 million.

In March 2005, the Merrill Lynch Entities reached an agreement in principle with the NYSE pursuant to which the Merrill Lynch Entities, without admitting or denying the allegations, later consented to a settlement that included findings with regard to certain matters relating to the failure to deliver prospectuses for certain auction rate preferred shares and open-end mutual funds; the failure to deliver product descriptions with regard to certain exchange-traded funds; the failure to ensure that proper registration qualifications were obtained for certain personnel; issues with regard to the retention, retrieval and review of e-mails; isolated lapses in branch office supervision; late reporting of certain events such as customer complaints and arbitrations; the failure to report certain complaints in quarterly reports to the NYSE due to a systems error; and partial non-compliance with Continuing Education requirements. The settlement resulted in a payment of $10 million to the NYSE.

On November 3, 2004, a jury in Houston, Texas convicted four former Merrill Lynch employees of criminal misconduct in connection with a Nigerian barge transaction that the government alleged helped Enron inflate its 1999 earnings by $12 million. The jury also found that the transaction led to investor losses of $13.7 million. Those convictions were reversed by a federal appellate court on August 1, 2006, except for one conviction against one employee based on perjury and obstruction of justice. The government has appealed the reversals. In 2003, the Merrill Lynch Entities agreed to pay $80 million to settle Commission charges that it aided and abetted Enron’s fraud by engaging in two improper year-end transactions in 1999, including the Nigerian barge transaction. The $80 million paid in connection with the settlement with the Commission will be made available to settle investor claims. In September 2003, the United States Department of Justice agreed not to prosecute the Merrill Lynch Entities for crimes that may have been committed by its former employees related to certain transactions with Enron, subject to certain understandings, including the Merrill Lynch Entities’ continued cooperation with the Department, its acceptance of responsibility for conduct of its former employees, and its agreement to adopt and implement new policies and procedures related to the integrity of client and counter-party financial statements, complex structured finance transactions and year-end transactions.

On or about June 27, 2003, the Attorney General for the State of West Virginia brought an action against the defendants that participated in the April 28, 2003, settlement described below. The action, filed in the West Virginia State Court, alleged that the defendants’ research practices violated the West Virginia Consumer Credit and Protection Act. On September 16, 2005, the Circuit Court of Marshall County, West Virginia, dismissed the case, following an earlier decision by the West Virginia Supreme Court holding that the West Virginia Attorney General lacked authority to bring the claims.

On April 28, 2003, the Commission, NYSE, National Association of Securities Dealers, and state securities regulators announced that the settlements-in-principle that the regulators had disclosed on December 20, 2002, had been reduced to final settlements with regard to ten securities firms, including the Merrill Lynch Entities. On October 31, 2003, the United States District Court for the Southern District of New York entered final judgments in connection with the April 28, 2003 research settlements. The final settlements pertaining to the Merrill Lynch Entities, which involved both monetary and non-monetary relief, brought to a conclusion the regulatory actions against the Merrill Lynch Entities related to its research practices. The Merrill Lynch Entities entered into these settlements without admitting or denying the allegations and findings by the regulators, and the settlements did not establish wrongdoing or liability for purposes of any other proceedings.

SUBJECT TO COMPLETION, DATED [●], 2007

FORM OF PROXY CARD

PROXY — CUMULUS MEDIA INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Lewis W. Dickey, Jr. and Martin R. Gausvik, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of Cumulus Media Inc. held of record by the undersigned on [ • ] , at the Special Meeting of Stockholders of Cumulus Media Inc. to be held on [ • ] , and at any and all adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED JULY 23, 2007, AND ENTERED INTO BY AND AMONG CUMULUS MEDIA INC., CLOUD ACQUISITION CORPORATION AND CLOUD MERGER CORPORATION, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME AND THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

Please vote, sign, date and return the proxy card promptly using the enclosed envelope.
(Continued, and to be signed, on the other side)

Proposals — The Board of Directors recommends a vote FOR

1.	Adoption of the Agreement and Plan of Merger, dated July 23, 2007, by and among Cumulus Media Inc., Cloud Acquisition Corporation and Cloud Merger Corporation, as such agreement may be amended from time to time:

☐ FOR          ☐ AGAINST          ☐  ABSTAIN

2.	Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger:

☐ FOR          ☐ AGAINST          ☐  ABSTAIN

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.

Dated:   , 200

Signature

Signature